As filed with the Securities and Exchange Commission on December 17, 1997
                                                       Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------


                       MID-AMERICA CAPITAL PARTNERS, L.P.
                                       AND
                            MID-AMERICA FINANCE, INC.
           (Exact name of registrants as specified in their charters)

                                                       62-1717980
          DELAWARE                                    applied for
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                   Identification Nos.)

                        C/O CT CORPORATION TRUST COMPANY
                               1209 ORANGE STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 777-0205
               (Address, including zip code, and telephone number,
               including area code of principal executive office)

                        C/O CT CORPORATION TRUST COMPANY
                               1209 ORANGE STREET
                           WILMINGTON, DELAWARE 19801
                                 (302) 777-0205
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                                                     A. CURTIS GREER II, ESQ.
             JOHN A. GOOD, ESQ.                      MALCOLM P. WATTMAN, ESQ.
     BAKER, DONELSON, BEARMAN & CALDWELL           CADWALADER, WICKERSHAM & TAFT
       165 MADISON AVENUE, SUITE 2000                     100 MAIDEN LANE
          MEMPHIS, TENNESSEE 38103                   NEW YORK, NEW YORK 10038
          (901) 577-2148 TELEPHONE                   (212) 504-6000 TELEPHONE
          (901) 577-2303 FACSIMILE                   (212) 504-6666 FACSIMILE

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. []

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE

                                                         Amount      Proposed Maximum   Proposed Maximum        Amount of
                       Title of Securities                Being       Offering Price       Aggregate           Registration
                         Being Registered              Registered        Per Unit        Offering Price            Fee
Commercial Mortgage Pass Through Certificates(1).     $150,000,000       100%(2)          $150,000,000           $44,250
% Bonds, Due 2003 ...............................          (1)              (2)                (1)                  (1)
=================================================  ===============   ================= =================== ====================

(1) The Commercial Mortgage Pass Through Certificates will evidence, in the aggregate, all of the beneficial ownership interests in Mid-America Mortgage Trust, 1998-1, the only assets of which are the $ aggregate principal amount of % Bonds, Due 2003 of Mid-America Capital Partners, L.P.

(2) In no event will the maximum aggregate offering price of all securities issued pursuant to this Registration Statement exceed $150,000,000.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1997

PROSPECTUS

                                        $
                            MID-AMERICA FINANCE, INC.
                                  AS DEPOSITOR
          COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-1
                      REPRESENTING BENEFICIAL OWNERSHIP IN
                       Mid-America Capital Partners, L.P.
                                % BONDS, DUE 2003

   MID-AMERICA MORTGAGE TRUST, 1998-1 (THE "TRUST"), A TRUST CREATED BY MID-AMERICA FINANCE, INC. (THE "DEPOSITOR"), PURSUANT TO AN AGREEMENT OF TRUST (THE "TRUST AGREEMENT") BETWEEN THE DEPOSITOR AND LASALLE NATIONAL BANK, AS TRUSTEE (THE "TRUSTEE"), AT THE DIRECTION OF THE DEPOSITOR WILL ISSUE ITS COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-1 (THE "CERTIFICATES") IN AN AGGREGATE PRINCIPAL AMOUNT OF U.S. $ . IT IS A CONDITION TO THE ISSUANCE OF THE CERTIFICATES THAT THEY BE ASSIGNED A RATING OF AT LEAST "BAA2" BY MOODY'S INVESTORS SERVICE, INC. ("MOODY'S") AND A RATING OF AT LEAST "BBB" BY STANDARD & POOR'S RATING SERVICES ("S&P").

   THE CERTIFICATES WILL EVIDENCE, IN THE AGGREGATE, ALL OF THE BENEFICIAL OWNERSHIP INTERESTS IN THE TRUST. THE ASSETS OF THE TRUST WILL CONSIST EXCLUSIVELY OF THE % BONDS, DUE 2003 (THE "BONDS") OF MID-AMERICA CAPITAL PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP (THE "BORROWER"), IN THE AGGREGATE PRINCIPAL AMOUNT OF U.S. $ . THE CERTIFICATES WILL BE PAYABLE SOLELY FROM AMOUNTS RECEIVED BY THE TRUSTEE AS PAYMENTS ON THE BONDS. THE BONDS WILL BE ISSUED PURSUANT TO AN AMENDED AND RESTATED INDENTURE DATED AS OF 1998 (THE "INDENTURE") AMONG MID-AMERICA APARTMENTS, L.P., A TENNESSEE LIMITED PARTNERSHIP ("MAALP"), THE BORROWER AND LASALLE NATIONAL BANK, AS TRUSTEE (THE "INDENTURE TRUSTEE"). MAALP IS THE SOLE LIMITED PARTNER OF THE BORROWER AND OWNS A 99% INTEREST THEREIN.

   DISTRIBUTIONS OF INTEREST ON THE BONDS WILL BE MADE ON THE FIRST BUSINESS DAY OF EACH CALENDAR MONTH COMMENCING ______________ , 1998. THE BONDS ARE NOT SUBJECT TO A SINKING FUND AND MAY NOT BE REDEEMED OR PREPAID PRIOR TO _______________, 2003. UNTIL THE SECURITY RELEASE (DEFINED BELOW), THE BONDS WILL BE SECURED BY FIRST PRIORITY MORTGAGE LIENS (THE "MORTGAGE LIENS") ON 26 APARTMENT COMMUNITIES (THE "MORTGAGED PROPERTIES") LOCATED IN NINE STATES AND WILL BE THE FULL-RECOURSE OBLIGATIONS OF THE BORROWER; HOWEVER, NO PARTNER OR AFFILIATE OF THE BORROWER WILL BE LIABLE FOR THE PAYMENT OF INTEREST ON OR PRINCIPAL OF THE BONDS. THE INDENTURE PROVIDES THAT THE MORTGAGE LIENS WILL BE SUBJECT TO RELEASE (THE "SECURITY RELEASE") IF AND WHEN EACH OF THE FOLLOWING CONDITIONS, AMONG OTHERS, OCCURS:(I) THE UNSECURED DEBT OF MAALP, INCLUDING THE BONDS, IS RATED AT LEAST "BAA3" AND "BBB-" BY MOODY'S AND S&P, RESPECTIVELY, AND
(II) MAALP IS A REPORTING COMPANY UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT ON FORM 10 (OR ANY SUCCESSOR FORM). AT LEAST 60 DAYS PRIOR TO THE PERMITTED MERGER AND SECURITY RELEASE, MAALP WILL DELIVER TO THE CERTIFICATE HOLDERS NOTICE OF ITS INTENT TO CONSUMMATE THE PERMITTED MERGER AND SECURITY RELEASE, WHICH NOTICE WILL BE ACCOMPANYED BY MAALP'S EFFECTIVE REGISTRATION STATEMENT ON FORM 10 (OR ANY SUCCESSOR FORM), MAALP'S PERIODIC REPORTS UNDER THE EXCHANGE ACT, AND AN INFORMATION STATEMENT IN RESPECT OF THE PERMITTED MERGER PREPARED IN ACCORDANCE WITH THE EXCHANGE ACT. UPON THE SECURITY RELEASE, THE INDENTURE TRUSTEE WILL RELEASE THE MORTGAGE LIENS, THE BORROWER WILL MERGE WITH AND INTO MAALP, WITH MAALP AS THE SURVIVING LIMITED PARTNERSHIP OF THE MERGER (THE "PERMITTED MERGER"), AND MAALP WILL ASSUME THE OBLIGATIONS UNDER THE BONDS. SIMULTANEOUSLY WITH THE PERMITTED MERGER, THE TRUST WILL TERMINATE AND THE TRUSTEE WILL DELIVER THE BONDS TO THE HOLDERS OF THE CERTIFICATES THROUGH THE BOOK-ENTRY FACILITIES DESCRIBED HEREIN, AS A DISTRIBUTION IN FULL SATISFACTION OF THEIR BENEFICIAL INTERESTS IN THE TRUST. AT SUCH TIME, THE BONDS WILL BE THE GENERAL UNSECURED OBLIGATIONS OF MAALP RANKING IN PARITY WITH ALL OTHER UNSECURED DEBT OF MAALP, AND PERSONS PREVIOUSLY HOLDING CERTIFICATES WILL THEREAFTER HAVE NO CLAIM AGAINST THE MORTGAGED PROPERTIES OR ANY OTHER PROPERTY OF MAALP EXCEPT AS GENERAL UNSECURED CREDITORS OF MAALP. MAALP IS THE PRIMARY OPERATING PARTNERSHIP OF MID-AMERICA APARTMENT COMMUNITIES, INC. ("MAAC"), A REAL ESTATE INVESTMENT TRUST WHOSE COMMON STOCK IS TRADED ON THE NEW YORK STOCK EXCHANGE. MAAC IS THE SOLE GENERAL PARTNER OF MAALP AND OWNS AN AGGREGATE APPROXIMATELY 84.5% PARTNERSHIP INTEREST THEREIN.

SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN PURCHASING THE CERTIFICATES

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------

Certificate Principal        Pass-Through    Expected Rating     Expected Final          Scheduled Final
      Amount                     Rate         (Moody's/S&P)    Distribution Date (1)  Distribution Date (2)
      $                                 %       BAA2/BBB                   , 2003                  , 2005

(1)THE "EXPECTED FINAL DISTRIBUTION DATE" WITH RESPECT TO THE CERTIFICATES IS THE "STATED MATURITY DATE" OF THE BONDS AND IS BASED ON THE ASSUMPTIONS THAT
   (I) ALL PAYMENTS OF INTEREST ON THE BONDS ARE TIMELY PAID; (II) THE BONDS ARE NOT PREPAID AS A RESULT OF ACCELERATION; AND (III) THE PAYMENT OF THE ENTIRE UNPAID PRINCIPAL OF THE BONDS IS MADE ON THE STATED MATURITY DATE. HOWEVER, THE ACTUAL PAYMENTS ON THE BONDS MAY DIFFER FROM THESE ASSUMPTIONS.
(2)THE SCHEDULED FINAL DISTRIBUTION DATE IS THE DATE TWO AND ONE-HALF YEARS AFTER THE EXPECTED FINAL DISTRIBUTION DATE.

                                  ------------

   THE CERTIFICATES WILL BE PURCHASED BY MORGAN STANLEY & CO. INCORPORATED (THE "UNDERWRITER") FROM THE DEPOSITOR AND WILL BE OFFERED BY THE UNDERWRITER FROM TIME TO TIME TO THE PUBLIC IN NEGOTIATED TRANSACTIONS OR OTHERWISE AT VARYING PRICES TO BE DETERMINED AT THE TIME OF SALE. PROCEEDS TO THE DEPOSITOR FROM THE SALE OF THE CERTIFICATES WILL BE APPROXIMATELY % OF THE AGGREGATE PRINCIPAL AMOUNT OF THE CERTIFICATES, PLUS ACCRUED INTEREST, IF ANY, FROM , 1998, BEFORE DEDUCTING EXPENSES PAYABLE BY THE DEPOSITOR.

   THE CERTIFICATES ARE OFFERED BY THE UNDERWRITER SUBJECT TO PRIOR SALE, WHEN, AS AND IF ISSUED, DELIVERED TO AND ACCEPTED BY THE UNDERWRITER AND SUBJECT TO THE APPROVAL OF CERTAIN LEGAL MATTERS BY CADWALADER, WICKERSHAM & TAFT, COUNSEL TO THE UNDERWRITER. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES WILL BE MADE IN BOOK-ENTRY FORM THROUGH THE FACILITIES OF THE DEPOSITORY TRUST COMPANY IN THE UNITED STATES AND CEDEL BANK, S.A. AND THE EUROCLEAR SYSTEM IN EUROPE ON OR ABOUT ________, 1998 AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                                         -----------

                           MORGAN STANLEY DEAN WITTER
     , 1998

      ONE CHART SHOWING THE ORGANIZATIONAL STRUCTURE OF THE BORROWER, DEPOSITOR, TRUST, MAALP AND MAAC PRIOR TO THE PERMITTED MERGER, SECURITY RELEASE AND TRUST TERMINATION. ONE CHART SHOWING THE ORGANIZATIONAL STRUCTURE OF MAAC AND MAALP AFTER THE PERMITTED MERGER, SECURITY RELEASE AND TRUST TERMINATION. ONE MAP SHOWING LOCATIONS OF THE MORTGAGED PROPERTIES.

                               [GRAPHICS OMITTED}

      UNTIL , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CERTIFICATES, INCLUDING SHORT-COVERING TRANSACTIONS IN SUCH CERTIFICATES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

      There is currently no secondary market for the Certificates. The Underwriter currently expects to make a secondary market in the Certificates, but has no obligation to do so. There can be no assurance that such a market will develop or, if it does develop, that it will continue. See "Plan of Distribution" herein.

      The distribution of this Prospectus dated , 1998, and the offer or sale of Certificates may be restricted by law in certain jurisdictions. Persons into whose possession this Prospectus or any Certificates come must inform themselves about, and observe, any such restrictions. In particular, there are restrictions on the distribution of this Prospectus and the offer or sale of Certificates in the United Kingdom. See "Plan of Distribution."

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Trust or the Borrower. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Certificates, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Borrower since the date hereof.

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    4
Risk Factors ..............................................................   16
Description of the Certificates ...........................................   22
Description of the Bonds ..................................................   25
Book-Entry Issuance, Clearance and Settlement .............................   32
Description of the Mortgaged Properties ...................................   34
Description of the Mortgages ..............................................   40
The Borrower ..............................................................   42
The Depositor .............................................................   43
Use of Proceeds ...........................................................   43
Selected Financial Information ............................................   43
Management's Discussion and Analysis of Financial Condition
  and Results of Operations ...............................................   46
Management of the Borrower ................................................   50
Certain Information Regarding MAALP and MAAC ..............................   51
Certain Federal Income Tax Considerations .................................   55
State, Local and Foreign Taxes ............................................   61
ERISA Considerations ......................................................   61
Legal Investment ..........................................................   62
Plan of Distribution ......................................................   63
Legal Matters .............................................................   63
Experts ...................................................................   63
Ratings of the Certificates ...............................................   64
Available Information .....................................................   64
Incorporation by Reference ................................................   65

                             PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS AND OTHER SPECIAL CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES DISCUSSED HEREIN. CAPITALIZED TERMS SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THIS PROSPECTUS SUMMARY.

TITLE OF CERTIFICATES.............. Mid-America Mortgage Trust, 1998-1
                                    Commercial Mortgage Pass-Through
                                    Certificates, Series 1998-1 (the
                                    "Certificates").

DESCRIPTION OF CERTIFICATES........ The Certificates will be issued pursuant to a trust agreement (the "Trust Agreement"), dated as of , 1998, among Mid-America Finance, Inc., as depositor (the "Depositor"), and LaSalle National Bank, as trustee (together with any successors thereto, the "Trustee"). See "Description of the Certificates."

                                    The Certificates will evidence, in the
                                    aggregate, all of the beneficial ownership interests in the trust established by the Depositor pursuant to the Trust Agreement (the "Trust"). The only assets of the Trust will be $ aggregate principal amount (the "Principal Amount") of % Bonds, Due 2003 (the "Bonds") of Mid-America Capital Partners, L.P. (the "Borrower"). See "Description of Bonds." The Certificates will be payable solely from the amounts received by the Trustee as payments on the Bonds.

DISTRIBUTIONS ON CERTIFICATES:      On the first Business Day of each month
                                    beginning , 1998 (each a "Distribution
                                    Date"), funds available to the Trustee from the interest payments made on the Bonds, and, after an event of default under any mortgage or other document evidencing the Mortgage Liens (individually, a "Mortgage" and collectively, the "Mortgages"), from payments in respect of the Bonds or the liquidation of any of the Mortgaged
                                    Properties, will be distributed to the
                                    holders of the Certificates.

EXPECTED FINAL DISTRIBUTION DATE:   The Expected Final Distribution Date for the
                                    Certificates is , 2003 assuming that (i) all payments of interest under the Bonds are timely paid; (ii) the Bonds are not prepaid as a result of acceleration; and (iii) the payment of the entire unpaid principal of the Bonds is made on the Stated Maturity
                                    Date.

SCHEDULED FINAL DISTRIBUTION DATE:  The Scheduled Final Distribution Date for
                                    the Certificates is , 2005, two and one-half years after the Expected Final Distribution Date. If the unpaid principal balance on the Bonds is paid after the Expected Final Distribution Date but prior to the Scheduled Final Distribution Date, the Certificates are required to be paid on the next Payment Date. See "Description of Bonds--Payment on the Bonds."

CERTIFICATE RECORD DATE:            The record date for the Certificates with
                                    respect to any Distribution Date will be the close of business on the Business

                                    Day preceding such Distribution Date (a
                                    "Certificate Record Date").

TITLE OF  BONDS.................... Mid-America Capital Partners, L.P. % Bonds,
                                    Due 2003.

DESCRIPTION OF BONDS............... The Bonds will be issued pursuant to an amended and restated indenture (the
                                    "Indenture") dated as of , 1998 by and among the Borrower, Mid-America Apartments, L.P. ("MAALP") and LaSalle National Bank, as trustee (the "Indenture Trustee") and will be limited to an aggregate amount of $ . See "Description of the Bonds."

INTEREST RATE:                      The Bonds will bear interest at a fixed rate
                                    of % per annum. Interest on the Bonds will be computed on the basis of a 360- day year consisting of twelve 30-day months.

TERM AND PREPAYMENT LOCKOUT:        The Bonds are non-callable for a period of 5
                                    years, and the entire unpaid principal
                                    balance of the Bonds will be due and payable on , 2003 (the "Stated Maturity Date").
                                    There is no sinking fund for the Bonds and the Bonds are not subject to redemption, prepayment or principal amortization except for acceleration upon the occurrence of any event of default under the Indenture.

DEFEASANCE:                         The Indenture provides that the Borrower may
                                    defease the Bonds at any time prior to the Stated Maturity Date. See "Description of the Bonds--Events of Default and Notice" and "--Defeasance."

PAYMENT DATES:                      Interest on the Bonds is payable monthly in
                                    arrears. Interest payments on the Bonds will be due on the first Business Day of each month (each a "Payment Date"), commencing ,
                                    1998. A "Business Day" is any day other than
                                    (i) a Saturday or Sunday or (ii) a day that is either a legal holiday or a day on which banking institutions in New York, New York, the State of Illinois or the State of Tennessee are authorized or obligated by law, regulation or executive order to be closed.

SECURITY:                           COLLATERAL PRIOR TO PERMITTED MERGER AND
                                    SECURITY RELEASE. Until the Permitted Merger and Security Release, the Bonds will be secured by (i) first priority mortgage liens
                                    (the "Mortgage Liens") on 26 apartment
                                    communities located in 9 states, including the Borrower's fee interest in each of the parcels of real property on which such apartment communities are situated
                                    (collectively, the "Mortgaged Properties" and, individually, a "Mortgaged Property") ,
                                    (ii) liens and security interests in all related assets, including buildings and improvements thereon, (iii) an assignment of rents and leases from the Mortgaged
                                    Properties and (iv) the funds and
                                    investments, if any, in all bank accounts of the Borrower.

                                    Prior to the Permitted Merger and Security
                                    Release, the General Partner will have no personal liability with respect to the Bonds, and no Bondholder may claim recourse against the General

                                    Partner or any limited partner (including
                                    MAALP) or officer, director, shareholder or employee of the Borrower or the General Partner for any deficiency or personal judgment after a foreclosure on the Mortgaged Properties. The Bonds are neither obligations of nor guaranteed by the General Partner, MAALP, Mid-America Apartment Communities, Inc. ("MAAC"), the Depositor, the Trustee, the Indenture Trustee, the Underwriter or any of their affiliates, or insured or guaranteed by any governmental entity or instrumentality or by any other person or entity.

                                    NO COLLATERAL AFTER PERMITTED MERGER AND
                                    SECURITY RELEASE. After the Permitted Merger and Security Release, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured indebtedness of MAALP, and persons previously holding Certificates shall thereafter have no claim against the Mortgaged Properties, the rents and leases derived from the Mortgaged Properties or any other property of MAALP, except as general unsecured creditors of MAALP. The Permitted Merger and Security Release are subject to certain conditions described below in "Description of the Bonds --Permitted Merger; Security Release and Trust Termination."

ADDITIONAL INDEBTEDNESS:            Prior to the Permitted Merger and Security
                                    Release, the Borrower will not incur any Debt except the Bonds and trade accounts payable which are paid-in-full no more than 60 days after such trade accounts payable are incurred.

                                    From and after the Permitted Merger and
                                    Security Release, MAALP (i) is prohibited from incurring (a) indebtedness in excess of 60% of MAALP's Total Assets (as defined below) or (b) secured indebtedness in excess of 40% of MAALP's Total Assets; and (ii) is required to maintain total unencumbered assets of not less than 150% of the aggregate principal amount of all outstanding unsecured indebtedness. See "Description of the Bonds -- Restrictive Covenants."

DEFAULT RATE:                       Pursuant to the Indenture, if the Permitted
                                    Merger and Security Release do not occur and the Borrower has not paid the entire
                                    Principal Amount of the Bonds and all other amounts outstanding thereunder on or before the Stated Maturity Date, the Borrower will be required to pay accrued interest on the unpaid portion of such Principal Amount outstanding and any other amounts payable under the Bonds from such date until paid at a default rate of interest (the "Default
                                    Rate") equal to the greater of (i) the
                                    interest rate on the Bonds plus 2% per annum or (ii) the 20 Year U.S. Treasury Rate plus
                                    2.8% per annum (the "Default Interest").
                                    Payments of Default Interest received by the Trustee will be paid to the Certificate holders.

RECORD DATE:                        The Record Date for the Bonds with respect
                                    to any Payment Date will be the close of business on the Business Day preceding such Payment Date (the "Record Date").

PERMITTED MERGER; SECURITY RELEASE;
AND TRUST TERMINATION.............. The Indenture provides that the Mortgage
                                    Liens securing the Bonds will be subject to release ("Security Release") if and when each of the following conditions, among others, occurs: (i) the unsecured debt of MAALP, including the Bonds, is rated at least "Baa3" and "BBB-" by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies ("S&P"), respectively, and (ii) MAALP is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to an effective registration statement on Form 10 (or any successor form). Moody's and S&P are referred to collectively herein as the "Rating Agencies."


                                    At least 60 days prior to the Permitted
                                    Merger (as defined below) and Security
                                    Release, MAALP will deliver to the
                                    Certificate holders notice of its intent to consummate the Permitted Merger and Security Release, which notice will be accompanyed by MAALP's effective registration statement on Form 10 (or any successor form), MAALP's annual report on Form 10-K (if any) for the fiscal year immediately preceding the Permitted Merger and Security Release and MAALP's quarterly and current reports on Forms 10-Q (if any) and 8-K (if any) for the then-current fiscal year as filed under the Exchange Act (collectively, the "MAALP Exchange Act Reports"), and an information statement in respect of the Permitted Merger prepared in accordanced with the Exchange Act (the "Information Statement"). Upon proof of proper notice and delivery of the MAALP Exchange Act Reports and the Information Statement, the Indenture Trustee will release the Mortgage Liens, the Borrower will merge with and into MAALP, with MAALP as the surviving limited partnership of the merger (the "Permitted Merger"), and MAALP will assume the obligations under the Bonds.

                                    Simultaneously with the Permitted Merger and Security Release, the Trust will terminate (a "Trust Termination"), and the Trustee will deliver the Bonds to the holders of the Certificates through the book-entry facilities described herein, as a distribution in full satisfaction of their beneficial interests in the Trust, and the Global Certificate evidencing the Certificates will be canceled by the Trustee and delivered to the Depositor, and will be of no further force or effect. At such time, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured indebtedness of MAALP, and persons previously holding Certificates shall thereafter have no claim against the Mortgaged Properties, the rents and leases derived from the Mortgaged Properties or any other property of MAALP except as general unsecured creditors of MAALP.

DENOMINATIONS...................... Bonds and Certificates will be issuable in registered form, without interest coupons, in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

CLEARANCE AND SETTLEMENT........... Holders of Certificates (and, after the
                                    Permitted Merger and Security Release,
                                    Bondholders) may hold their Certificates (or
                                    Bonds) through The Depository Trust Company
                                    ("DTC") (for United States holders) and
                                    Cedel Bank, S.A. ("CEDEL") and

                                    The Euroclear System ("Euroclear") (for
                                    European holders). Transfers within DTC,
                                    CEDEL and Euroclear, as the case may be, will be in accordance with the usual rules and operating procedures of the relevant system. Transfers between persons holding directly or indirectly through DTC, CEDEL or Euroclear will be effected in DTC through the relevant depositories of CEDEL and Euroclear. To facilitate the foregoing, a single global certificate (the "Global Certificate") and a single global bond (the "Global Bond"), both in definitive, fully registered form without interest coupons, will be registered in the name of a nominee of DTC and deposited with the Trustee (in the case of the Global Certificate) and the Indenture Trustee (in the case of the Global
                                    Bond) as custodians for DTC. Owners of
                                    beneficial interests in the Global
                                    Certificate (and, after the Permitted Merger and Security Release, the Global Bond) will be entitled to physical delivery of Certificates (or Bonds, after the Permitted Merger and Security Release) only under the limited circumstances described under "Book-Entry Issuance, Clearance and Settlement".

THE DEPOSITOR...................... Mid-America Finance, Inc., a special purpose
                                    Delaware corporation. All of the shares of the Depositor are owned by MAAC.

THE BORROWER....................... Mid-America Capital Partners, L.P., a
                                    special purpose Delaware limited
                                    partnership. MAALP owns a 99% limited
                                    partnership interest in the Borrower. MAACP, Inc., a special purpose Delaware corporation (the "General Partner"), and a wholly- owned subsidiary of MAAC, owns a 1% interest in the Borrower and is the sole general partner of the Borrower.

MAAC............................... Mid-America Apartment Communities Inc., a
                                    Tennessee corporation that has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. MAAC owns an approximate 84.5% interest in MAALP and is the sole general partner of MAALP. MAAC's Common Stock, 9.5% Series A Cumulative Preferred Stock, and 8 7/8% Series B Cumulative Preferred Stock are traded on the New York Stock Exchange under the symbols "MAA," "MAA PrA," and "MAA PrB," respectively. MAAC is the owner of all of the outstanding capital stock of both the Depositor and the General Partner.

MAALP.............................. Mid-America Apartments, L.P., a Tennessee
                                    limited partnership. MAALP is the primary operating partnership of MAAC's umbrella partnership REIT ("UPREIT") structure. MAALP owns a 99% limited partnership interest in the Borrower. Following the Permitted Merger and Security Release, MAALP will be the sole obligor on the Bonds.

INDENTURE TRUSTEE AND TRUSTEE...... LaSalle National Bank, a national banking association. The Indenture Trustee will act as trustee and paying agent for the benefit of holders of the Bonds and is the mortgagee of the Mortgages (or the beneficiary under the deeds of trust, as applicable), and the secured party, assignee or beneficiary under other security and related documents.

                                    In addition, LaSalle National Bank will
                                    serve as Trustee under the Trust Agreement for the benefit of holders of the Certificates.

ADVANCES........................... Pursuant to the Indenture, prior to the
                                    Permitted Merger and Security Release the
                                    Indenture Trustee will be obligated to make an advance on any Payment Date in respect of any scheduled payment of interest on the Bonds (an "Interest Advance") to the extent such payment has not been paid by the Borrower, subject to certain limitations more fully described herein. Interest Advances are intended to maintain a regular flow of scheduled payments and are not intended to guarantee or ensure against payment defaults on the Bonds.

                                    Prior to the Permitted Merger and Security
                                    Release, the Indenture Trustee will be
                                    obligated to make an advance in respect of any payment of taxes, insurance premiums or other amounts required under the Mortgages to be paid with respect to the Mortgaged Properties (a "Property Advance") and an advance in respect of any payment of the fees of the Indenture Trustee, the Trustee or any servicer appointed by the Indenture Trustee (a "Fees Advance"), in each case to the extent that the Indenture Trustee is notified that these payments have not been paid by the Borrower, subject to certain limitations more fully described herein.

                                    Interest Advances, Property Advances, and
                                    Fees Advances are collectively referred to herein as "Advances" and each as an "Advance." The Indenture Trustee will be obligated to make an Advance only if the Indenture Trustee believes that the amount to be advanced, together with all previous Advances and interest thereon, will be recoverable from subsequent payments or collections in respect of the Mortgaged Properties. Advances, together with interest thereon at a rate per annum equal to the prime rate of the Indenture Trustee in effect on the date such Advance is made, compounded monthly (the "Advance Rate"), will be reimbursed to the Indenture Trustee as described herein. The Indenture prohibits the Permitted Merger and Security Release if any Advances are outstanding.

                                    After the Permitted Merger and Security
                                    Release, the Indenture Trustee is not
                                    obligated to make any Advances with respect to the Bonds.

THE MORTGAGED PROPERTIES........... The Mortgaged Properties consist of 26 apartment communities containing 5,947
                                    apartment units. The following table
                                    reflects the metropolitan areas in which the Mortgaged Properties are located, and the number of apartment units in each such Mortgaged Property at September 30, 1997. The Mortgaged Properties located in DeSoto County, Mississippi, a suburb of

                                    Memphis, Tennessee, are considered by the Borrower a part of the Memphis, Tennessee metropolitan area.

MORTGAGED PROPERTY                  METROPOLITAN AREA            NUMBER OF UNITS
------------------                  -----------------            ---------------
Napa Valley                         Little Rock, Arkansas               240
Westside Creek I                    Little Rock, Arkansas               142
Tiffany Oaks                        Altamonte Springs, Florida          288
Marsh Oaks                          Atlantic Beach, Florida             120
Lakeside                            Jacksonville, Florida               416
Belmere                             Tampa, Florida                      210
Hidden Lake II                      Atlanta, Georgia                    160
High Ridge                          Athens, Georgia                     160
Shenandoah Ridge                    Augusta, Georgia                    272
Southland Station I                 Warner Robins, Georgia              160
Willow Creek                        Willow Creek, Georgia               285
Lakepointe                          Lexington, Kentucky                 118
The Village                         Lexington, Kentucky                 252
Crosswinds                          Jackson, Mississippi                360
Pear Orchard                        Jackson, Mississippi                389
Somerset                            Jackson, Mississippi                144
Hermitage at Beechtree              Cary, North Carolina                194
Fairways at Royal Oak               Cincinnati, Ohio                    214
Howell Commons                      Greenville, South Carolina          348
Park Haywood                        Greenville, South Carolina          208
Park Place                          Spartanburg, South Carolina         184
Steeplechase                        Chattanooga, Tennessee              108
Williamsburg Village                Jackson, Tennessee                  148
Kirby Station                       Memphis, Tennessee                  371
Savannah Creek                      Memphis, Tennessee                  204
Sutton Place                        Memphis, Tennessee                  252
                                                                      -----
              Total apartment units                                   5,947

UNAUDITED FINANCIAL INFORMATION.... The selected financial information for the
                                    Borrower, the summary consolidated financial and operating data for MAAC, and the other property level information included in this Prospectus are based on operating statements and other available information that, in certain instances, are unaudited and were supplied by MAAC, MAALP or their affiliates. In other instances such information included in this Prospectus is based on operating statements and information that was supplied by previous owners of certain Mortgaged Properties. The accuracy of such information has not been verified.

TOTAL APPRAISED VALUE               In connection with the issuance of the
                                    Bonds, the Borrower has obtained an
                                    appraisal of each Mortgaged Property (the
                                    "Appraisals"). The Appraisals estimate the value of the Mortgaged Properties to be approximately $240 million, in the aggregate. Neither the Borrower nor the Depositor makes any warranty or representation that the Mortgaged Properties could be sold at the appraised values. See
                                    "Description of the Mortgaged Properties --
                                    Appraisal Reports."

INITIAL LOAN-TO-VALUE RATIO         The initial loan-to-value ratio for the
                                    Bonds is approximately % which represents a fraction, expressed as a percentage, the numerator of which is the $ million
                                    Principal Amount of the Bonds, and the
                                    denominator of which is $240 million, which is the aggregate of the appraised values of the Mortgaged Properties. The loan-to-value ratio is not necessarily indicative of the present or future ability of the Mortgaged Properties to generate sufficient cash flow to fund required payments on the Bonds.

INITIAL DEBT SERVICE COVERAGE RATIO Based upon (i) the aggregate pro forma
                                    "Adjusted Cash Flow" generated by the
                                    Mortgaged Properties for the nine months ended September 30, 1997 and (ii) the pro forma scheduled payments due during such period on the Bonds, assuming their issuance at the beginning of such period, the initial debt service coverage ratio with respect to the Bonds is approximately 2.24x. See "Selected Financial Information." For purposes of the foregoing, the aggregate "Adjusted Cash Flow" for the indicated period equals approximately $16 million, which is based on (i) all revenue derived from the Mortgaged Properties for the indicated period less (ii) all expenses incurred or accrued in the operation of the Mortgaged Properties for the indicated periods, including a management fee equal to 4% of revenue and a $200 per apartment unit capital expenditure reserve per annum.

MANAGEMENT OF THE MORTGAGED
PROPERTIES......................... Pursuant to a management agreement between the Borrower and MAALP (the "Management
                                    Agreement"), MAALP is required to operate and manage the Mortgaged Properties on a day-to-day basis. MAALP will be paid a fee under the Management Agreement equal to 4% of revenue derived from the Mortgaged Properties.

ACCOUNTS........................... The Borrower has established, in the name of
                                    First Union Bank (the "Account Bank") for the benefit of the Indenture Trustee, as a secured party, a segregated cash collateral account (the "Operating Account") with the Account Bank. In addition, the Borrower has established (i) individual operating accounts for the Mortgaged Properties (the "Property Accounts") and (ii) in the name of the Account Bank for the benefit of the Indenture Trustee, as secured party, three separate segregated cash collateral accounts (the "Interest Escrow Account," the "Mortgage Escrow Account" and the "Replacement Reserve Account"), which may be utilized during a Cash Management Period. See "Description of the Bonds -- Priority of Payments; Cash Management."

                                    The Borrower has irrevocably instructed the property manager at each Mortgaged Property to deposit into the applicable Property Account (i) all rents due under the Leases;
                                    (ii) all additional amounts, if any, due and payable under the Leases; and (iii) all other revenue derived from the Mortgaged Properties. All funds in each Property Account are transferred to the Operating Account on a daily basis.

                                    Prior to a Cash Management Period, all money from the Operating Account will be transferred by automated clearing house transfer to such accounts as the Borrower may direct on a daily basis in accordance with its standing instructions to the

                                    Account Bank. During a Cash Management
                                    Period which follows an event described in clause (i) of the next succeeding paragraph, funds in the Operating Account will be transferred to such accounts as the Borrower may direct on the Business Day following each Account Funding Date (as defined below). During a Cash Management Period which follows an event described in clause
                                    (ii) or (iii) below, no funds may be
                                    transferred from the Operating Account
                                    except at the direction of the Indenture
                                    Trustee or its agent.

                                    A "Cash Management Period" is a period
                                    during which (i) the Borrower fails to
                                    maintain a Pre-Permitted Merger Debt Service
                                    Coverage Ratio (as defined below) of at
                                    least 1.30 to 1 or (ii) an event of default occurs and is continuing under the Bonds, the Indenture or any Security Document or
                                    (iii) any event has occurred and is
                                    continuing which obligates or permits the Indenture Trustee to make an Advance. The term "Pre-Permitted Merger Debt Service Coverage Ratio" means the ratio of (a) the excess of all revenue derived from the Mortgaged Properties for the four most recent trailing quarters over all expenses during such period assuming a management fee of 4% of revenue and a $200 per apartment unit capital expenditure reserve per annum to (b) the amount of debt service on the Bonds then outstanding (based on an assumed annual debt service constant of 9.25% per annum).

                                    Pursuant to the Cash Collateral Account
                                    Security, Pledge and Assignment Agreement among the Borrower, the Indenture Trustee and the Account Bank (the "Cash Collateral Agreement"), during any Cash Management Period, the Borrower has instructed the Account Bank to withdraw from the Operating Account, in the priority listed below and to the extent such funds are available, by 10:00 a.m. New York on the Business Day preceding each Payment Date (an "Account Funding Date"), (i) funds in an amount equal to one-twelfth of the annual amount of interest on the Bonds outstanding at the time less the amount of funds on deposit in the Interest Escrow Account and deposit the same into the Interest Escrow Account; (ii) funds in an amount equal to the tax payments and insurance premiums required to be paid during the six months following such Account Funding Date less funds on deposit in the Mortgage Escrow Account and deposit the same into the Mortgage Escrow Account; and (iii) funds in an amount equal to one-half of the annual amount required to be escrowed during any Cash Management Period to fund replacements pursuant to the Mortgages less the amount on deposit in the Replacement Reserve Account and deposit the same into the Replacement Reserve Account.

PRIORITY OF PAYMENTS............... The Indenture provides that the Borrower will deposit each monthly payment on the Bonds with the Indenture Trustee by 10:00 a.m. New York time on each Payment Date for disbursement to holders of the Bonds. The Indenture also provides that the Indenture Trustee will apply all amounts so received and any other amount received pursuant to the Indenture, excluding fees of the Indenture Trustee which are paid by the Borrower in a timely manner, but including, without limitation, amounts in the Operating Account and the other Accounts and any payment in respect of the liquidation of the Mortgaged Properties, in the following order:

                                    FIRST: to reimburse the Indenture Trustee for any unreimbursed Advances, plus interest thereon at the Advance Rate;

                                    SECOND: to make payments, if any are
                                    required, from the Accounts as provided in the Cash Collateral Agreement;

                                    THIRD: to make payments of interest on the Bonds in accordance with their terms;

                                    FOURTH: to make payments of principal on the Bonds, to the extent any such payments are due;

                                    FIFTH: to make payments of Default Interest on the Bonds, to the extent any such payments are due; and

                                    SIXTH: to pay any other amounts due and
                                    owing under the Indenture.

FEDERAL INCOME TAX CONSIDERATIONS

THE CERTIFICATES                    The Trust will be treated as a grantor trust
                                    and not as an association (or publicly
                                    traded partnership) taxable as a corporation or a taxable mortgage pool under the Internal Revenue Code of 1986, as amended
                                    (the "Code"). Under the grantor trust rules, each Certificate holder will be treated for federal income tax purposes as having purchased an undivided interest in the assets of the Trust to the extent of the Certificate holder's proportionate interest in the Trust. In general, the tax consequences of an investment in the Certificates will depend on the rules applicable to the Bonds and, after foreclosure, the Mortgaged Properties. The
                                    Certificates will represent an undivided proportionate interest in the Bonds. See
                                    "Certain Federal Income Tax Considerations."

THE BONDS                           The Bonds will be taxable obligations under
                                    the Code and interest paid or accrued
                                    thereon, including original issue discount, if any, will be taxable to non-exempt
                                    Certificate holders. Payments on
                                    Certificates held by foreign persons not engaged in a U.S. trade or business generally will be exempt from United States withholding tax, subject to compliance with applicable certification procedures. No election will be made to treat the Borrower, the Mortgaged Properties, or the arrangement by which the Bonds are issued as a "real estate mortgage investment conduit"
                                    ("REMIC") for federal income tax purposes.
                                    Interest income (including original issue discount and market discount) will accrue on the Bonds as described in "Certain Federal Income Tax
                                    Considerations" herein.

ERISA CONSIDERATIONS............... Fiduciaries of employee benefit plans and certain other retirement plans and
                                    arrangements that are subject to the
                                    Employee Retirement Income Security Act of
                                    1974, as amended ("ERISA"), or corresponding provisions of the Code, including individual retirement accounts and annuities, Keogh plans, and collective investment funds in which such plans, accounts, annuities, or arrangements are invested (any of the foregoing, a "Plan"), persons acting on behalf of a Plan, or persons using the assets of a Plan ("Plan Investors") should review carefully with their legal advisor whether the purchase or holding of the Certificates or, upon the Permitted Merger and Security Release, the Bonds could give rise to a transaction that is prohibited by ERISA or the Code. See "ERISA
                                    Considerations."

LEGAL INVESTMENT................... The appropriate characterization of the
                                    Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Certificates, may be subject to significant interpretive uncertainties. The Certificates will not constitute "mortgage-related securities" within the meaning of the Secondary Mortgage Market Enhancement Act of 1984, as amended ("SMMEA"). Accordingly, investors should consult with their own legal advisors to determine whether and to what extent the Certificates constitute legal investments for them. See "Legal Investment."

RATINGS OF CERTIFICATES............ It is a condition to the issuance of the
                                    Certificates that they be rated no lower than "Baa2" by Moody's and rated no lower than "BBB" by S&P. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to downgrade, withdrawal or qualification at any time by the assigning rating organization as a result of changes in, or the unavailability of, information. Neither Moody's nor S&P is rating the likelihood of receipt or the timing of receipt of Default Interest under the Certificates.

                                    The ratings assigned to the Certificates by each of the Rating Agencies are based primarily on its evaluation of the income-producing ability of the Mortgaged Properties (including, without limitation, the ability of the Mortgaged Properties to produce cash flow) and reflect only the views of the Rating Agencies. Future events, such as events affecting the Mortgaged Properties or the Borrower, could have an adverse impact on the rating of the Certificates. Although it is the intent of the Depositor to retain the Rating Agencies to perform annual monitoring and to provide the Rating Agencies with certain financial and other information in connection therewith, none of the Depositor, the Indenture Trustee, the Trustee or the Borrower is under any obligation to maintain any particular rating, and the Rating Agencies are under no obligation whatsoever to continue to issue any rating. A downgrade, withdrawal or qualification of a rating may have an adverse effect on the market price of the Certificates but will not constitute an Event of Default under and as defined in the Mortgages, the Indenture or the Trust Agreement.

                                    The ratings of the Rating Agencies address the likelihood of the timely receipt by the holders of the Certificates of all payments (other than Default Interest) to which such holders are entitled, including payment of all principal (and any other amounts due under the Security Documents), in the case of Moody's, by the Scheduled Final Distribution Date, and, in the case of S&P, by the Expected Final Distribution Date. The ratings take into consideration the characteristics of the Certificates and the structural and legal aspects thereof. The ratings do not, however, represent any assessment of the likelihood or frequency of principal prepayments on the Bonds or the corresponding effect on the yield to investors.

USE OF PROCEEDS.................... The proceeds from the offer and sale of the
                                    Certificates will be utilized by the
                                    Depositor to purchase the Bonds from the Borrower. The net proceeds of this offering will be used by the Borrower to repay certain indebtedness of the Borrower to Morgan Stanley Mortgage Capital Inc. pursuant to the terms of a $140 million promissory note (the "MSMC Loan"). The proceeds from the MSMC Loan were used to partially finance the acquisition of Flournoy Development Company and certain related limited partnerships and other entities by MAAC and MAALP on November 25, 1997. See "Certain Information Regarding MAALP and MAAC -- Overview" and "-- Present and Anticipated Operating Structure of the Company." Finally, any remaining net proceeds of this offering will be distributed to the partners of the Borrower and used by such partners for general corporate purposes, including acquisitions.

                                 RISK FACTORS

      AN INVESTMENT IN THE CERTIFICATES, AND AFTER THE PERMITTED MERGER AND SECURITY RELEASE, THE BONDS, INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. INVESTORS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS IN DETERMINING WHETHER TO PURCHASE THE CERTIFICATES. INFORMATION CONTAINED IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS AND THE EXHIBITS HERETO CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE RESULTS FROM OPERATIONS OF THE MORTGAGED PROPERTIES TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

NON-DIVERSIFIED COLLATERAL

      Payments of interest and principal on the Bonds and, consequently, the Certificates, before the Permitted Merger and Security Release are dependent upon the financial performance of the Mortgaged Properties and at all times are subject to risks inherent in a single industry. Adverse developments in the apartment industry in general or, before the Permitted Merger and Security Release, in the financial performance of the Mortgaged Properties, are more likely to have a material adverse effect on payments with respect to the Certificates than if the collateral for the Bonds consisted of diversified assets comprised of several property types.

SOURCES OF PAYMENTS ON THE CERTIFICATES

      The Certificates, when issued, will represent all of the beneficial ownership interests in the Trust, the sole asset of which is the Bonds. None of the Depositor, the Indenture Trustee, the Trustee, MAALP or MAAC will be obligated to make any payments on the Certificates. Payments on the Certificates will be derived solely from payments made by the Borrower on the Bonds. Until the Permitted Merger and Security Release, the Bonds will represent a full-recourse obligation of the Borrower (but not the General Partner or MAALP) secured by the Mortgaged Properties. There can be no assurance that, prior to the Permitted Merger and Security Release, the proceeds from and value of the Mortgaged Properties will be sufficient to pay the principal of and interest on the Bonds. After the Permitted Merger and Security Release, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured indebtedness of MAALP, and persons previously holding Certificates shall thereafter have no claim against the Mortgaged Properties, the rents and leases derived from the Mortgaged Properties, or any other property of MAALP, except to the extent all general unsecured creditors of MAALP have such claims.

SOURCES OF PAYMENTS ON THE BONDS; LIMITED OBLIGATIONS

      PRIOR TO THE PERMITTED MERGER AND SECURITY RELEASE. Prior to the Permitted Merger and Security Release, neither the General Partner nor MAALP will have any liability with respect to the Bonds, and no Bondholder may claim recourse against the General Partner, MAALP or any limited partner or officer, director, shareholder or employee of the Borrower, MAALP or the General Partner for any deficiency or personal judgment after a foreclosure on any Mortgaged Property. Payments on the Bonds are expected to be derived from payments of rent made by residents under the Leases. There is and can be no assurance that the net cash flow from the Mortgaged Properties will be sufficient to pay principal and interest due on the Bonds. In addition, the liquidation value of the Mortgaged Properties may be adversely affected by risks generally incident to interests in real property, as described below under "-- Risks Relating to Real Estate Investments -- General Risks." The Borrower is a limited partnership organized for the sole purpose of owning, operating and financing the Mortgaged Properties. The Borrower will have no assets other than the Mortgaged Properties, certain contract rights related to, and the revenue derived from the operation of, the Mortgaged Properties. The Bonds are neither insured nor guaranteed by the Borrower, the General Partner, the Depositor, MAALP, MAAC, the Trustee, the Indenture Trustee or the Underwriter or any of their respective affiliates and are not insured or guaranteed by any governmental entity or instrumentality or by any other person or entity.

      SUBSEQUENT TO PERMITTED MERGER AND SECURITY RELEASE. Upon the Permitted Merger and Security Release, the Trust will terminate and the Trustee will cause the Bonds to be delivered to the holders of Certificates through the book-entry facilities described herein as a distribution in full satisfaction of their beneficial interests in the Trust. See "Book-Entry, Clearance and Settlement." At such time, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured debt of MAALP, and persons previously holding Certificates shall thereafter have no claim against the Mortgaged Properties, the leases and rents derived from the Mortgaged Properties, or any other property of MAALP except to the extent all general unsecured creditors of MAALP have such claims. The Indenture provides that, after the Permitted Merger and Security Release, MAALP will be subject to the following financial covenants:

      Total Debt:             Not to exceed 60% of total assets (based on
                               undepreciated book value)
      Secured Debt:           Not to exceed 40% of total assets
      Unencumbered Assets:    Not less than 150% of unsecured debt

See "Description of the Bonds -- Restrictive Covenants -- Limitation on Debt From and After Permitted Merger and Security Release," "-- Limitation on Secured Debt From and After Permitted Merger and Security Release" and "--Minimum Unencumbered Assets From and After Permitted Merger and Security Release." The Rating Agencies may determine that additional covenants or conditions are required in order to issue the ratings required as conditions to the Permitted Merger and Security Release. The Indenture provides that if such additional covenants are requested by the Rating Agencies, MAALP will agree to such other covenants or conditions. There can be no assurance that MAALP will be able to meet all of the financial covenants and other covenants and conditions set forth in the Indenture or required by the Rating Agencies after a Permitted Merger and Security Release.

INABILITY OF CERTIFICATE HOLDERS TO VOTE ON PERMITTED MERGER AND SECURITY
RELEASE

      Holders of the Certificates have no voting or other rights with respect to matters affecting the Borrower, the Depositor or MAALP. Therefore, Certificate holders will have no right to approve or disapprove the Permitted Merger and Security Release, which will occur upon satisfaction of all conditions described herein or set forth in the Indenture.

REAL ESTATE INVESTMENT RISKS

      GENERAL RISKS. Prior to the Permitted Merger and Security Release, the Borrower's ability to make payments due on the Bonds and the Trust's ability to make distributions on the Certificates depend primarily on the Borrower's ability to generate sufficient cash flow from the Mortgaged Properties, which will be subject to the risks generally associated with real estate investments, many of which are beyond the control of the Borrower. These risks include an oversupply of apartments, a reduction in demand for apartments in the Borrower's markets, the cost of regulation, changes in tax or housing laws, increasing interest rate levels, the unavailability of financing, adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition in local markets, declines in real estate values, variations in supply and demand in the market for apartments, declines in occupancy rates, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, and adverse changes in zoning laws. Due to these and other factors, the performance of real estate historically has been cyclical. There can be no assurance that the markets in which the Mortgaged Properties are located will be strong at the Stated Maturity Date of the Bonds. Such factors, including general economic conditions adversely affecting the availability of mortgage financing, may make it impossible to sell or refinance the Mortgaged Properties when desired or upon favorable terms. Also, if any major repair or improvement is required at the Mortgaged Properties, there can be no assurance that the Borrower will be able to obtain funds to make such repair or improvement. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required at the Mortgaged Properties, changes in governmental controls may be applicable and may materially affect the cost to, or ability of, the Borrower to effect such reconstruction, major repair or improvement. After the Permitted Merger and Security Release, MAALP's ability to make payments on the Bonds will be dependent on MAALP's ability to generate cash flow from operations, which ability may be adversely affected by the factors described above.

      GEOGRAPHIC CONCENTRATION. Several Mortgaged Properties are located in common geographic regions, with two Mortgaged Properties located in each of the Little Rock, Arkansas, Lexington, Kentucky, and Greenville, South Carolina metropolitan areas and three Mortgaged Properties located in each of the Jackson, Mississippi and Memphis, Tennessee metropolitan areas. Economic downturns, changes in local law or regulation, and similar localized events could affect the performance of all the Mortgaged Properties that are located in a common region.

      OPERATING RISKS. The Mortgaged Properties are subject to all operating risks common to apartment communities in general. Such risks include: (i) competition from other apartment communities and alternative housing; (ii) new construction of comparable properties or adverse economic conditions in the areas in which the Mortgaged Properties are located, either of which might adversely affect apartment occupancy or rental rates; (iii) increases in operating costs (including real estate taxes) due to inflation and other factors, which increases may not necessarily be offset by increased rents; (iv) inability or unwillingness of residents to pay rent increases; and (v) future enactment of rent control laws or other laws regulating multifamily housing, including present and possible future laws relating to access by disabled persons. The local rental market may limit the extent to which rents may be increased in response to operating expense increases without decreasing occupancy rates. The Borrower anticipates increased operating expenses in the third calendar quarter of each year due to planned increases in apartment unit turnover during such quarter. The ability of the Borrower, and, after the Permitted Merger and Security Release, MAALP, to make required payments on the Bonds and, therefore, the ability of the Trustee to make distributions on the Certificates, could be adversely affected by any of the above-described events.

      POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, when released, may adversely affect occupancy of the Mortgaged Property affected and the owner's ability to sell such real estate or to borrow using such real estate as collateral. In addition to investigation and clean-up actions brought by federal, state and local agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. The Borrower has not been notified by any governmental authority of any noncompliance, liability or other claim in connection with any of its Mortgaged Properties or developments, nor is the Borrower aware of any other material environmental condition with respect to any of the Mortgaged Properties.

      Each of the Mortgaged Properties has been subjected to a Phase I environmental site assessment ("ESA") (which does not involve invasive procedures, such as soil sampling or ground water analysis) by independent environmental consultants. The ESAs have not revealed any significant environmental liability that would have a material adverse effect on the Borrower's ability to make required payments on the Bonds. In every instance, the Phase I ESA included a record search for leaking underground storage tank sites and sites included on certain environmental databases. In two instances, the database searches revealed information that led the ESA to recommend a Phase II ESA (which involves invasive sampling procedures) to determine whether any contaminants affected the Mortgaged Property. One of these Mortgaged Properties is within one quarter mile of a hazardous waste site, with relatively flat topography between that site and the Mortgaged Property. The second of these Mortgaged Properties is adjacent to a leaking underground storage tank site and the ESA anticipates that the adjacent contamination will affect the Mortgaged Property. The Borrower has not performed Phase II ESAs because it believes that, notwithstanding the results of a Phase II ESA, there will be no material adverse effect on the Mortgaged Properties taken as a whole as a result of environmental contamination. In the event that environmental contamination has affected or will affect the Mortgaged Properties, the Borrower believes that other parties would be held primarily responsible for any response required and that any environmental costs or liabilities would not be material. There can be no assurance that the Borrower is correct in concluding either that other parties would bear or be able to bear primary responsibility, or that the environmental costs or liabilities would not be material or would not have a material adverse effect on the Borrower's ability to make required payments on the Bonds.

      Certain environmental and common law principles govern the responsibility for the removal, encapsulation or disturbance of asbestos containing materials ("ACMs") such as ceiling and floor tiles, when these ACMs are in poor condition or when a property with ACMs is undergoing renovation or demolition. Such laws could also be used to impose liability upon owners and operators of real property for the release of ACMs into the air that cause personal injury or other damage or exceed permissible levels. At all Mortgaged Properties where ACM has been identified, the ACM is being managed in place pursuant to ACM Operation and Maintenance plans. The Borrower believes that ACM at all of the Mortgaged Properties can be managed or removed adequately and without significant expense. However, there can be no assurance that the Borrower will not be required to remediate ACM in the future at significant expense, which could have a material adverse effect on the Borrower's ability to make required payments on the Bonds.

      Beyond statute-based environmental liability, there can be common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) relating to hazardous environmental conditions on a property. Unanticipated or uninsured liabilities of the Borrower may jeopardize the Borrower's ability to make required payments on the Bonds.

      No assurances can be given that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator, or past or current resident has created an environmental condition not known to the Borrower. Moreover, no assurances can be given that (i) future laws, ordinances , or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Mortgaged Properties will not be affected by the condition of land or operations in the vicinity of the Mortgaged Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Borrower. Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on the Borrower. Such costs may jeopardize the Borrower's ability to make required payments on the Bonds.

      The Indenture provides that the Indenture Trustee will not commence foreclosure on any of the Mortgaged Properties unless a Phase I ESA (and if appropriate, a Phase II ESA) is conducted at the expense of the Borrower, and no material environmental liabilities or potential liabilities are detected thereby. The procedures required by the Indenture may delay or adversely affect the Indenture Trustee's ability to foreclose on the Mortgaged Properties. Moreover, any such ESA may not reveal all potential environmental liabilities to which such Mortgaged Property may be subject. There can be no assurance that the requirements of the Indenture, even if fully observed, will in fact insulate the assets of the Trust from liability for environmental conditions.

      COMPLIANCE WITH OTHER LAWS. The Mortgaged Properties must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that the Mortgaged Properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requirements could require removal of structural barriers to handicapped access in certain public areas of the Mortgaged Properties, where such removal is readily achievable. The ADA does not, however, consider residential properties such as apartment communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. The Borrower believes that the Mortgaged Properties comply with all present requirements under the ADA and applicable state laws. Noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants.

      The Fair Housing Amendments Act of 1988 (the "FHA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHA could result in the imposition of fines or an award of damages to private litigants. The Borrower believes that the Mortgaged Properties that are subject to the FHA are in compliance with such law.

MANAGEMENT; POTENTIAL CONFLICTS OF INTEREST

      The net income realized from operations of the Mortgaged Properties may be affected by management decisions. The day-to-day management of the Mortgaged Properties is currently performed by MAALP pursuant to the terms of the Management Agreement. Because MAALP, MAAC and their affiliates own or operate apartment communities other than the Mortgaged Properties, potential conflicts of interest exist. In particular, MAALP, MAAC and their affiliates own and operate, and in the future may own and operate, apartment communities that compete directly or indirectly with the Mortgaged Properties. While MAALP and its affiliates are experienced in managing apartment communities, there can be no assurance that MAALP will be able to manage the Mortgaged Properties successfully.

APPRAISALS

      The Appraisals valued the Mortgaged Properties at $240 million. See "The Mortgaged Properties -- Appraisal Reports." To the knowledge of the Borrower, the assumptions on which the Appraisals are based provide, as of the date of preparation thereof, a reasonable basis for the Appraisals. However, such assumptions concern the occurrence of a complex series of future events, including those concerning leasing, occupancy, rental rates, capitalization rates and expenses of operating the Mortgaged Properties (including, without limitation, capital expenses) and the tax treatment of various items, all of which assumptions are subject to various risks and contingencies, including those set forth herein and many of which are not within the control of the Borrower. Some of the assumptions inevitably will prove inaccurate, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Therefore actual results achieved will vary from the Appraisals and the variations may be material. Appraisals are only estimates of value and should not be relied upon as measures of realizable value. No assurance is or can be given as to actual cash flow of the Mortgaged Properties or the actual value of the Mortgaged Properties during the term of the Bonds or the life of the Certificates.

NO PRINCIPAL AMORTIZATION

      There will be no scheduled principal amortization of the Bonds prior to the Stated Maturity Date. The entire principal amount of the Bonds is scheduled to be paid on the Stated Maturity Date. The Borrower's (or, after the Permitted Merger and Security Release, MAALP's) ability to pay the Bonds on the Stated Maturity Date will be subject to its ability to refinance the Bonds or sell the Mortgaged Properties (or, in MAALP's case, after the Permitted Merger and Security Release, to sell other assets, generally) at that time. If the Borrower (or, after the Permitted Merger and Security Release, MAALP) is unable to refinance the Bonds or sell the Mortgaged Properties or other assets, as the case may be, or the proceeds from any such sale or refinancing are insufficient to pay the Bonds in full in a timely manner, the holders of the Certificates or, after the Permitted Merger and Security Release, holders of the Bonds may not receive full repayment of the principal amount of the Certificate or Bonds, as the case may be, on the Expected Final Distribution Date or Stated Maturity Date, as the case may be.

UNINSURED LOSS; SUFFICIENCY OF INSURANCE

      The Borrower, through blanket policies, carries comprehensive general public liability insurance, fire and extended coverage insurance, business interruption insurance, worker's compensation insurance, employer's liability insurance and other insurance (the "Required Insurance Policies") required under the Indenture, Mortgages and other security documents (collectively, the "Security Documents") with respect to the Mortgaged Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses, generally of a catastrophic nature (such as from floods, earthquakes and wars), that may be uninsurable and there is therefore a risk of uninsured or underinsured losses. Should an uninsured or underinsured loss occur, the Borrower could lose both its capital invested in, and anticipated profits from, one or more Mortgaged Properties, and the Borrower's ability to make required interest and principal payments on the Bonds could be adversely affected. There is a possibility of casualty losses with respect to the Mortgaged Properties for which insurance proceeds may not be adequate. Consequently, there can be no assurance that any loss incurred will not exceed the limits of policies obtained. In addition, inflation, changes in building codes and ordinances, environmental considerations, and other factors may make it unfeasible to use insurance proceeds to replace a Mortgaged Property after such property has been damaged or destroyed.

RATINGS OF THE CERTIFICATES

      It is a condition to the issuance of the Certificates that they be assigned a rating no lower than "Baa2" by Moody's and a rating no lower than "BBB" by S&P. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to downgrade, withdrawal or qualifications at any time by the assigning rating organization as a result of changes in, or the unavailability of, information. Neither Moody's nor S&P is rating the likelihood of receipt or the timing of receipt by the holders of the Certificates of Default Interest payable in connection with a default under the Bonds in excess of the regular interest. Moody's has rated the Certificates through the Scheduled Final Distribution Date. S&P has rated the Certificates through the Expected Final Distribution Date.

      The ratings assigned to the Certificates by the Rating Agencies are based solely on the anticipated performance of the Mortgaged Properties. Future events could have an adverse impact on the ratings of the Certificates. There is no assurance that any such rating will continue for any period of time or that it will not be reviewed, revised, suspended or withdrawn entirely as a result of changes in or unavailability of information by either Rating Agency if, in its judgment, circumstances so warrant. The ratings do not represent an assessment of the likelihood or frequency of principal prepayments on the Bonds or the corresponding effect on the yield to investors. There is no obligation on behalf of the Depositor or the Trustee to maintain any particular rating. A review, revision, suspension or withdrawal of a rating may have an adverse effect on the market price of the Certificates but will not constitute an event of default under the Security Documents.

RISKS OF BANKRUPTCY OF THE BORROWER

      In the event of the bankruptcy of the Borrower or its General Partner, the application of certain provisions of the bankruptcy code could have a material adverse effect on holders of the Bonds and, consequently, holders of the Certificates. By reason of the "automatic stay" provisions (which could significantly delay the Indenture Trustee's ability to cause the liquidation of the Mortgaged Properties) and other provisions of the bankruptcy code, delays in payments on the Bonds and reductions in the principal balances thereof (each of which could be significant) could occur. It is also possible that the bankruptcy trustee or the Borrower as debtor-in-possession could argue, and the bankruptcy court could agree, that, notwithstanding the existence of a security interest in the Mortgaged Properties' receivables, the "equities of the case" provision in the bankruptcy code dictates that the Bondholders' security interest should not extend post-petition.

      The Borrower has agreed to restrict its business to the ownership, operation and financing of the Mortgaged Properties and those activities related or incidental to that business. Similarly, the certificate of incorporation of the General Partner generally limits its permitted activities to serving as the general partner of the Borrower. The General Partner has two independent directors. There is and can be no assurance, however, that either the Borrower or the General Partner will not become bankrupt or insolvent.

      The Borrower and its owners have several affiliates, including MAAC and MAALP. Although the Borrower has been structured so as to limit the possibility that it will be a debtor in a bankruptcy proceeding other than for reasons related to the ownership of the Mortgaged Properties, there is and can be no assurance that, in a bankruptcy of such owners or any of their affiliates, the Mortgaged Properties will be protected from the creditors of such owners or affiliates.

FRAUDULENT CONVEYANCE STATUTES

      The transfer and pledge of the Mortgaged Properties and the issuance of the Bonds and Certificates are subject to review under relevant federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case involving, or a lawsuit by creditors of, the Borrower, the Depositor, the General Partner, MAALP or MAAC. Generally, under Fraudulent Conveyance Statutes, transfers made or indebtedness incurred by a person will be subject to avoidance if (i) the transfer was made or the indebtedness incurred with the intent of hindering, delaying or defrauding creditors or (ii)(a) the debtor did not receive fair consideration or reasonably equivalent value for incurring such indebtedness and (b) the Debtor (1) was insolvent or rendered insolvent by the transfer or the incurrence of such indebtedness, (2) had unreasonably small capital with which to carry on its business and any transaction or transactions in which it intended to engage or (3) intended to incur, or believed it would incur, indebtedness beyond its ability to repay such indebtedness at maturity. The measure of insolvency will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the present fair value of its assets is less than (i) the amount of its liabilities (including contingent liabilities discounted by the likelihood of the contingency becoming actual) or (ii) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and mature. Fraudulent conveyance related claims against the Mortgaged Properties may not be covered by title insurance policies.

      If the transfer of the Mortgaged Properties by MAALP to the Borrower were avoided under Fraudulent Conveyance Statutes, the Borrower could be required to disgorge its ownership interest in the Mortgaged Properties, thereby negatively impacting the Borrower's ability to make payments of principal and interest on the Bonds. Moreover, if the pledge of the Mortgaged Properties or the issuance of the Bonds by the Borrower was avoided under Fraudulent Conveyance Statutes, the Bonds would no longer be secured by the Mortgaged Properties and would constitute merely unsecured claims against the Borrower, which in bankruptcy are likely to be paid at a significant discount from their face value.

LACK OF ESTABLISHED MARKET

      Currently, there is no market for the Certificates. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide holders of the Certificates with liquidity of investment or that it will continue for the life of the Certificates.


                        DESCRIPTION OF THE CERTIFICATES

      CERTAIN STATEMENTS CONTAINED THROUGHOUT THIS PROSPECTUS ARE SUMMARIES OF CERTAIN PROVISIONS OF THE TRUST AGREEMENT, THE CERTIFICATES, THE MORTGAGES AND THE BONDS. SUCH STATEMENTS DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS AND INSTRUMENTS.

GENERAL

      The Certificates will be issued pursuant to the Trust Agreement in an aggregate principal amount of U.S. $ . The Certificates represent beneficial ownership of the assets of the Trust, which consists exclusively of the Bonds in the aggregate principal amount of $ . The Bonds will be issued pursuant to the Indenture and until the Permitted Merger and Security Release will be secured by the Mortgage Liens on the Mortgaged Properties. The Borrower was organized for the sole purpose of owning, operating and financing the Mortgaged Properties and issuing the Bonds which are secured by the Mortgage Liens. See "Description of the Bonds."

      The Indenture provides that the Mortgage Liens securing the Bonds will be subject to the Security Release upon satisfaction of certain conditions and at the time described below in "Description of the Bonds -- Permitted Merger and Security Release." Simultaneously with the Permitted Merger and Security Release, the Trust will terminate, the Trustee will deliver the Bonds to the holders of the Certificates through the book-entry facilities described herein, as a distribution in full satisfaction of their beneficial interests in the Trust, and the Global Certificate will be canceled by the Trustee and delivered to the Depositor, and will be of no further force or effect. At such time, the persons formerly owning beneficial interests in the Certificates will, by operation of the Trust Termination and with no action being required on their parts, own beneficial interests in the Bonds. See "Book-Entry Clearance and Settlement."

STATUS

      The Certificates will evidence, in the aggregate, all of the beneficial ownership interests in the Trust. The Certificates will be payable solely from payments received by the Trustee with respect to the Bonds and will not represent obligations of the Borrower, any general or limited partner of the Borrower or any affiliate thereof or any other person.

FORM, DENOMINATIONS, EXCHANGE, REGISTRATION AND TRANSFER

      The Certificates will be issued, maintained and transferred in the book-entry form only in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Certificates will be represented by one Global Certificate registered in the name of a nominee designated by DTC. No holder of a Certificate will be entitled to receive a certificate issued in fully registered, certificated form (a "Definitive Certificate") representing its interest in the Certificates, except under the limited circumstances described below under "Book Entry Issuance, Clearance and Settlement -- Definitive Certificates and Bonds." Unless and until Definitive Certificates are issued in respect of the Certificates, all transfers of Certificates will be cleared and settled through the facilities of DTC, CEDEL and Euroclear.
See "Book-Entry Issuance, Clearance and Settlement."

 PAYMENTS ON THE CERTIFICATES

      Upon receipt of payments required to be made on the Bonds, the Trustee will pay such amounts to holders of the Certificates through the facilities of DTC. The Trustee will make all payments with respect to the Certificates to DTC or its nominee as the registered owner thereof. None of the Borrower, the Depositor, MAALP, MAAC, the General Partner, the Trustee or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Depositor expects that DTC or its nominee, upon receipt of any payment in respect of the Global Certificate held by it or its nominee, will immediately credit the accounts of DTC participants (including Euroclear and CEDEL and their respective depositories) with payments in amounts proportionate to their respective beneficial interests in the principal amount of Global Certificate as shown on the records of DTC or its nominee. The Depositor also expects that payments by DTC participants (including Euroclear and CEDEL and their respective depositories) to owners of beneficial interests in Global Certificate held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with respect to securities held for the accounts of customers registered in street names. Such payments will be the responsibility of the relevant DTC participant.

      If a Definitive Certificate is issued in exchange for any portion of the Global Certificate after the close of business at the office or agency where such exchange occurs on (i) any Certificate Record Date and before the opening of business at such office or agency on the related Distribution Date or (ii) any special record date and before the opening of business at such office or agency on the related proposed date for payment of Default Interest, such interest or Default Interest, as the case may be, will not be payable on such Distribution Date or proposed date for payment of Default Interest, as the case may be, in respect of such Certificate, but will be payable on such Distribution Date or proposed date for payment of Default Interest, as the case may be, only to DTC with respect to the Global Certificate, and the Depositor understands that DTC will undertake to credit such interest to the account of the person who was the beneficial owner of such portion of the Global Certificate on such Record Date or special record date, as the case may be.

      So long as the Certificates are held through DTC's book entry system, distributions of interest and principal (and Default Interest, if any) on the Certificates will be made, subject to applicable laws and regulations, by wire transfer from the Trustee to DTC and will be forwarded to investors in accordance with the payment procedures of DTC and the applicable DTC participant.

      If any Certificate is not held through DTC, distributions of interest (and Default Interest, if any) on such Certificate will be made, subject to the applicable laws and regulations, to the person in whose name such Certificate is registered in the register of the Certificates as of the close of business on the Certificate Record Date, upon compliance by such holder with reasonable requirements of the Trustee, by wire transfer to the account designated by such holder, and otherwise by check mailed to the address of such person. With respect to the final payment of the Certificates, upon compliance by such holder with reasonable requirements of the Trustee, such payment will be made by wire transfer to the account designated by the person in whose name the Certificates are registered in the register of the Certificates as of such date and otherwise by check mailed to the address of such person, against surrender of such Certificate at the corporate trust office of the Trustee in Chicago, Illinois.

      Payments on any Certificate will be payable to the person in whose name the Certificate is registered at the close of business on the Record Date immediately preceding each Payment Date; provided, however, that payments at maturity will be payable to the person in whose name the Certificate is registered at such time.

EXPECTED FINAL DISTRIBUTION DATE

      The Expected Final Distribution Date for the Certificates is , 2003, which is the Stated Maturity Date of the Bonds. The Expected Distribution date is based on an assumption that the entire Principal Amount of the Bonds, together with accrued interest and other amounts owed in respect of the Bonds, will be paid on the stated Maturity Date.

SCHEDULED FINAL DISTRIBUTION DATE

      The Scheduled Final Distribution Date for the Certificates is , 2005, two and one-half years after the Expected Final Distribution Date. If the unpaid principal balance on the Bonds is paid after the Expected Final Distribution Date and prior to the Scheduled Final Distribution Date, the Certificates are required to be paid on the next Payment Date. See "Description of the Bonds -- Payment on the Bonds -- Term and Prepayment Lockout." The Trust Agreement also provides that any amounts received by the Trustee after the Scheduled Final Distribution Date will be distributed prior to termination of the Trust.

EXCESS FUNDS

      The Trustee is required to hold payments received by it with respect to the Certificates which are not distributed upon repayment in full of the Bonds in a segregated non-interest bearing trust account (the "Holdover Account") in the Trustee's name for the benefit of the holders of such Certificates. All such monies so held by the Trustee and which remain unclaimed for a period of two years after the final distribution of such Certificates (or such shorter period as may be prescribed by applicable law) will be distributed by the Trustee to the Depositor as provided in the Trust Agreement.

AMENDMENT

      The Trust Agreement may be amended from time to time by the Depositor and the Trustee with the consent of the holders of 66 2/3% of the aggregate principal amount of Certificates outstanding for the purpose of adding any provision to or changing in any manner or eliminating any provision of the Trust Agreement or of modifying in any manner the rights of the holders of the Certificates; provided, that no such amendment will:

(i) reduce in any manner the amount of, or delay the timing of, payments received on the Bonds which are required to be distributed with respect to the Certificates without the consent of each affected Certificate holder;

(ii) reduce the percentage of the aggregate outstanding principal amount of Certificates the holders of which are required to consent to any such amendment, without the consent of the holders of all Certificates then outstanding; or

(iii) adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of the Code.

      The Trust Agreement provides that the parties thereto may agree, without the consent of the holders of the Certificates, to any modification (subject to certain exceptions) of the Trust Agreement or the Certificates, (i) to add to the covenants for the benefit of the Trustee or surrender any right or power of the Depositor, provided that such surrender will not adversely affect the interests of the holders of the Certificates, (ii) to evidence and provide for the appointment and acceptance of any successor Trustee or (iii) to cure any ambiguity or cure or correct any defective or inconsistent provision in the Trust Agreement or any Certificate provided such action will not adversely affect the interests of the holders of the Certificates.

      The Trustee may not consent to any amendment or modification of the Trust Agreement which would adversely affect the Trust's status as a grantor trust for federal income tax purposes.

      In determining whether any change adversely affects the interests of holders of the Certificates, the Trustee will rely upon written confirmation of the Rating Agencies that such change will not result in the downgrading, withdrawal or qualification of the rating on each class of Certificates then outstanding and affected thereby.

INDEMNIFICATION

      The Trust Agreement contains provisions for the indemnification of the Trustee by the Trust and for relief for it from responsibility in certain circumstances, including provisions relieving it from instituting proceedings to enforce payment unless indemnified to its satisfaction.

MERGER, CONSOLIDATION OR ASSUMPTION

      The Depositor will not consolidate or merge with any other corporation or other entity or permit any other corporation or entity to merge into it, or convey, transfer or lease its properties and assets substantially as an entirety to any person except as permitted by the Trust Agreement.

NOTICES

      The Trustee will cause all notices to the holders of the Certificates to be mailed by first class mail, postage prepaid return receipt requested to each holder as its address appears on the security register or alternatively, will publish notice in a financial newspaper of national circulation once per week for at least two consecutive weeks.

TRUST TERMINATION

      Simultaneously with the Permitted Merger and Security Release, the Trust will terminate. At such time, the Trustee will deliver the Bonds to holders of the Certificates, without any action on the part of Certificate holders, by means of the book-entry facilities described herein, as distribution in full satisfaction of their beneficial interests in the Trust. The Global Certificate evidencing the Certificates will be canceled at that time by the Trustee and delivered to the Depositor and will be of no further force and effect.

                           DESCRIPTION OF THE BONDS

GENERAL

      The Bonds are to be issued under the Indenture, which has been filed with the Securities and Exchange Commission (the "Commission"), is incorporated by reference herein, and is available for inspection at the corporate trust office of the Trustee at 135 LaSalle Street, Chicago, Illinois 60674-4107. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Bonds to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Bonds. All section references appearing herein are to sections of the Indenture.

      The Bonds will be limited to an aggregate principal amount of $ and will mature on , 2003. Until the Permitted Merger and Security Release, the Bonds will be secured by (i) first priority mortgage liens on the 26 Mortgaged Properties, including the Borrower's fee interest in each of the parcels of real property on which the Mortgaged Properties are situated, (ii) liens and security interests in all related assets, including buildings and improvements thereon,
(iii) an assignment of rents and leases from the Mortgaged Properties, and (iv) the funds and investments, if any, in the Accounts. After the Permitted Merger and Security Release, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured indebtedness of MAALP, and Bondholders will have no claim against the Mortgaged Properties or any other property of MAALP except to the extent all general unsecured creditors of MAALP have such claims. The Bonds are neither insured nor guaranteed by the Depositor, the Borrower, the General Partner, MAALP, MAAC, the Indenture Trustee, the Trustee or the Underwriter or any of their affiliates, or by any governmental entity or instrumentality or by any other person or entity.

PERMITTED MERGER AND SECURITY RELEASE

      The Indenture provides that the Permitted Merger and Security Release will occur if and when each of the following conditions, among others, occurs: (i) the unsecured debt of MAALP, including the Bonds, is rated at least "Baa3" and "BBB-" by Moody's and S&P, respectively; and (ii) MAALP is a reporting company under the Exchange Act pursuant to an effective registration statement on Form 10 (or any successor form). The Borrower is required to give written notice of the anticipated Permitted Merger and Security Release to the Certificate holders at least 60 days prior to the Permitted Merger and Security Release, which notice will be accompanied by the MAALP Exchange Act Reports and the Information Statement. Upon proof of proper notice and delivery of the Exchange Act Reports and the Information Statement, the Indenture Trustee will release the Mortgage Liens, the Permitted Merger will occur, and MAALP will assume the obligations under the Bonds. At such time, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured debt of MAALP. Neither the Permitted Merger nor the Security Release may occur if Advances are outstanding.

FORM, DENOMINATIONS, EXCHANGE, REGISTRATION AND TRANSFER

      The Bonds will be issued, maintained and transferred in the book-entry form only in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Bonds will be represented by one Global Bond registered in the name of a nominee designated by DTC. No holder of a Bond will be entitled to receive a Bond issued in fully registered, certificated form (a "Definitive Bond") representing its interest in the Bonds, except under the limited circumstances described below under "Book Entry Issuance, Clearance and Settlement -- Definitive Certificates and Bonds." Unless and until Definitive Bonds are issued in respect of the Bonds, all transfers of Bonds will be cleared and settled through the facilities of DTC, CEDEL and Euroclear. See "Book-Entry Issuance, Clearance and Settlement."

PAYMENT ON THE BONDS

      PAYMENTS OF INTEREST. The Bonds will bear interest at the rate per annum set forth on the cover page of this Prospectus, payable monthly on each Payment Date with respect to interest accrued from the preceding Payment Date (or the date of original issuance in the case of the first Payment Date) through the day immediately preceding the Payment Date to Bondholders of record on the related Record Date. Interest on the Bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      PAYMENTS OF PRINCIPAL. The Bonds will mature and the entire principal amount of the Bonds will be due and payable on ________, 2003.

      PAYMENTS UPON ISSUANCE OF PHYSICAL CERTIFICATES. If the Bonds are no longer represented by the Global Bond, payments of interest, at the option of the Borrower, may be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of Bonds, but the Borrower may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      TERM AND PREPAYMENT LOCKOUT. The Bonds are non-callable for a period of five (5) years, and the entire unpaid principal balance of the Bonds will be due and payable on the Stated Maturity Date. There is no sinking fund for the Bonds, and the Bonds are not subject to redemption, prepayment or principal amortization except upon the occurrence of the certain events of default under the indenture of the Bonds.

PRIORITY OF PAYMENTS; CASH MANAGEMENT

      The Borrower has irrevocably instructed the property manager at each Mortgaged Property to deposit into the applicable Property Account (i) all rents due under the Leases; (ii) all additional amounts, if any, due and payable under the Leases; and (iii) all other revenue derived from the Mortgaged Properties. All funds in each Property Account will be transferred to the Operating Account on a daily basis.

      Prior to a Cash Management Period, all money from the Operating Account will be transferred by automated clearinghouse transfer to such accounts as the Borrower may direct on a daily basis in accordance with its standing instructions to the Account Bank. During a Cash Management Period which follows an event described in clause (i) of the next succeeding paragraph, funds in the Operating Account will be transferred to such accounts as the Borrower may direct on the Business Day following each Account Funding Date. During a Cash Management Period which follows an event described in clause (ii) or (iii) below, no funds may be transferred from the Operating Account except at the direction of the Indenture Trustee or its agent.

      A Cash Management Period is a period during which (i) the Borrower fails to maintain a Pre-Permitted Merger Debt Service Coverage Ratio of at least 1.30 to 1 or (ii) an event of default occurs and is continuing under the Bonds, the Indenture or any Security Document or (iii) any event has occurred and is continuing which obligates or permits the Indenture Trustee to make an Advance.

      Pursuant to the Cash Collateral Account Agreement, during any Cash Management Period, the Borrower, has instructed the Account Bank to withdraw from the Operating Account, in the priority listed below and to the extent available therein, by 10:00 a.m. New York on each Account Funding Date, (i) funds in an amount equal to one-twelfth of the annual amount of interest on the Bonds outstanding at the time less the amount of funds on deposit in the Interest Escrow Account and deposit the same into the Interest Escrow Account;
(ii) funds in an amount equal to the tax payments and insurance premiums required to be paid during the six months following such Account Funding Date less funds on deposit in the Mortgage Escrow Account and deposit the same into the Mortgage Escrow Account; and (iii) funds in an amount equal to one-half of the annual amount required to be escrowed during any Cash Management Period to fund replacements pursuant to each Mortgage less the amount on deposit in the Replacement Reserve Account and deposit the same into the Replacement Reserve Account.

      The Indenture provides that the Borrower will deposit each monthly payment on the Bonds with the Indenture Trustee by 10:00 a.m. New York time on the Payment Date for disbursement to holders of the Bonds. The Indenture also provides that the Indenture Trustee will apply any amounts so received and any other amount received pursuant to the Indenture excluding fees of the Indenture Trustee which are paid by the Borrower in a timely fashion, but including, without limitation, amounts in the Operating Account and the other Accounts and payments in respect of the liquidation, if any, of the Mortgaged Properties, in the following order:

      FIRST: to reimburse the Indenture Trustee for all unreimbursed Advances, plus interest thereon at the Advance Rate;

      SECOND: to make payments, if any are required, from the Accounts as provided in the Cash Collateral Agreement;

      THIRD: to make payments of interest on the Bonds in accordance with their terms;

      FOURTH: to make payments of principal on the Bonds, to the extent any such payments are then due;

      FIFTH: to make payments of Default Interest on the Bonds, to the extent any such payments are then due; and

      SIX: to pay any other amounts due and owing under the Indenture.

RESTRICTIVE COVENANTS

      Pursuant to the Indenture, the Borrower and, after the Permitted Merger and Security Release, MAALP are subject to the following restrictive covenants, as applicable:

MAINTENANCE OF LIENS PRIOR TO PERMITTED MERGER AND SECURITY RELEASE

      Prior to the Permitted Merger and Security Release, the Borrower is required to maintain and preserve the first priority of the Mortgage Liens and security interests created by the Security Documents.

LIMITATION ON DEBT PRIOR TO PERMITTED MERGER AND SECURITY RELEASE

      Prior to the Permitted Merger and Security Release, the Borrower is not permitted to incur or permit to exist any indebtedness, except pursuant to the Bonds or trade accounts payable which are paid in full no more than 60 days after the date on which such accounts payable are created.

LIMITATION ON DEBT FROM AND AFTER PERMITTED MERGER AND SECURITY RELEASE

      From and after the Permitted Merger and Security Release, MAALP is prohibited from incurring any indebtedness (except inter-company indebtedness that is subordinate to the Bonds) if, immediately after giving effect to the incurrence of such additional indebtedness, the aggregate principal amount of all outstanding indebtedness of MAALP and its subsidiaries on a consolidated basis is greater than 50% of the sum of (i) the cost (original cost plus capital improvements) of real estate assets of MAALP and its subsidiaries before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP") and (ii) all other assets of MAALP and its subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivable) (collectively, "Total Assets").

LIMITATION ON SECURED DEBT FROM AND AFTER PERMITTED MERGER AND SECURITY RELEASE

      From and after the Permitted Merger and Security Release, MAALP is prohibited from incurring any indebtedness secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind ("Secured Debt") if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 40% of MAALP's Total Assets.

MINIMUM UNENCUMBERED ASSETS FROM AND AFTER PERMITTED MERGER AND SECURITY RELEASE

      From and after the Permitted Merger and Security Release, MAALP is required to maintain Total Assets which are not encumbered by any pledge, mortgage or other encumbrance ("Total Unencumbered Assets") of not less than 150% of the aggregate principal amount of all outstanding indebtedness which is not Secured Debt.

DEBT SERVICE COVERAGE PRIOR TO PERMITTED MERGER AND SECURITY RELEASE

      If at any time prior to the Permitted Merger and Security Release, the Pre-Permitted Merger Debt Service Coverage Ratio of the Borrower is less than
1.30 to 1, the Indenture Trustee will deliver a notice to the Account Bank (the "Trigger Notice") under the Cash Collateral Agreement. At such time, funds in the Operating Account will be transferred to the Accounts and any funds deposited into the Operating Account in the future will be transferred from the Accounts only in accordance with the Cash Collateral Agreement. If at any time after such delivery of a Trigger Notice the Pre-Permitted Merger Debt Service Coverage Ratio is equal to or greater than 1.30 to 1, the Indenture Trustee will promptly deliver notice to the Account Bank under the Cash Collateral Agreement and the future funding of the Accounts will cease.

      If at any time prior to the Permitted Merger and Security Release, the Pre-Permitted Merger Debt Service Coverage Ratio of the Borrower is less than
1.15 to 1, the Indenture Trustee may, and upon direction from the holders of 25% in principal amount of the Bonds, will upon ten days' prior to the Borrower and each property manager of the Mortgaged Properties, terminate or cause the termination of all such property managers and require the Borrower to retain a different manager or managers satisfactory to the Indenture Trustee or such holders of the Bonds.

DEBT SERVICE COVERAGE FROM AND AFTER PERMITTED MERGER AND SECURITY RELEASE

      From and after the Permitted Merger and Security Release, MAALP and its subsidiaries are prohibited from incurring any indebtedness if the Post-Permitted Merger Debt Service Coverage Ratio (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional indebtedness is to be incurred has been less than 1.50 to 1, on a pro forma basis after giving effect to the incurrence of such indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such indebtedness and any other indebtedness incurred by MAALP or its subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other indebtedness by MAALP or its subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of indebtedness under any revolving credit facility will be computed based upon the average daily balance of such indebtedness during such period); (iii) the income earned on any increase in Total Assets since the end of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of indebtedness had occurred on the first day of such period with the appropriate adjustment with respect to such acquisition or disposition being included in such pro forma calculation. The term "Post-Permitted Merger Debt Service Coverage Ratio" means the ratio of (i) (a) the amount of consolidated net income (or loss) of MAALP and its subsidiaries on a consolidated basis for such period plus (b) amounts which have been deducted for (1) interest or indebtedness of MAALP and its subsidiaries on a consolidated basis; (2) provision for taxes based on income; (3) amortization of indebtedness discount; (4) provisions for gains and losses on properties; (5) depreciation and amortization; (6) the effect of any noncash charge resulting form a change in accounting principles; and (7) amortization of deferred charges to (ii) the amount which is expensed in any 12-month period for interest on indebtedness of MAALP and its subsidiaries on a consolidated basis.

EVENTS OF DEFAULT AND NOTICE

      An "Event of Default" is defined in the Indenture to be (i) a default in the payment of any interest upon any of the Bonds when due and payable; (ii) a default in the payment of the principal of or premium, if any, on any of the Bonds when the same becomes due and payable at the Stated Maturity Date; (iii) the Borrower consolidates with or merges with or into, or conveys, transfers or leases all or substantially all its assets to, any person or entity in any transaction other than the Permitted Merger; (iv) the Borrower fails to observe or perform certain covenants contained in the Indenture regarding the maintenance of liens and recording, limitation on debt, limitation on Secured Debt, Total Unencumbered Assets, debt service coverage, the formation of subsidiaries, and amendments to the Limited Partnership Agreement; (v) the Borrower fails to observe or perform any of its covenants set forth in the Bonds or the Indenture (other than those referred to in clauses (i), (ii), (iii) or (iv) above) and such default, if subject to being cured, continues for a period of 30 days after the earlier of knowledge by the Borrower thereof or notice thereof from the Indenture Trustee to the Borrower; PROVIDED that if such Default is not subject to being cured within such 30-day period and the Borrower
(a) has delivered an Officers' Certificate to the Indenture Trustee (1) certifying that such Default is reasonably subject to cure and that the Borrower has commenced such cure and (2) setting forth those actions the Borrower has taken and will take to pursue such cure and (b) pursues such cure diligently to completion, then such 30-day period will be extended for an additional period of 60 days; (vi) following the Permitted Merger, MAALP defaults under any indebtedness for money borrowed by MAALP if (a) such default either (1) results from the failure to pay the principal of any such indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (b) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $1,000,000 or more at any one time outstanding and (c) such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 Business Days after written notice as provided in the Indenture; (vii) certain events of bankruptcy, insolvency or reorganization relating to the Borrower; (viii) an event of default occurs and is continuing under the Security Documents; (ix) any representation warranty or other statement made by or on behalf of the Borrower set forth in the Indenture or any other Security Document will proved to have been false or misleading in any material respect as of the date when made; (x) any judgment of decree for the payment of money in excess of $100,000 not covered by insurance is rendered against the Borrower and is not discharged and either

(a) an enforcement proceeding has ben commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following such judgment or decree during which such judgment or decree is not discharged, waived or execution thereof stayed; or (xi) the General Partner fails to comply with certain provisions of its certificate of incorporation.

      If an Event of Default (other than an Event of Default described in clause
(vii) of the preceding paragraph) will occur and be continuing, either the Indenture Trustee, by notice to the Borrower, or the holders of at least 25% in aggregate principal amount of the Bonds by notice to the Indenture Trustee and the Borrower may declare the principal of and accrued interest on all of the Bonds and all other amounts due thereunder to be due and payable; provided, that upon the occurrence of an Event of Default described in clause (vii) of the preceding paragraph, the principal or and accrued interest on all of the Bonds will automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are waived by the Borrower.

      The holders of a majority in aggregate principal amount of the Bonds may rescind an acceleration and its consequences if (i) the recision would not conflict with any judgment or decree; (ii) no amount has been paid to the holders as principal, interest, or premium, if any, on the Bonds as a result of such acceleration; (iii) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration; and (iv) all costs and expenses incurred by the Indenture Trustee prior to such waiver have been reimbursed to the Indenture Trustee.

      A holder of the Bonds may not pursue any remedy with respect to the Indenture or the Bonds unless: (i) the holder gives to the Indenture Trustee written notice stating that an Event of Default is continuing; (ii) the holders of at least 25% in principal amount of the Bonds make a written request to the Indenture Trustee to pursue the remedy; (iii) such holder or holders offer to the Indenture Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Indenture Trustee does not comply with the request within 60 days after the receipt of the request and the offer of security or indemnity; and (v) the holders of a majority of principal amount of the Bonds do not give the Indenture Trustee a direction inconsistent with the request during such 60-day period.

      The Borrower is required to furnish to the Indenture Trustee annually a statement as to the performance by the Borrower of its obligations under the Indenture and as to any default in such performance.

SERVICER

      Upon the occurrence of an Event of Default or any event requiring the Indenture Trustee to exercise any discretion to give its consent or to act or refrain from acting under any Mortgage, in any case prior to the Permitted Merger and Security Release, the Indenture Trustee may, and at the direction of the holders of 25% or more in aggregate principal amount of the Bonds will, appoint a servicer at the expense of the Borrower.

AMENDMENTS, SUPPLEMENTS AND WAIVERS

      The Indenture permits the Borrower (when authorized pursuant to a resolution of the General Partner's Board of Directors) and the Indenture Trustee, at any time and from time to time, to enter into one or more amendments or supplements to the Indenture, in form satisfactory to the Indenture Trustee for the following purposes: (i) to evidence the succession of another person or entity to the Borrower pursuant to the terms of the Indenture and the assumption by any such successor of the covenants of the Borrower contained in the Bonds and the Indenture; (ii) to add to the covenants of the Borrower for the benefit of the holders of all or any of the Bonds or to surrender any right or power conferred upon the Borrower by the Indenture; (iii) to add any additional Events of Default for the benefit of the holders of all or any of the Bonds; PROVIDED, HOWEVER, that in respect of any such additional Events of Default such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Indenture Trustee upon such default or may limit the rights of the holders of a majority in aggregate principal amount of the Bonds; (iv) to evidence and provide for the acceptance of appointment of a successor indenture trustee as provided in the Indenture; (v) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with the provisions of the Indenture, PROVIDED such provisions will not adversely affect the interests of the holders of the Bonds in any material respect; or (vi) to supplement any of the provisions of the Indenture to the extent as will be necessary to permit or facilitate the defeasance and discharge of the Bonds pursuant to and subject to the terms of the Indenture, PROVIDED that any such action will not adversely affect the interests of the holders of the Bonds in any material respect.

      The Indenture permits the Borrower and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Bonds (or, prior to the Permitted Merger, with the consent of the Trustee acting as instructed by holders of not less than a majority in principal amount of the Certificates), to enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the holders of the Bonds, provided that the Indenture Trustee has first received written confirmation from each Rating Agency that such action will not, in and of itself, cause the withdrawal, downgrade or qualification of their current rating of the Certificates or, after the Permitted Merger, the unsecured indebtedness of MAALP, and except that no such modification or amendment may, without the consent of the holders of each of the Bonds affected thereby, among other things, (i) reduce the amount of the Bonds whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest on the Bonds; (iii) reduce the principal of or extend the fixed maturity of the Bonds; (iv) reduce the premium payable on the Bonds; (v) make the Bonds payable in money other than that stated in the Bonds; (vi) make any changes to Section 5.04, Section 5.07 or Section 8.02 of the Indenture;
(vii) waive any default in the payment of principal of or interest on any Bond or any default depriving the Indenture Trustee or any holder of a lien upon any of the Mortgaged Properties; or (viii) release any Mortgaged Properties from the Mortgages Liens, except in accordance with the terms thereof and of the Indenture.

      The holders of a majority in principal amount of the Bonds may on behalf of the holders of all the Bonds waive compliance by the Borrower with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the Bonds may on behalf of the holders of all the Bonds waive any past default under the Indenture and its consequences, except (i) a default in the payment of the principal of or any interest on any Bond; (ii) a default depriving the Indenture Trustee or any holder of a lien upon any of the Mortgaged Properties; or (iii) a default in respect of any covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Bond affected.

DEFEASANCE

      The Borrower, at the Borrower's option, (i) will be discharged from any and all obligations in respect of the Bonds (except for certain obligations to register the transfer of the Bonds or the exchange of the Bonds to replace destroyed, stolen, lost or mutilated Bonds, and to maintain paying agents and hold moneys for payment in trust) or (ii) will be released from its obligations with respect to the Bonds under the covenants described under "Restrictive Covenants", and the occurrence of an event described in clause (iii) under "Events of Default and Notice" above with respect to any such covenant will no longer be an Event of Default if, in either case, the Borrower deposits with the Indenture Trustee, in trust, money or U.S. government obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and interest on the Bonds on the dates such payments are due in accordance with the terms of the Bonds. Such a defeasance under clause (i) or (ii) above may only be effected if, among other things, (a) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (vii) under "Events of Default and Notice" above or event which with the giving of notice or lapse of time or both would become an Event of Default described under such clause (vii) has occurred and be continuing at any time during the period ending on the 90th day following such date of deposit,
(c) the Borrower has delivered to the Indenture Trustee an opinion of counsel to the effect that the holders will not recognize gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount in the same manner and at the same times as if such defeasance had not occurred, (d) the Indenture Trustee has first received written confirmation from each Rating Agency that such action will not, in and of itself, cause the withdrawal, downgrade or qualification of their current rating of the Certificates or, after the Permitted

Merger, the unsecured debt of MAALP, and (e) certain other customary conditions precedent are satisfied. Such opinion, in the case of a defeasance as described under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. In the event the Borrower omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture as described under clause (ii) above and the Bonds are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. government obligations on deposit with the Indenture Trustee may be insufficient to pay amounts due on the Bonds at the time of the acceleration resulting from such Event of Default; however, the Borrower will remain liable in respect of such payments.

 PAYMENTS ON THE BONDS

       All payments of principal and interest in respect of the Bonds will be made by the Borrower in immediately available funds. The Bonds will trade in DTC's Same-Day Funds Settlement System until maturity or until the Bonds are issued in certificated form, and secondary market trading activity in the Bonds will therefore be required by DTC to settle in immediately available funds.

                 BOOK ENTRY ISSUANCE, CLEARANCE AND SETTLEMENT

      Holders of the Certificates (and after the Permitted Merger and Security Release, holders of the Bonds) may hold their Certificates (or Bonds) directly through DTC (for United States holders) and CEDEL and Euroclear (for European holders) if they are participants in such systems ("Participants"), or indirectly through organizations that are Participants. CEDEL and Euroclear will hold omnibus positions on behalf of CEDEL Participants and Euroclear Participants through customers' securities accounts in CEDEL's and Euroclear's name on the books of their respective depositories (collectively, the "Depositories"), which in turn will hold such positions in customers' securities accounts in the Depositories' names on the books of DTC. DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriter), banks (including the Trustee and the Indenture Trustee), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participant").

      Upon the issuance of the Global Certificate and the Global Bond, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Certificates represented by such Global Certificate to the accounts of DTC Participants. The accounts to be credited will be designated by the Underwriter. The account of the Trustee, as a Participant, will be credited for the issuance of the Global Bond. Ownership of beneficial interests in the Global Certificate and the Global Bond will be limited to DTC Participants or Indirect Participants. Ownership of beneficial interests in the Global Certificate and the Global Bond will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to DTC Participants' interests) or such DTC Participants (with respect to the owners of beneficial interests in the Global Certificate, and, following the Permitted Merger and Security Release, the Global Bond, who own such interests through Participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Certificate and Global Bond. Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between CEDEL Member Organizations and Euroclear Member Organizations will occur in accordance with their applicable rules and operating procedures.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through CEDEL Participants or Euroclear Participants on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures. If the transaction complies with all relevant requirements, CEDEL or Euroclear, as the case may be, will then deliver instructions to the Depository to take action to effect final settlement on its behalf.

      Because of time-zone differences, credits of securities in CEDEL or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant CEDEL Participant or Euroclear Participant on such business day. Cash received in CEDEL or Euroclear as a result of sales of securities by or through a CEDEL Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant CEDEL or Euroclear cash account only as of the business day following settlement in DTC.

      The holders of Certificates or, following the Permitted Merger and Security Release, Bonds that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Certificates or Bonds may do so only through Participants and Indirect Participants. In addition, holders of Certificates or, following the Permitted Merger and Security Release, Bonds will receive all distributions of principal and interest from the Trustee (or Indenture, Trustee, following the Permitted Merger and Security Release) through the Participants, who in turn will receive them from DTC. Under a book-entry format, holders of Certificates or Bonds may experience some delay in their receipt of payments since such payments will be forwarded by the Trustee or Indenture Trustee to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or beneficial owners of Certificates or Bonds.

      Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of Certificates or Bonds among Participants on whose behalf it acts with respect to the Certificates or Bonds and to receive and transmit distributions of principal of, and interest on, the Certificates or Bonds. Participants and Indirect Participants with which the holders of Certificates or Bonds have accounts with respect to the Certificates or Bonds similarly are required to make book-entry transfers and receive and transmit such payments on behalf of the respective holders of Certificates or Bonds. Accordingly, although the holders of Certificates or Bonds will not possess the Certificates or Bonds, the Rules provide a mechanism by which Participants will receive payments on Certificates or Bonds and will be able to transfer their interest.

      Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Certificates or Bonds to pledge such Certificates or Bonds to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Certificates or Bonds, may be limited due to the lack of physical possession of such Certificates or Bonds.

      CEDEL is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its Participants and facilitates the clearance and settlement of securities transactions between CEDEL Participants through electronic book-entry changes in accounts of CEDEL, thereby eliminating the need for physical movement of securities certificates.

      Euroclear was created in 1968 to hold securities for Participants of the Euroclear system and to clear and settle transactions between Euroclear Participants though simultaneous electronic book-entry delivery against payment.

      Although DTC, CEDEL and Euroclear have implemented the foregoing procedures in order to facilitate transfers of interests in global securities among Participants of DTC and Participants of Euroclear and CEDEL, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, Indenture Trustee, MAAC, MAALP or the Underwriter will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective direct or indirect Participants or of their respective obligations under the rules and procedures governing their operations. The information herein concerning DTC, CEDEL and Euroclear and their book-entry systems has been obtained from sources believed to be reliable, but the Depositor takes no responsibility for the accuracy or completeness thereof.

DEFINITIVE CERTIFICATES AND BONDS

      Definitive Certificates (or, following the Permitted Merger and Security Release, Definitive Bonds), will be delivered to beneficial owners of the Certificates (and, following the Permitted Merger and Security Release, the Bonds) (or their nominees) only if (i) DTC is no longer willing or able properly to discharge its responsibilities as depository with respect to the Certificates or Bonds, as the case may be, and the Depositor is unable to locate a qualified successor, (ii) the Trustee, or, following the Permitted Merger and Security Release, the Indenture Trustee, at its sole option, elects to terminate the book-entry system through DTC, or (iii) after the occurrence of an event of default under the Trust Agreement, or, following the Permitted Merger and Security Release, the Indenture, Certificate holders (or after the Permitted Merger and Security Release, Bondholders) representing a majority in principal amount of the Certificates (or Bonds, as the case may be) then outstanding advise DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interest of such Certificate holders or Bondholders.

      Upon the occurrence of any of the events described in clauses (i) through
(iii) in the immediately preceding paragraph, DTC is required to notify all affected DTC Participants of the availability through DTC of Definitive Certificates (or Definitive Bonds, as the case may be). Upon delivery of Definitive Certificates (or Definitive Bonds, as the case may be), the Trustee or Indenture Trustee and the registrar will recognize the holders of such Definitive Certificates (or Definitive Bonds, as the case may be) as holder of the Certificates or Bonds. Distributions of principal of and interest on the Definitive Certificates (or Definitive Bonds) will be made by the Trustee (or Indenture Trustee) directly to holders of Definitive Certificates (or Definitive Bonds) in accordance with the procedures set forth in the Trust Agreement (or Indenture). Upon the occurrence of any of the events described in clauses (i) through (iii) in the immediately preceding paragraph, request for transfer of Definitive Certificates or Definitive Bonds will be required to be submitted directly to the registrar in a form acceptable to the registrar (such as the forms which will appear on the back of the certificate representing a Definitive Certificate or Definitive Bond), signed by the holder or such holder's legal representative and accompanied by the Definitive Certificate or Certificates (or Definitive Bond or Bonds) for which transfer is being requested.

                    DESCRIPTION OF THE MORTGAGED PROPERTIES

      The Mortgaged Properties consist of 26 apartment communities containing an aggregate of 5,947 apartment units and have an average age of 12 years. The Mortgaged Properties are primarily located in mid-size markets in the Southeast and span 19 metropolitan areas across nine states. The Borrower believes that the Mortgaged Properties are well positioned within their markets and feature an appealing array of amenities, including swimming pools, washer/dryer connections, fireplaces, tennis courts and fitness centers. Over the last three years, average occupancy for the Mortgaged Properties has remained relatively constant at approximately 95%.

OPERATING PHILOSOPHY

      MAAC, MAALP and their respective affiliates (collectively, the "Company") have focused on owning, operating and acquiring apartment communities in mid-size southeastern and Texas cities. The Company believes that these markets generally have been less susceptible to apartment overbuilding during past real estate investment cycles, and the Company believes that apartment communities in these markets offer attractive long-term investment returns.

      The Company has implemented a practice of having trained property managers and service technicians on-site at each of the Company's apartment communities. The presence of these personnel will continue at the Mortgaged Properties pursuant to the terms of the Management Agreement. Moreover, MAALP intends to undertake frequent resident surveys and focus groups, in order to measure resident satisfaction at the Mortgaged Properties.

THE APPRAISAL REPORTS

      The Appraisals estimate the values of the Mortgaged Properties to be approximately $240 million. The Appraisals do not render any opinion of value of the Mortgaged Properties subsequent to the valuation dates of the Appraisals.

      The Appraiser states in the Appraisals that the Appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation and adopted by the Appraisal Institute and the Code of Professional Ethics of the Appraisal Institute. An appraisal is an opinion of value made by experts, subject to the assumptions and limiting conditions contained therein. The Appraisals are based substantially on estimates, assumptions and projections of income and expense related to the Mortgaged Properties and is based on information available as of the date of the particular Appraisal. However, neither the Borrower nor the Depositor makes any warranty or representation that the Mortgaged Properties could be sold at the appraised values.

ENGINEERING REPORT

      Creative Project Management, Inc. ("CPM") prepared evaluation reports for each of the 26 Mortgaged Properties. These reports, dated in October and November 1997, reviewed the Mortgaged Properties' structural and architectural conditions, mechanical, electrical, fire and life safety systems as well as compliance with the requirements of the ADA. Generally, CPM deemed the Mortgaged Properties as well designed and constructed and provided with above-average maintenance.

      The reports contain analyses of repairs and improvements to the Mortgaged Properties which are to be completed within one year, the estimated cost of which aggregate $636,130.

ENVIRONMENTAL REPORT

      In November 1997, CPM performed Phase I ESAs (which did not include invasive procedures, such as soil sampling or ground water analysis) on each of the Mortgaged Properties. The ESAs did not reveal any significant environmental liability that would have a material adverse effect on the Borrower's ability to make required payments on the Bonds. In every instance, the Phase I ESA included a record search for leaking underground storage tank sites and sites included on certain environmental databases. In two instances, the database searches revealed information that led the ESA to recommend a Phase II ESA (which involves invasive sampling procedures) to determine whether any contaminants affected the Mortgaged Property. One of these Mortgaged Properties is within one quarter mile of a hazardous waste site, with relatively flat topography between that site and the Mortgaged Property. The second of these Mortgaged Properties is adjacent to a leaking underground storage tank site and the ESA anticipates that the adjacent contamination will affect the Mortgaged Property. The Borrower has not performed Phase II ESAs because it believes that, notwithstanding the results of a Phase II ESA, there will be no material adverse effect on the Mortgaged Properties taken as a whole as a result of environmental costs or liabilities would not be material. There can be no assurance that the Borrower is correct in concluding either that other parties would bear or be able to bear primary responsibility, or that the environmental costs or liabilities would not be material which could have a material adverse effect on the Borrower's ability to make required payments on the Bonds.

      The Phase I reports identified the presence of asbestos-containing materials ("ACM") generally on or in floor and ceiling coverings in four of Mortgaged Properties. The Borrower has continuing ACM Operation and Maintenance Plans which include removal of asbestos-containing materials if they are not in good condition and believes the identified Mortgaged Properties can be managed pursuant to this plan. CPM identified no other material environmental hazards on site.

ADDITIONAL MORTGAGED PROPERTY INFORMATION

      The following tables sets forth selected financial and operating information for the Mortgaged Properties.

                                                                         YEAR                                    UNIT MIX
                                                               YEAR   MANAGEMENT    NUMBER    NUMBER OF
MORTGAGED PROPERTY           METROPOLITAN AREA              COMPLETED  COMMENCED   OF UNITS    STORIES    1 BDR    2 BDR   3 BDR
------------------           -----------------              ---------  ---------   --------    -------    -----    -----   -----
Belmere                      Tampa, Florida                    1984      1994         210        2          104      106      0
Crosswinds (1)               Jackson, Mississippi           1988/1990    1996         360        3          120      176     64
Fairways at Royal Oak        Cincinnati, Ohio                  1988      1994         214        2/3        107      107      0
Hermitage at Beechtree       Cary, North Carolina              1987      1997         194        2/3         60      134      0
Hidden Lake II (2)           Atlanta, Georgia                  1987      1997         160        2           64      96       0
High Ridge (2)               Athens, Georgia                   1987      1997         160        2/3         32      96      32
Howell Commons               Greenville, South Carolina     1986/1988    1997         348        2/3        200      148      0
Kirby Station                Memphis, Tennessee                1978      1994         371        2          225      146      0
Lakepointe                   Lexington, Kentucky               1986      1994         118        2           96      22       0
Lakeside                     Jacksonville, Florida             1985      1996         416        2/3        272      144      0
Marsh Oaks                   Atlantic Beach, Florida           1986      1995         120        2           56      64       0
Napa Valley                  Little Rock, Arkansas             1984      1996         240        3          156      84       0
Park Haywood                 Greenville, South Carolina     1981/1995    1993         208        2           96      112      0
Park Place (2)               Spartanburg, South Carolina       1986      1997         184        2           64      96      24
Pear Orchard                 Jackson, Mississippi              1985      1994         389        2          228      161      0
Savannah Creek (1)           Memphis, Tennessee                1989      1996         204        3           68      112     24
Shenandoah Ridge             Augusta, Georgia                  1982      1994         272        2          128      144      0
Somerset                     Jackson, Mississippi              1981      1995         144        2           56      88       0
Southland Station I (2)      Warner Robins, Georgia            1986      1997         160        2           48      80      32
Steeplechase                 Chattanooga, Tennessee            1986      1991         108        2/3         43      65       0
Sutton Place(1)              Memphis, Tennessee                1991      1996         252        3           84      120     48
Tiffany Oaks                 Altamonte, Springs, Florida       1985      1996         288        2          224      64       0
Village, The                 Lexington, Kentucky               1987      1994         252        2/3        168      84       0
Westside Creek I             Little Rock, Arkansas             1984      1997         142        2           16      126      0
Williamsburg Village         Jackson, Tennessee                1987      1994         148        2           88      48      12
Willow Creek(2)              Willow Creek, Georgia          1971/1978    1997         285        2/3        113      164      8
                                                                                    -----                 -----    -----    ---
Total Mortgaged Properties                                                          5,947                 2,916    2,787    244
                                                                                    =====                 =====    =====    ===

                               APPROXIMATE            AVERAGE
                               RENTABLE AREA          UNIT SIZE
MORTGAGED PROPERTY             (SQUARE FT.)          (SQUARE FT.)
------------------             ------------          ------------
Belmere                             202,440                 964
Crosswinds (1)                      443,200               1,231
Fairways at Royal Oak               214,477               1,002
Hermitage at Beechtree              169,776                 875
Hidden Lake II (2)                  154,000                 963
High Ridge (2)                      186,608               1,166
Howell Commons                      292,840                 841
Kirby Station                       310,173                 836
Lakepointe                           90,614                 768
Lakeside                            344,192                 827
Marsh Oaks                           93,280                 777
Napa Valley                         183,216                 763
Park Haywood                        156,776                 754
Park Place (2)                      195,312               1,061
Pear Orchard                        338,400                 870
Savannah Creek (1)                  237,200               1,162
Shenandoah Ridge                    222,800                 819
Somerset                            126,848                 881
Southland Station I (2)             186,704               1,167
Steeplechase                         98,602                 913
Sutton Place(1)                     267,600               1,062
Tiffany Oaks                        234,224                 813
Village, The                        182,716                 725
Westside Creek I                    148,030               1,042
Williamsburg Village                121,412                 820
Willow Creek(2)                     246,668                 866
                                  ---------               -----
Total Mortgaged Properties        5,448,068                 916
                                  =========               =====

(1) These properties are located in DeSoto County, Mississippi, a suburb of Memphis, Tennessee. The company considers the properties a part of the Memphis, Tennessee market.

(2) These properties were acquired in connection with the acquisition by the Company of Flournoy Development Company, a Georgia corporation ("FDC") and certain related entities on November 25, 1997.

                                                                    AVERAGE PHYSICAL OCCUPANCY AT
MORTGAGED PROPERTY               METROPOLITAN AREA              SEPTEMBER 30, 1997    DECEMBER 31, 1996
------------------               -----------------              ------------------    -----------------
Belmere                         Tampa, Florida                        98.6%                 97.1%
Crosswinds                      Jackson, Mississippi                  94.4%                 96.7%
Fairways at Royal Oak           Cincinnati, Ohio                      98.1%                 98.1%
Hermitage at Beechtree          Cary, North Carolina                  96.6%                 95.0%
Hidden Lake II                  Atlanta, Georgia                      93.2%                 97.5%
High Ridge                      Athens, Georgia                       85.3%                 93.5%
Howell Commons                  Greenville, South Carolina            97.7%                 87.6%
Kirby Station                   Memphis, Tennessee                    99.7%                 97.0%
Lakepointe                      Lexington, Kentucky                   94.9%                 98.3%
Lakeside                        Jacksonville, Florida                 95.4%                 95.4%
Marsh Oaks                      Atlantic Beach, Florida               94.2%                 99.2%
Napa Valley                     Little Rock, Arkansas                 92.1%                 82.9%
Park Haywood                    Greenville, South Carolina            92.8%                 93.8%
Park Place                      Spartanburg, South Carolina           91.3%                 92.7%
Pear Orchard                    Jackson, Mississippi                  95.1%                 97.9%
Savannah Creek                  Memphis, Tennessee                     100%                 99.0%
Shenandoah Ridge                Augusta, Georgia                      92.6%                 92.3%
Somerset                        Jackson, Mississippi                  95.8%                 98.6%
Southland Station I             Warner Robins, Georgia                91.6%                 89.7%
Steeplechase                    Chattanooga, Tennessee                98.1%                 96.3%
Sutton Place                    Memphis, Tennessee                    99.2%                 98.8%
Tiffany Oaks                    Altamonte Springs, Florida            99.3%                 96.0%
Village, The                    Lexington, Kentucky                   96.4%                 96.0%
Westside Creek I                Little Rock, Arkansas                 95.1%                 90.0%
Williamsburg Village            Jackson, Tennessee                    99.3%                 97.3%
Willow Creek                    Willow Creek, Georgia                 91.8%                 91.0%

Total Mortgaged Properties

                                   AVERAGE MONTHLY RENT PER UNIT AT            APPRAISED         APPRAISED
MORTGAGED PROPERTY             SEPTEMBER 30, 1997   DECEMBER 31, 1996            VALUE          VALUE/UNIT
------------------             ------------------   ----------------            -------         ----------
Belmere                               $602                $592                $10,100,000          $48,095
Crosswinds                            $605                $588                 17,125,000           47,569
Fairways at Royal Oak                 $588                $570                 10,200,000           47,664
Hermitage at Beechtree                $645                $624                  9,350,000           48,196
Hidden Lake II                        $609                $590                  6,800,000           42,500
High Ridge                            $739                $748                  9,200,000           57,500
Howell Commons                        $499                $501                 13,600,000           39,080
Kirby Station                         $556                $531                 16,100,000           43,396
Lakepointe                            $534                $520                  5,000,000           42,373
Lakeside                              $555                $556                 15,650,000           37,620
Marsh Oaks                            $519                $501                  4,400,000           36,667
Napa Valley                           $541                $542                  9,300,000           38,750
Park Haywood                          $497                $479                  6,700,000           32,212
Park Place                            $591                $598                  7,000,000           38,043
Pear Orchard                          $544                $556                 16,365,000           42,069
Savannah Creek                        $580                $557                  8,800,000           43,137
Shenandoah Ridge                      $440                $434                  7,500,000           27,574
Somerset                              $488                $492                  5,000,000           34,722
Southland Station I                   $611                $647                  6,740,000           42,125
Steeplechase                          $542                $522                  4,000,000           37,037
Sutton Place                          $561                $536                 10,800,000           42,857
Tiffany Oaks                          $559                $528                 11,475,000           39,844
Village, The                          $562                $542                 11,000,000           43,650
Westside Creek I                      $628                $603                  4,980,000           35,070
Williamsburg Village                  $518                $507                  5,620,000           37,973
Willow Creek                          $460                $455                  7,900,000           27,719
                                                                             ------------          -------
Total Mortgaged Properties                                                   $240,705,000          $40,475
                                                                             ============          =======

                                                         PATIO, PORCH,
                                                          BALCONY OR    WASHER/DRYER                 SWIMMING   FITNESS
MORTGAGED PROPERTY        METROPOLITAN AREA                 SUNROOM     CONNECTIONS     CLUBHOUSE    POOL(S)    CENTER   FIREPLACES
------------------       -----------------               ------------   ------------    ---------   ---------   -------  ----------
Belmere                  Tampa, Florida                       All             All            No       Yes (1)       No     Yes (24)
Crosswinds               Jackson, Mississippi                 All             All            No       Yes (3)      Yes          All
Fairways at Royal Oak    Cincinnati, Ohio                     All             All           Yes       Yes (1)      Yes     Yes (88)
Hermitage at Beechtree   Cary, North Carolina                 All             All           Yes       Yes (1)      Yes    Yes (140)
Hidden Lake II           Atlanta, Georgia                     All             All           Yes       Yes (1)      Yes     Yes (88)
High Ridge               Athens, Georgia                      All             All           Yes       Yes (1)      Yes     Yes (64)
Howell Commons           Greenville, South Carolina           All             All           Yes       Yes (1)       No           No
Kirby Station            Memphis, Tennessee                   All          Yes (168)         No       Yes (2)       No     Yes (26)
Lakepointe               Lexington, Kentucky                  All             All           Yes       Yes (1)       No          All
Lakeside                 Jacksonville, Florida                All             All           Yes       Yes (2)      Yes    Yes (368)
Marsh Oaks               Atlantic Beach, Florida              All             All            No       Yes (1)       No           No
Napa Valley              Little Rock, Arkansas                All             All           Yes       Yes (2)       No     Yes (80)
Park Haywood             Greenville, South Carolina         Yes (80)       Yes (130)        Yes       Yes (1)       No     Yes (80)
Park Place               Spartanburg, South Carolina          All             All           Yes       Yes (1)      Yes    Yes (100)
Pear Orchard             Jackson, Mississippi                 All             All           Yes       Yes (2)       No    Yes (145)
Savannah Creek           Memphis, Tennessee                   All             All           Yes       Yes (2)      Yes    Yes (204)
Shenandoah Ridge         Augusta, Georgia                  Yes (128)       Yes (92)          No       Yes (2)       No     Yes (92)
Somerset                 Jackson, Mississippi                 All          Yes (88)         Yes       Yes (1)       No     Yes (88)
Southland Station I      Warner Robins, Georgia               All             All           Yes       Yes (1)      Yes     Yes (72)
Steeplechase             Chattanooga, Tennessee               All             All           Yes       Yes (1)      Yes           No
Sutton Place             Memphis, Tennessee                   All             All           Yes       Yes (2)      Yes           No
Tiffany Oaks             Altamonte Springs, Florida           All             All           Yes       Yes (1)      Yes     Yes (64)
Village, The             Lexington, Kentucky                  All             All           Yes       Yes (1)      Yes    Yes (252)
Westside Creek I         Little Rock, Arkansas                All             All           Yes       Yes (1)       No    Yes (142)
Williamsburg Village     Jackson, Tennessee                   All             All           Yes       Yes (1)      Yes     Yes (12)
Willow Creek             Willow Creek, Georgia                All           Yes (82)        Yes       Yes (2)      Yes     Yes (15)

                                                       NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                               NET     MANAGEMENT
                                                            OPERATING     FEE         CAPITAL       ADJUSTED
MORTGAGED PROPERTY               REVENUE       EXPENSES       INCOME   ADJUSTMENT  EXPENDITURES    CASH FLOW
------------------             ----------      --------     ---------  ----------  ------------    ---------
Belmere                        $1,117,858      $411,347      $706,511     $44,714      $31,500      $630,297
Crosswinds                      1,897,439       580,672     1,316,767      75,898       54,000     1,186,869
Fairways at Royal Oak           1,096,972       384,651       712,321      43,879       32,100       636,342
Hermitage at Beechtree          1,079,040       375,525       703,515      43,162       29,100       631,253
Hidden Lake II                    809,325       326,639       482,686      32,373       24,000       426,313
High Ridge                        933,342       355,680       577,662      37,334       24,000       516,328
Howell Commons                  1,435,340       487,050       948,290      57,414       52,200       838,676
Kirby Station                   1,843,672       507,773     1,335,899      73,747       55,650     1,206,502
Lakepointe                        541,140       193,548       347,592      21,646       17,700       308,246
Lakeside                        1,950,821       793,341     1,157,480      78,033       62,400     1,017,047
Marsh Oaks                        554,190       207,710       346,480      22,168       18,000       306,312
Napa Valley                     1,059,454       405,606       653,848      42,378       36,000       575,470
Park Haywood                      864,729       358,917       505,812      34,589       31,200       440,023
Park Place                        921,298       394,469       526,829      36,852       27,600       462,377
Pear Orchard                    1,858,815       633,419     1,225,396      74,353       58,350     1,092,693
Savannah Creek                  1,064,029       336,103       727,926      42,561       30,600       654,765
Shenandoah Ridge                1,010,734       447,505       563,229      40,429       40,800       482,000
Somerset                          610,770       277,167       333,603      24,431       21,600       287,572
Southland Station I               820,371       271,009       549,362      32,815       24,000       492,547
Steeplechase                      493,418       196,168       297,250      19,737       16,200       261,313
Sutton Place                    1,253,028       384,296       868,732      50,121       37,800       780,811
Tiffany Oaks                    1,434,237       513,365       920,872      57,369       43,200       820,303
Village, The                    1,210,631       425,686       784,945      48,425       37,800       698,720
Westside Creek I                  744,133       257,207       486,926      29,765       21,300       435,861
Williamsburg Village              689,330       241,678       447,652      27,573       22,200       397,879
Willow Creek                    1,150,208       490,055       660,153      46,008       42,750       571,395
                              -----------   -----------   -----------  ----------     --------   -----------
        Total                 $28,444,324   $10,256,586   $18,187,738  $1,173,774     $892,050   $16,157,914
                              ===========   ===========   ===========  ==========     ========   ===========

                                       TWELVE MONTHS ENDED DECEMBER 31, 1996

                                                            NET       MANAGEMENT
                                                         OPERATING        FEE        CAPITAL       ADJUSTED
MORTGAGED PROPERTY              REVENUE     EXPENSES       INCOME     ADJUSTMENT   EXPENDITURES   CASH FLOW
------------------              -------     --------     ---------    ----------   ------------   ---------
Belmere                       $1,431,297    $558,026      $873,271      $57,252      $42,000        $774,019
Crosswinds                     2,497,368     840,172     1,657,196       99,895       72,000       1,485,301
Fairways at Royal Oak          1,445,875     520,900       924,975       57,835       42,800         824,340
Hermitage at Beechtree         1,365,182     454,093       911,089       54,607       38,800         817,682
Hidden Lake II                 1,073,673     423,947       649,726       42,947       32,000         574,779
High Ridge                     1,365,157     466,802       898,355       54,606       32,000         811,749
Howell Commons                 1,984,926     678,072     1,306,854       79,397       69,600       1,157,857
Kirby Station                  2,348,728     649,808     1,698,920       93,949       74,200       1,530,771
Lakepointe                       707,455     271,236       436,219       28,298       23,600         384,321
Lakeside                       2,523,881     996,865     1,527,016      100,955       83,200       1,342,861
Marsh Oaks                       717,166     242,233       474,933       28,687       24,000         422,246
Napa Valley                    1,454,936     474,702       980,234       58,197       48,000         874,037
Park Haywood                   1,123,514     408,860       714,654       44,941       41,600         628,113
Park Place                     1,250,520     563,068       687,452       50,021       36,800         600,631
Pear Orchard                   2,416,192     801,268     1,614,924       96,648       77,800       1,440,476
Savannah Creek                 1,327,045     460,920       866,125       53,082       40,800         772,243
Shenandoah Ridge               1,314,522     604,810       709,712       52,581       54,400         602,731
Somerset                         824,225     321,521       502,704       32,969       28,800         440,935
Southland Station I            1,109,454     359,419       750,035       44,378       32,000         673,657
Steeplechase                     626,380     273,916       352,464       25,055       21,600         305,809
Sutton Place                   1,590,725     465,826     1,124,899       63,629       50,400       1,010,870
Tiffany Oaks                   1,852,892     761,932     1,090,960       74,116       57,600         959,244
Village, The                   1,552,802     527,557     1,025,245       62,112       50,400         912,733
Westside Creek I                 984,816     349,142       635,674       39,393       28,400         567,881
Williamsburg Village             877,292     308,493       568,799       35,092       29,600         504,107
Willow Creek                   1,406,073     693,728       712,345       56,243       57,000         599,102
                             ----------- -----------   -----------   ----------   ----------     -----------
        Total                $37,172,096 $13,477,315   $23,694,780   $1,486,885   $1,189,400     $21,018,495
                             =========== ===========   ===========   ==========   ==========     ===========

                          DESCRIPTION OF THE MORTGAGES

      The following is a summary of certain provisions of the Mortgages not described elsewhere in this Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the Mortgages. The Mortgages will remain in place until the occurrence of the Permitted Merger and Security Release. From and after the occurrence of the Permitted Merger and Security Release, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured debt of MAALP.

GENERAL

      The Mortgages create first priority mortgage liens on the Mortgaged Properties, including the Borrower's fee interest in each of the parcels of real property on which such Mortgaged Properties are situated, and related assets. The Mortgages will secure the payment in full of the Bonds and other charges that may become due and payable under the Indenture.

SECURITY RELEASE

      The Indenture provides that the Mortgage Liens will be subject to release if and when each of the following conditions, among others, will occur: (i) the unsecured indebtedness of MAALP, including the Bonds, is rated at least "Baa3 " and "BBB-" by Moody's and S&P, respectively, and (ii) MAALP is a reporting company under the Exchange Act, pursuant to an effective registration statement on Form 10 (or any successor form). The Borrower will give written notice to the Trustee which, in turn, will give notice to the Certificate holders, of the anticipated Permitted Merger and Security Release at least 60 days prior to any Security Release. Together with such notice, the Borrower will deliver copies of the MAALP Exchange Act Reports and the Information Statement to each beneficial owner of the Certificates. Upon proof of proper notice and delivery of the Exchange Act Reports and the Information Statement, the Indenture Trustee will release the Mortgage Liens, the Permitted Merger will occur and MAALP will assume the obligations under the Bonds. Neither the Permitted Merger nor the Security Release may occur if Advances are outstanding.

EFFECT OF SECURITY RELEASE

      After the Permitted Merger and Security Release, the Bonds will be the general unsecured obligations of MAALP ranking in parity with all other unsecured indebtedness of MAALP, and persons previously holding Certificates will thereafter have no claim against the Mortgaged Properties or any other property of MAALP except as general unsecured creditors of MAALP.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

      Each Mortgage, or a separate certificate executed by the Borrower, contains representations and warranties by the Borrower that are customary in transactions similar to the issuance of the Bonds, including representations as to the due formation of the Borrower; the authority of the Borrower to enter into and to perform under the related loan documents; the authority of the Borrower to conduct its business and its registration or qualification to do business in the state of its organization and all states where the Mortgaged Properties are located; the due authorization, execution and delivery of the loan documents by the Borrower; the legality, validity and binding effect of the loan documents and the enforceability thereof against the Borrower; any required consents necessary to enter into and perform under the loan documents; compliance with applicable laws (including zoning and environmental laws); the absence of material defaults by the Borrower under other agreements; the payment of taxes and other charges against the Mortgaged Properties; the absence of material litigation; and the maintenance of all necessary permits.

      Each Mortgage also contains certain representations, warranties, and covenants by the Borrower with respect to each Mortgaged Property and other collateral that are typical in commercial mortgages securing transactions similar to the issuance of the Bonds, including (i) representations regarding the Borrower's good title to the Mortgaged Property and (ii) covenants (a) to maintain good title to the Mortgaged Property, (b) to maintain insurance required with respect to the Mortgaged Property, (c) to comply in all material respects with laws, a failure of which would have a material adverse effect on the Borrower, the Mortgaged Property, or the Indenture Trustee's interest therein, (d) to allow no liens to be created against the Mortgaged Property and other collateral other than liens permitted by the Indenture, the Mortgages and the Bonds (collectively, the "Loan Documents") (subject to contract as set forth in the Mortgages) (e) except as otherwise permitted in the Mortgage with respect to the Security Release, to make no sale or assignment of any interest in the Mortgaged Property to anyone other than the Indenture Trustee, except for the granting of customary easements and similar rights in the ordinary course of business, (f) to pay property taxes, assessments, and similar charges against the Mortgaged Property as they become due, (g) to comply in all material respects with the terms of the Leases, (h) to rebuild or restore the Mortgaged Property after a casualty or condemnation (except where the Loan Documents provide that such repair or restoration is not required), (i) to maintain the validity and priority of the Indenture Trustee's security interest in the Mortgaged Property and other collateral, (j) to make no amendment to the Leases without the prior consent of the Indenture Trustee (except as permitted by the Loan Documents), and (k) not to be a party to any merger, consolidation, or reorganization not permitted by the Loan Documents.

LIMITATIONS ON ADDITIONAL INDEBTEDNESS

       Under each Mortgage, the Borrower has covenanted not to incur, assume or guaranty any indebtedness other than (i) the indebtedness represented by the Bonds and (ii) trade and operational debt incurred in the ordinary course of business with trade creditors in such amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is not outstanding for more than sixty (60) days (or such longer period as any such debt will be contested by the Borrower in good faith (collectively, the "Permitted Indebtedness").

DISCHARGE OF LIENS

      The Borrower has covenanted to discharge by payment or by procurement of an appropriate surety bond, or otherwise, within 30 days after receiving written notice of the filing thereof (and in any event before foreclosure is permitted under law) any lien, encumbrance, or charge upon any Mortgaged Property not permitted under the terms of the respective Mortgage (subject to certain rights to contest those liens).

MAINTENANCE, REPAIR AND ALTERATIONS

      The Borrower has covenanted in the Mortgages and the Indenture (i) to maintain the Mortgaged Properties in good order and condition such that the utility and operation of the Mortgaged Properties will not be affected in any material adverse respect, subject to ordinary wear and tear and casualty, (ii) subject to the provisions of the Mortgages regarding casualty and condemnation, to make or cause to be made all necessary or appropriate repairs, replacements, and renewals to the Mortgaged Properties, and (iii) not to commit or permit any waste of the Mortgaged Properties or any part thereof.

      The Borrower may make, or permit to be made, material alterations with respect to a Mortgaged Property only with the consent of the Indenture Trustee.

INSURANCE

      The Borrower is required to maintain (or cause to be maintained) until the earlier to occur of (i) the Permitted Merger or (ii) the term of the Bonds, insurance with respect to each Mortgaged Property against loss or damage by fire or such other hazards as may be included in the form of "all risk" building insurance from time to time available, in amounts sufficient to prevent the Borrower or the Indenture Trustee from becoming a co-insurer, but in any case in an amount equal to the replacement cost of the improvements (without considering depreciation and exclusive of excavations and foundations), which may be maintained in a blanket policy that insures other properties so long as there is sufficient coverage to replace the Mortgaged Property. In addition, for each Mortgaged Property, the Borrower will be required to maintain loss of income insurance covering losses arising out of damage or destruction by fire and such other hazards as may be included in the "all risk" building insurance carried as described above. Such insurance may also be maintained in a blanket policy that insures other properties so long as there is sufficient coverage to replace the required cash flow from the Mortgaged Property. The Borrower is also required to maintain boiler and machinery insurance; comprehensive general liability insurance; and such other insurance as is generally available on commercially reasonable terms and is generally required by institutional lenders on loans secured by similar properties. If any Mortgaged Property is in an area designated as flood prone or a flood risk area or if flood insurance is required pursuant to the United States Flood Disaster Protection Act of 1973, as amended or supplemented or under any subsequent law then in effect, flood insurance with respect to such Mortgaged Property will be maintained in an amount not less than the maximum amount available under the Federal Flood Insurance Program. Required insurance coverage must be provided by insurance carriers having minimum claims paying ability rating of "Aa or better by Moody's and "AA" or better by S&P. Each policy of insurance must name the Trustee as additional insureds or as loss payees.

TITLE INSURANCE

      The Borrower has received title insurance loan policies in favor of the Indenture Trustee for all of the Mortgaged Properties.

CASUALTY AND CONDEMNATION

      In the event of any condemnation, the Borrower must continue to make its payments on the Bonds and the Borrower is required to pay the amount of any award or proceeds to the Indenture Trustee; provided, however, if there is no event of default under the Mortgage, the costs of restoration do not exceed 20% of the value of the improvements, the improvements comply with all building, zoning and other land use laws and regulations; the restoration can be completed within one year after such taking and six months prior to the Stated Maturity Date, then such award will be made available to the Borrower for the restoration.

FINANCIAL STATEMENTS AND OTHER INFORMATION

      The Borrower or, after the Permitted Merger, MAALP is required to deliver to the Indenture Trustee and the Rating Agencies, not later than 90 days after the end of each fiscal year, audited financial statements prepared on an accrual basis in accordance with GAAP for such year and certified by appropriate officers of the Borrower or MAALP, as the case may be.

      In addition, the Borrower or, after the Permitted Merger, MAALP is required to deliver to the Indenture Trustee and the Rating Agencies (i) not later than 45 days after the end of each fiscal quarter, unaudited financial statements internally prepared on an accrual basis in accordance with GAAP for such quarter, together with a certificate of appropriate officers of the Borrower or MAALP, as the case may be, relating to such financial statements and certifying as to the existence or nonexistence of an event of default and (ii) not later than 20 Business Days after the end of each financial quarter, a certificate of appropriate officers of the Borrower or MAALP, as the case may be, setting forth the Pre-Permitted Merger Debt Service Coverage Ratio or the Post-Permitted Merger Debt Service Coverage Ratio, as the case may be. The Borrower is also required before the Permitted Merger to deliver to the Indenture Trustee and the Rating Agencies certain additional operating and financial reports with respect to the Mortgaged Properties.

                                 THE BORROWER

OVERVIEW

      The Borrower is a special purpose Delaware limited partnership. The special purpose for which the Borrower has been formed is to hold, operate, own, manage, renovate, improve, lease, mortgage and otherwise deal with the Mortgaged Properties. The General Partner is a special purpose corporation organized under the laws of the State of Delaware. The special purpose for which the General Partner has been formed is to own the sole general partnership interest in the Borrower; act as and exercise all of the authority of the general partner of the Borrower; and do all acts necessary to satisfy the responsibilities of the general partner of the Borrower.

      The sole limited partner of the Borrower is MAALP, which is a majority owned subsidiary of MAAC. MAALP is the operating partnership in the UPREIT structure of MAAC, which is a self-administered and self-managed REIT. Twenty of the Mortgaged Properties were contributed by MAALP to the Borrower in exchange for a 99% limited partnership interest in the Borrower, and five of the Mortgaged Properties were acquired directly by the Borrower utilizing part of the proceeds from the MSMC Loan. One of the Mortgaged Properties was acquired by the Borrower as a result of the merger of Hermitage at Beechtree, L.L.C., with and into the Borrower. The only members of Hermitage at Beechtree, L.L.C. were MAAC and MAALP. The General Partner contributed cash in the amount of $2,270,636 for a 1% general partnership interest in the Borrower.

      The Borrower's principal executive offices are located at 1209 Orange Street, Wilmington, Delaware 19801 and its telephone number is (302) 777-0205.

SPECIAL PURPOSE ENTITY COVENANTS

      The Agreement of Limited Partnership of the Borrower (the "Partnership Agreement") contains provisions restricting the Borrower from engaging in any business other than the ownership, operation and financing of the Mortgaged Properties and from incurring debt other than the Bonds or as permitted under the Indenture, which includes certain trade accounts payable. In addition, the Partnership Agreement contains provisions intended to reduce the likelihood that the assets and liabilities of the Borrower would be consolidated with those of any affiliate of the Borrower in the event of a bankruptcy of such affiliate, including provisions prohibiting the commingling of assets of the Borrower with the assets of its General Partner and requiring the maintenance of separate books and records. Such provisions include the requirement that the General Partner have at least one independent director and that such independent director approve certain matters, including the filing of any bankruptcy petition.

                                 THE DEPOSITOR

      The Depositor is a special purpose Delaware corporation, incorporated on December , 1997. The business of the Depositor is limited by the terms of its Certificate of Incorporation to the purchase of the Bonds, creation of the Trust, causing the issuance by the Trust of the Certificates and the assignment to the Trustee of the trust assets and activities related thereto. Under the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Depositor, the Certificate of Incorporation may be amended only with the unanimous approval of the board of directors of the Depositor including the independent directors of the Depositor and both (i) a majority of the outstanding stock of the Depositor and (ii) a majority of the outstanding stock of each class entitled to vote as a class. The Depositor will have only a single class of stock. The sole stockholder of the Depositor is MAAC, which will not be liable for the payment of the Certificates.

                                USE OF PROCEEDS

      The proceeds from the offer and sale of the Certificates will be utilized by the Depositor to purchase the Bonds from the Borrower. The net proceeds of this offering will be used by the Borrower to repay certain indebtedness of the Borrower to Morgan Stanley Mortgage Capital Inc. pursuant to the terms of a $140 million short-term promissory note. The proceeds from the MSMC Loan were used to partially finance the acquisition of Flournoy Development Company and certain related limited partnerships and other entities by MAAC and MAALP on November 25, 1997. Finally, any remaining net proceeds of this offering will be distributed to the partners of the Borrower and used by such partners for general corporate purposes, including acquisitions.


                        SELECTED FINANCIAL INFORMATION

      The following table sets forth selected financial information on a pro forma basis for the Borrower as of and for the nine months ended September 30, 1997 and for the year ended December 31, 1996, and on an historical combined basis for Capital Properties Group ("CPG"), which is the predecessor of the Borrower, as of and for each of the years in the five-year period ended December 31, 1996 as of and for the nine months ended September 30, 1997 and 1996

(unaudited). The historical combined operating data of the CPG for the years ended December 31, 1996, 1995 and 1994 have been derived from the historical combined financial statements audited by KPMG Peat Marwick LLP, independent accountants, whose report with respect thereto is included elsewhere in this Prospectus. The historical combined operating data for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1993 and 1992 have been derived from the unaudited combined financial statements of the CPG. In the opinion of management, the historical combined operating data for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1993 and 1992 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

      The pro forma condensed combined financial information as of and for the nine months ended September 30, 1997 and the year ended December 31, 1996 were prepared as if at September 30, 1997: (i) the Borrower had issued the Bonds;
(ii) the Flournoy Reorganization had been consummated ; (iii) MAALP had contributed 20 of the Mortgaged Properties to the Borrower in exchange for a 99% limited partnership interest in the Borrower and the contributed Mortgaged Properties were recorded at MAALP's historic costs; (iv) 5 of the Mortgaged Properties had been acquired by the Borrower; (v) Hermitage at Beechtree, L.L.C. had merged with and into the Borrower; (vi) the MSMC Loan had been originated;
(vii) the Mortgaged Properties had all been acquired by CPG prior to January 1, 1996; and (viii) $116 million of the net proceeds of the MSMC Loan had been distributed to MAALP.

      The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations, the unaudited pro forma condensed financial statements, and all of the financial statements included elsewhere in this Prospectus. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Borrower would have been as of and for the periods indicated, nor does it purport to represent the future financial position and results of operations for future periods.

               Mid-America Capital Partners, L.P. (Pro Forma) and
                 Capital Properties Group (Historical Combined)
                       (in thousands except Property Data)

                                            NINE MONTHS ENDED SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                            ------------------------------    -----------------------------------------------------
                                            Partnership                       Partnership
                                             Pro Forma      CPG Historical     Pro Forma           CPG Historical
                                                1997      1997        1996       1996     1996      1995     1994     1993     1992
                                              --------   --------   --------   --------  -------   -------  ------   -------   ----
                                            (UNAUDITED)      (UNAUDITED)     (UNAUDITED)                                 (UNAUDITED)
Statement of Operations Data:
Revenue:
   Rental .................................   $ 28,128   $ 22,233   $ 13,788   $ 36,710  $20,056   $14,321  $4,568   $   791   $513
   Other ..................................        364        187        143        581      195       176     185        51     31
                                              --------   --------   --------   --------  -------   -------  ------   -------   ----
      Total Revenue .......................   $ 28,492     22,420     13,931     37,291   20,251    14,497   4,753       842    544
Expenses (1):
   Property expenses (2) ..................     10,311      7,934      5,128     13,553    7,207     5,306   1,688       362    230
   Depreciation of real property and
    amortization ..........................      5,917      4,588      2,695      7,355    3,981     2,600     750       120     94
   Depreciation of non-real assets ........         27         19         13         42       19        14       5         5      4
   General and administrative expenses ....      1,253       --         --        1,642     --        --      --        --      --
    Interest ..............................      7,159        724      1,631      9,546    2,169     2,225     925       226    172
   Amortization of deferred financing costs        476         35         44        634       58        48      37      --      --
                                              --------   --------   --------   --------  -------   -------  ------   -------   ----
Net Income ................................      3,349      9,120      4,420      4,519    6,817     4,304   1,348       129     44
                                              ========   ========   ========   ========  =======   =======  ======   =======   ====
Balance Sheet Data:
Real estate owned, at cost ................   $226,355    181,040    136,803        --   158,285    87,240  73,521     6,027  2,330
Real estate owned, net ....................    214,161    168,846    130,508        --   150,699    83,653  72,548     5,772  2,177
Total assets ..............................    220,238    169,057    130,967        --   151,257    84,216  73,499     6,523  2,593
Total debt ................................    144,000       --       22,595        --    16,461    22,830  23,110     4,740  2,357
Partners' equity (deficit) ................     75,532    165,848    130,967        --   131,951    59,978  48,938     1,454    (47)

Other Data (at end of period):
Number of Mortgaged Properties ............         26         20         16         26       18        12      10         2      1
Number of apartment units .................      5,947      4,804      3,786      5,947    4,314     2,554   2,290       316    108
EBITDA (3) ................................     16,928       --         --       22,096     --         --      --         --     --
Adjusted EBITDA (4) .......................     16,036       --         --       20,907     --         --      --         --     --
Debt Service Coverage Ratio (5) ...........      2.24x       --         --        2.19x     --         --      --         --     --
Adjusted Debt Service Coverage Ratio (6)...      1.61x       --         --        1.57x     --         --      --         --     --
Ratio of Earnings to Fixed Charges (7) ....      1.44x     13.02x      3.64x      1.44x    4.06x     2.81x   2.40x     1.57x   1.26x

(1) Certain general and administrative expenses and other costs which are incurred by MAALP on behalf of CPG are not included in the historical financial statements. The Partnership will pay a management fee, equal to 4% of revenues, to MAALP for providing these services.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Expenditures."

(3) Earnings before interest taxes depreciation and amortization ("EBITDA") represents net income before extraordinary items and minority interest, computed in accordance with GAAP, adjusted for gains on dispositions of properties, interest expense, federal income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for net income or any other GAAP measurement of performance, as an indication of operating performance or as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity.

(4) For purposes of this computation, adjusted EBITDA consists of EBITDA as defined in (3) above less a $200 per apartment unit capital expenditure reserve per annum. A management fee of 4% of revenue is included in the proforma general and administrative expenses.

(5) Debt service coverage ratio is computed as a ratio of adjusted EBITDA to interest expense.

(6) Adjusted debt service coverage ratio is defined as adjusted EBITDA divided by adjusted interest. Adjusted interest is calculated based on an assumed 9.25% annual debt service constant and $144,000,000 of pro-forma total indebtedness.

(7) Ratio of earnings to fixed charges is computed by dividing net income by fixed charges. Fixed charges consist of interest expense (including interest costs capitalized and amortization of deferred financing costs).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      The following is a discussion of the combined financial condition and results of operations of CPG for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994. This discussion should be read in conjunction with the financial statements included in this Prospectus. These financial statements include all adjustments which are, in the opinion of management, necessary to reflect a fair statement of the results for the interim periods presented, and all such adjustments are of a normal recurring nature.

CAPITAL EXPENDITURES

      Following a review of its capital expenditure and depreciation policy, effective January 1, 1996, CPG implemented a new policy of which the primary changes are as follows:

      (a)   Increase minimum dollar amounts to capitalize from $500 to $1,000;

      (b) For stabilized Mortgaged Properties (generally, Mortgaged Properties owned and operated by CPG for at least one year), capitalize replacement purchases for major appliances and carpeting of an entire apartment unit which was previously expensed; and

      (c) Reduce depreciation life for certain assets from 20 years to 10 to 15 years.

CPG believes that the newly adopted accounting policy is preferable because it is consistent with policies currently being used by the majority of the largest apartment REITs and provides a better matching of expenses with the estimated benefit period. CPG's 1995 and 1994 financial statements were not restated for the effect of the change in accounting policy. The policy has been implemented prospectively effective January 1, 1996.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

      The total number of apartment units owned at September 30, 1997 was 4,804 in 20 apartment communities, compared to 3,786 in 16 apartment communities at September 30, 1996. Average monthly rental per apartment unit increased to $546 at September 30, 1997 from $525 at September 30, 1996. Overall occupancy was 96.4% at September 30, 1997 compared to 99.2% at September 30, 1996.

      Total revenues for the nine months ended September 30, 1997 increased by approximately $8,489,000 due primarily to (i) approximately $6,219,000 from the apartment communities acquired in 1996, (ii) approximately $1,868,000 from the apartment communities acquired in 1997, and (iii) approximately $402,000 from the apartment communities owned throughout both periods.

      Property operating expenses for the nine months ended September 30, 1997 increased by approximately $2,806,000 due primarily to (i) approximately $2,074,000 from the apartment communities acquired in 1996, (ii) approximately $635,000 from the apartment communities acquired in 1997, and (iii) approximately $97,000 from the apartment communities owned throughout both periods. Utility costs increased from 4.6% of revenue to 4.2% of revenue for the nine months ended September 30, 1997 compared to the same period a year earlier, due primarily to the further installation of approximately 1,795 individual apartment unit water meters.

      Depreciation and amortization expense increased approximately $1,890,000 for the nine months ended September 30, 1997 compared to the same period a year earlier primarily due to depreciation expense for (i) approximately $1,325,000 from the apartment communities acquired in 1996, (ii) approximately $374,000 from the apartment communities acquired in 1997, and
(iii) approximately $191,000 from the apartment communities owned throughout both periods.

      Interest expense decreased approximately $907,000 during the nine months ended September 30, 1997 compared to the same period a year earlier primarily due to the repayment of all debt in 1997. The average borrowing cost of CPG's debt was 8.7% at September 30, 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31, 1995

      During the 1996 period, CPG acquired 6 apartment communities. The total number of apartment units owned at December 31, 1996 was 4,314 in 18 apartment communities, compared to 2,554 in 12 apartment communities at December 31, 1995. Average monthly rental per apartment unit increased to $532 at December 31, 1996 from $506 at December 31, 1995. Overall occupancy at December 31, 1996 and 1995 was 95.9% and 96.1%, respectively.

      Total revenues for 1996 increased by approximately $5,754,000 due primarily to (i) approximately $4,820,000 from the 6 apartment communities acquired in 1996, (ii) approximately $465,000 from a full year's operation of the 2 apartment communities acquired in 1995, and (iii) approximately $469,000 from the apartment communities owned throughout both periods.

      Property operating expenses for 1996 increased by approximately $1,901,000 due primarily to (i) approximately $1,674,000 from the 6 apartment communities acquired in 1996 (ii) approximately $143,000 from a full year's operations of the 2 apartment communities acquired in 1995, and (iii) approximately $84,000 from the apartment communities owned throughout both periods. As a percentage of revenue, property operating expenses decreased to 35.6% from 36.6% for the year ended December 31, 1996 and 1995, respectively. Utility costs decreased from 5.2% of revenue to 4.6% of revenue for the year ended December 31, 1996 compared to the same period a year earlier, due primarily to the installation of 1,276 individual apartment unit water meters.

      Depreciation and amortization expense increased approximately $1,396,000 for the year ended December 31, 1996 compared to the same period a year earlier primarily due to depreciation expense of (i) approximately $893,000 from the 6 apartment communities acquired in 1996, (ii) approximately $97,000 from the 2 apartment communities acquired in 1995, and (iii) approximately $406,000 from the apartment communities owned throughout both periods.

      Interest expense decreased approximately $56,000 during 1996 due primarily to the scheduled loan maturity of the Kirby Station debt. CPG increased the average borrowing cost to 9.4% at December 31, 1996 as compared to 8.7% on December 31, 1995.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994

      The total number of apartment units owned at December 31, 1995 was 2,554 in 12 apartment communities, compared to 2,290 in 10 apartment communities at December 31, 1994. Average monthly rental per apartment unit increased to $506 for 1995 from $500 for 1994. Overall occupancy was 96.1% at December 31, 1995 and 1994.

      Total revenues for 1995 increased by approximately $9,744,000 due primarily to (i) approximately $1,076,000 from the 2 apartment communities acquired, (ii) approximately $8,643,00 from a full year's operation of 10 apartment communities acquired in 1994, and (iii) approximately $25,000 from the apartment communities owned throughout both periods.

      Property operating expenses increased by approximately $3,618,000 over 1994. The increase primarily resulted from (i) approximately $421,000 of operating expense from the 2 apartment communities acquired in 1995, (ii) approximately $2,655,000 for full year's operation of the 10 apartment communities acquired in 1994, and (iii) approximately $542,000 from the apartment communities owned throughout both periods. As a percentage of revenue, property operating expenses increased to 36.6% from 35.5% for the year ended December 31, 1995 and 1994, respectively. During 1995, approximately $90,000 was expensed for replacement of appliances and carpets compared to approximately $44,000 for 1994.

      Depreciation and amortization expense increased approximately $1,869,000 for the year ended December 31, 1995 compared to the same period a year earlier primarily due to depreciation expense for (i) approximately $210,000 from the 2 apartment communities acquired in 1996, (ii) approximately $1,622,000 from the 10 apartment communities acquired in 1994, and (iii) approximately $37,000 for the apartment communities owned throughout both periods.

      Interest expense increased approximately $1,300,000 during 1995 due to apartment communities acquired during the year. CPG's average borrowing cost was 8.7% at December 31, 1995 and 1994.

LIQUIDITY AND CAPITAL RESOURCES

      Net cash flow provided by operating activities increased by approximately $5,798,000 for the nine months ended September 30, 1997 from approximately $8,598,000 for the nine months ended September 30, 1996. The increase in net cash flow was primarily due to an increase in net income, depreciation and amortization, and accrued expenses and liabilities. Net cash flow provided by operating activities increased by approximately $5,219,000 for the year ended December 31, 1996 from approximately $7,012,000 for the year ended December 31, 1995. The increase in net cash flow was primarily due to an increase in net income, depreciation and amortization, and accrued expenses and liabilities. This increase in net cash flow provided by operating activities was offset by an increase in restricted cash due to an increase in other mortgage escrows and replacement reserves.

      Net cash flow used in investing activities decreased by approximately $26,808,000 for the nine months ended September 30, 1997 from approximately $49,563,000 for the nine months ended September 30, 1996. Capital improvements to existing properties totaled approximately $3,544,000 for the nine months ended September 30, 1997, compared to approximately $3,182,000 for the same period in 1996. Of the $3,501,000 in capital improvements approximately $1,019,000 was for recurring capital expenditures, including carpet and appliances, approximately $893,000 was for revenue enhancing projects, approximately $1,590,000 was for acquisition capital with the remaining balance for other miscellaneous items. Net cash flow used in investing activities increased by approximately $57,326,000 for the year ended December 31, 1996 from approximately $13,719,000 for the year ended December 31, 1995. Capital improvements to existing properties totaled approximately $4,819,000 for the year ended December 31, 1996, compared to approximately $155,000 for the same period in 1995. Of the $4,819,000 in capital improvements approximately $1,514,000 was for recurring capital expenditures, including carpet and appliances, approximately $941,000 was for revenue enhancing projects, approximately $2,282,000 was for acquisition capital with the remaining balance for other miscellaneous spending. For the stabilized apartment units, recurring capital expenditures averaged $351 per apartment unit. Construction in progress for new apartment units decreased to approximately $1,588,000 for the year ended December 31, 1996 due primarily to no new apartment unit construction.

      Net cash flow provided by financing activities decreased by approximately $32,596,000 during the nine months ended September 30, 1997 from approximately $40,913,000 for the same period in 1996. The principal uses of cash from financing activities were approximately $16,460,000 for repayment of notes payable, approximately $5,713,000 for contributions by the partners, and $19,064,000 for contribution of properties to CPG. Net cash flow used by financing activities increased by approximately $52,331,000 during the year ended December 31, 1996 from approximately $6,455,000 for the year ended December 31, 1995. The principal uses of the cash included approximately $6,370,000 for the repayment of notes payable, approximately $110,000 for distributions to the partners, and $65,266,000 for contribution of properties to CPG.

      CPG believes that cash provided by operations is adequate and anticipates that it will continue to be adequate in both the short and long-term to meet operating requirements (including recurring capital expenditures at the Mortgaged Properties).

INSURANCE

      In the opinion of management, property and casualty insurance is in place which provides adequate coverage to provide financial protection against normal insurable risks such that it believes that any loss experienced would not have a significant impact on CPG's liquidity, financial position, or results of operations.

INFLATION

      Substantially all of the resident leases at the Mortgaged Properties allow, at the time of renewal, for adjustments in the rent payable thereunder, and thus may enable CPG to seek rent increases. The substantial majority of these leases are for one year or less. The short-term nature of these leases generally serves to reduce the risk to CPG of the adverse effects of inflation.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

      The Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements. These statements include the plans and objectives of management for future operations, including plans and objectives relating to capital expenditures and rehabilitation costs on the apartment communities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties which are discussed in "Risk Factors" in this Prospectus. Although CPG believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CPG or any other person that the objectives and plans of CPG will be achieved.

                          MANAGEMENT OF THE BORROWER

DIRECTORS AND EXECUTIVE OFFICERS

      The business affairs of the Borrower will be managed by the General Partner; provided that the day-to-day operation of the Mortgaged Properties will be managed by MAALP pursuant to the terms of a Management Agreement between the Borrower and MAALP. The Company's directors and executive officers are as follows:

NAME                     POSITION WITH          TERM EXPIRES         POSITION WITH MAAC
                           BORROWER
George E. Cates          Director                  1998         Chairman of the Board of Directors and
                                                                Chief Executive Officer
H. Eric Bolton, Jr.      Director                  1998         Director, President and Chief Operating Officer
Stephen M. Carpenter     Independent Director      1998(1)      None
Howard Eddings, Jr.      Independent Director      1998(1)      None
Simon R.C. Wadsworth     President                              Director, Executive Vice President and
                                                                Chief Financial Officer
Lynn A. Johnson          Secretary/Treasurer                    Vice President and Secretary/Treasurer

----------
(1) The Articles of Incorporation of the General Partner provide that the General Partner will at all times have at least one "independent director" which is defined as a director of the General Partner who is not and has not been at any time during the five (5) years preceding the time of initial appointment: (a) a stockholder, director, officer, employee, partner, attorney or counsel of the General Partner, the Borrower, or any affiliate of either of them; (b) a customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with the General Partner, the Borrower, or any affiliate of either of them; (c) a person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other person; or
      (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person.

      The following is a biographical summary of the experience of the directors and executive officers of the Company:

      GEORGE E. CATES. Mr. Cates is the Chief Executive Officer and Chairman of the Board of Directors of MAAC, positions he has held since MAAC's inception. Mr. Cates founded The Cates Company in 1977 and served as its president and chief executive officer until its merger with MAAC in February 1994. Mr. Cates received a B.S. in industrial engineering from Georgia Tech. From 1970 to 1977, Mr. Cates was a shareholder and general manager of Walk Jones and Francis Mah, Inc., architects and engineers. Prior to that, he served in a number of manufacturing, sales and marketing positions with the Buckeye Cellulose division of Procter & Gamble. Mr. Cates is past Chairman of the Board of Memphis Light, Gas and Water Division, past president of the Memphis Apartment Council, past Vice Chairman of the Memphis and Shelby County Airport Authority and is currently a trustee of Rhodes College. Mr. Cates is also a director of First Tennessee National Corporation. Mr. Cates is 60 years old.

      H. ERIC BOLTON, JR. Mr. Bolton has been an employee of MAAC since 1994. Mr. Bolton joined MAAC as its Vice-President of Development and was named Chief Operating Officer in February 1996. In December 1996, Mr. Bolton was appointed to serve as President of MAAC and was appointed as a member of the Board of Directors of MAAC in February 1997. Mr. Bolton has over 10 years of real estate experience and prior to joining MAAC was

Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. He received a B.BA. in accounting from the University of Memphis and an M.B.A. in finance and real estate from the University of North Texas. Mr. Bolton is 41 years old.

      HOWARD EDDINGS, JR. Mr. Eddings is President of the Memphis Leadership Foundation. From 1991 to 1996, Mr. Eddings served as Vice-President of Field Ministries for the Memphis Leadership Foundation. Mr. Eddings received a B.A. degree in Social Work from the University of Memphis. Mr. Eddings is 36 years old.

      STEPHEN M. CARPENTER. Rev. Carpenter is the Principal/founder of New Hope Christian Academy in Memphis, Tennessee; established June, 1995 and is an ordained Episcopal minister serving at The Church of the Holy Communion, Memphis, Tennessee. Prior to Seminary, Mr. Carpenter was a computer programmer for two years and a Pension Plan Consultant and Administrator for five years. His formal education includes a B.B.A. from the University of Texas, Austin and an M.Div. from Princeton Theological Seminary. Rev. Carpenter is 33 years old.

      SIMON R. C. WADSWORTH. Mr. Wadsworth is Executive Vice President, Chief Financial Officer and a director of MAAC. Mr. Wadsworth joined MAAC in March 1994, but acted as a consultant to the Company from the time the Initial Offering was completed until being named to his current positions. Mr. Wadsworth is the President and 85% shareholder of TMF, Inc., an industrial equipment dealership which he acquired in 1981. Mr. Wadsworth spends less than two hours per week on TMF, Inc. business, which is managed by professional management. From 1976 to 1980, he was Director of Corporate Development for Holiday Inns, Inc., and from 1973 to 1976 was Budget Director for Royal Crown Companies. Mr. Wadsworth received a B.A. with honors from Cambridge University and an M.B.A. (concentrating in finance and accounting) from the Harvard Graduate School of Business. Mr. Wadsworth is 50 years old.

      LYNN A. JOHNSON. Ms. Johnson is Vice President, Secretary and Treasurer of MAAC. Ms. Johnson is a CPA and has an M.B.A. in accountancy from the University of Memphis. Ms. Johnson joined The Cates Company, MAAC's predecessor, in 1992 as controller. Prior to joining The Cates Company, Ms. Johnson was employed as controller for Poag & Thomason, a real estate development firm. Ms. Johnson is 46 years old.

EXECUTIVE COMPENSATION

      None of the directors or executive officers of the General Partner, with the exception of Mr. Carpenter and Mr. Eddings, will receive any compensation for serving in such positions. Mr. Carpenter and Mr. Eddings will each be paid a stipend of $100 per month for serving as a director of the General Partner.


                  CERTAIN INFORMATION REGARDING MAALP AND MAAC

OVERVIEW

      MAAC is a Memphis-Tennessee based self-administered and self-managed UPREIT whose common stock is traded on the New York Stock Exchange under the symbol "MAA." MAAC is the sole general partner of MAALP and owns an approximately 84.5% interest in MAALP (MAAC and MAALP being hereinafter referred to as the "Company" where the context so requires). The Company seeks to acquire apartment communities appealing to middle and upper income residents primarily in mid-size cities in the southeastern United States and Texas. Approximately 72% of the Company's apartment units are located in Tennessee, Georgia, Florida and Texas markets. The Company's strategic focus is to provide its residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. The Company utilizes its experience and expertise in maintenance, landscaping, marketing and management to effectively "reposition" many of the apartment communities it acquires to raise occupancy levels and per unit average rentals. The Company's principal executive offices are located at 6584 Poplar Avenue, Suite 340, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600.

      Founded in 1977 by George E. Cates, MAAC's Chairman of the Board of Directors and Chief Executive Officer, MAAC's predecessor grew from an operator of a single 252-unit apartment community in Memphis, Tennessee into a fully-integrated owner and operator of 5,580 apartment units in 22 apartment communities in four southeastern states immediately prior to the Company's initial public offering in February 1994 (the "Initial Offering"). At the time of the Initial Offering, all of the apartment communities were transferred to MAALP, and MAAC commenced its operations in an UPREIT structure, with MAALP being solely responsible for the operation, maintenance, landscaping and other management duties in respect of the apartment communities.

      On November 25, 1997, the Company acquired from Flournoy Development Company ("FDC"), a Columbus, Georgia-based apartment construction, development and management company, and certain related property partnerships

(the "Property Partnerships"), 31 apartment communities containing an aggregate of 7,571 apartment units located primarily in Georgia, Florida, South Carolina and Tennessee, by means of the merger of FDC into MAAC (the "FDC Merger") and the acquisition by MAALP of certain apartment communities and partnership interests in certain Property Partnerships (collectively, the "Flournoy Reorganization"). In addition, the Company acquired from FDC the construction in progress of four new apartment communities and five additions to existing apartment communities, which, in the aggregate, represents the construction of 1,570 new apartment units (the "Development Properties"). After consummation of the Flournoy Reorganization, the Company owned 114 apartment communities containing 30,726 apartment units in 13 states, a 450% increase over the number of apartment units owned at the time of the Initial Offering.

PRESENT AND ANTICIPATED OPERATING STRUCTURE OF THE COMPANY

      By means of the FDC Merger, MAAC acquired the Development Properties and partnership interests in 28 Property Partnerships (the "FDC-owned Partnership Interests"), which assets at the time of acquisition had an aggregate value of approximately $27.6 million. The remaining assets were acquired in the Flournoy Reorganization by MAALP. Consequently, immediately after the Flournoy Reorganization both MAAC and MAALP owned substantial portions of the historical assets of FDC and the Property Partnerships.

      The FDC Merger was structured as a tax-free reorganization under Section 368(a)(1)(A) of the Code. Pursuant to two separate General Counsel Memoranda issued by the Internal Revenue Service (the "IRS"), the IRS has privately ruled that a merger will not qualify as a tax-free reorganization under the Code if a substantial amount of the assets received by the surviving entity in the merger were transferred to a partnership (as opposed to a controlled corporation, which transfer is permitted by the Code) immediately after consummation of the merger. In January 1997, the Department of Treasury issued proposed regulations that would permit certain post-merger transfers of assets to partnerships, effectively reversing the prior IRS position. However, the proposed regulations expressly do not apply to transactions consummated or subject to definitive agreements prior to the adoption of final regulations. As of this time, final regulations have not been adopted. Counsel has advised MAAC that the IRS might successfully assert that the FDC Merger did not qualify as a tax-free reorganization under the Code if MAAC were to transfer the Development Properties and the FDC-owned Partnership Interests to MAALP.

      If the FDC Merger were to fail to qualify as a tax-free reorganization under the Code, MAAC and the former shareholders of FDC would incur substantial tax liabilities. Therefore, in order to preserve the status of the FDC Merger as a tax-free reorganization, MAAC has agreed not to transfer the Development Properties and the FDC-owned Partnership Interests to MAALP for a period of two years after consummation of the Flournoy Reorganization without the consent of the former FDC shareholders. Until the Development Properties and FDC-owned Partnership Interests are transferred from MAAC to MAALP, MAAC will retain substantial interests in the real estate assets represented by the Development Properties and the FDC-owned Partnership Interests and will not be able to operate exclusively through its preferred UPREIT structure. The Company believes that the inability of MAAC to transfer those assets to MAALP and operate exclusively through its UPREIT structure will preclude MAALP from obtaining the ratings from the Rating Agencies necessary to effect the Permitted Merger and Security Release. At the end of such restricted period, MAAC intends to transfer all real estate assets then-owned by it, including the Development Properties and the FDC-owned Partnership Interests, to MAALP and to seek the ratings for the unsecured debt of MAALP from the Rating Agencies required as a condition to the Permitted Merger and Security Release.

      Accordingly, included or incorporated by reference into this Prospectus are Consolidated Summary Financial and Operating Data and consolidated financial statements for MAAC, which include 100% of the assets, liabilities and operations of MAALP as a consolidated subsidiary of MAAC. MAAC believes that such information more accurately presents the financial condition, results of operations, cash flow and other operating data that would be considered important by Certificate holders as prospective holders of the Bonds following the Permitted Merger and Security Release, at which time the Bonds will be the general, unsecured obligations of MAALP, than would the same information for either MAAC or MAALP on an unconsolidated, "standalone" basis. See " -- Summary Consolidated Financial and Operating Data" and "Incorporation by Reference." At least 60 days prior to the Permitted Merger and Security Release, MAALP will cause the Trustee to distribute the Exchange Act Reports to the holders of Certificates, which Exchange Act Reports will contain consolidated audited and unaudited financial information concerning MAALP. The Company believes that at such time, the Development Properties and FDC-owned Partnership Interests will have been contributed by MAAC to MAALP and that substantially all of the Company's assets and operations at such time will be held and conducted by MAALP and its subsidiaries, including the Borrower.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA FOR THE COMPANY

      The following table sets forth summary financial and operating information on an historical basis for the Company and its predecessor. See " -- Present and Anticipated Operating Structure" immediately above. The following information should be read in conjunction with all of the financial statements and notes thereto included in the Quarterly Report on Form 10-Q for the quarter and nine-month period ended September 30, 1997, and the Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated by reference herein. Also set forth below are summary unaudited pro forma financial, operating and other data for the Company as of and for the nine months ended September 30, 1997 and the year ended December 31, 1996 which should be read in conjunction with the unaudited pro forma condensed combined financial statements included in the Company's Current Report on Form 8-K/A, dated September 17, 1997 and filed with the Securities and Exchange Commission on November 14, 1997 incorporated by reference herein. The unaudited pro forma balance sheet data at September 30, 1997 have been prepared as if the following had occurred at September 30, 1997: (i) consummation of the offering and sale of 1,875,000 shares of MAAC's 8 7/8% Series B Cumulative Preferred Stock and the application of the net proceeds thereof; (ii) consummation of the Flournoy Reorganization;
(iii) the establishment of the MSMC Loan and the Company's initial anticipated borrowings thereunder; (iv) the issuance and sale of 3,499,300 shares of the Company's Common Stock for an aggregate net purchase price of $92.8 million and the related use of such proceeds; (v) the acquisition of one apartment community containing an aggregate of 194 apartment units for an aggregate cash purchase price of $8.9 million, subsequent to September 30, 1997.

      The unaudited pro forma statements of operations data have been prepared as if, at January 1, 1996, in addition to the transactions described above, the following had occurred: (i) the acquisition of seven Mortgaged Properties in 1996 and of ten Mortgaged Properties in 1997; (ii) the disposition of three Mortgaged Properties in 1996 for aggregate cash consideration of $17.8 million;
(iii) the issuance and sale in 1996 of 2,000,000 shares of MAAC's 9.5% Series A Cumulative Preferred Stock for an aggregate net cash price of $47.8 million and the related use of such proceeds; (iv) the issuance and sale in 1997 of 2,300,000 shares of the Company's Common Stock for an aggregate net cash price of $62.6 million and the related use of such proceeds; and (v) the Company qualified as a REIT and distributed all of its taxable income for the periods presented and, therefore, incurred no income tax.

      The pro forma financial data are not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the periods indicated, nor do they purport to represent the results of operations or financial position for future periods. This data should be read in conjunction with the historical financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Forms 10-Q and Form 10-K described above and incorporated into the accompanying Prospectus by reference. In the opinion of management, the operating data for the periods presented include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

                     MID-AMERICA APARTMENT COMMUNITIES, INC.
                      SUMMARY FINANCIAL AND OPERATING DATA
            (Dollars in thousands except per share and property data)

                                        NINE MONTHS ENDED SEPTEMBER 30,
                                      ------------------------------------
                                                         (Unaudited)
                                                          Historical            Pro-
                                        Pro-Forma     --------------------     Forma
                                          1997          1997        1996        1996
                                      -----------     --------    --------    --------

OPERATING DATA:
Revenue:
Property
   Rental .........................   $   139,917     $ 95,388    $ 81,527    $177,827
   Other ..........................         3,102        1,566       1,347       3,951
Property management ...............         1,036         --          --         1,319
Development .......................           614         --          --         2,046
Construction, net .................           631         --          --         1,854
Miscellaneous .....................           672         --          --         1,259
   Total revenue ..................       145,972       96,954      82,874     188,256
Expenses:
Property Expenses (2) .............        54,092       36,928      31,795      68,785
General and administrative (3) ....         8,180        4,707       4,621      10,587
Property management ...............           576         --          --           715
Interest ..........................        33,012       20,271      19,502      42,116
Depreciation and amortization .....        30,226       19,798      16,175      38,713
Other, net (4) ....................          (875)        --          --           640
Gain on disposition of properties .          --           --         1,944        --
Income before minority interest
and extraordinary item ............        20,761       15,250      12,725      26,700
Net income ........................        17,854       12,678      10,384      22,962
Preferred dividends ...............         6,682        3,562        --         8,910
Net income available for
    common shares .................        11,172        9,116      10,384      14,052
Net income per weighted average
    common share outstanding ......   $       .61     $    .71    $    .95    $    .76
Weighted average
    Common Shares outstanding .....        18,451       12,793      10,982      18,451
BALANCE SHEET DATA:
Real estate owned, at cost ........   $ 1,191,470     $783,545    $624,496        --
Total assets ......................     1,158,440      737,291     600,115        --
Total debt ........................       594,784      382,058     347,541        --
Minority interest .................        63,076       45,383      39,623        --
Shareholders' equity (owners'
deficit) ..........................       466,440      290,499     196,189        --
OTHER DATA:
Dividends declared per share ......          --       $   1.07    $   1.02        --
Ratio of total debt to total
capitalization (5) ................          44.8%        42.2%       50.8%       --
Number of properties ..............           114           82          72        --
Number of apartment units .........        30,726       22,085      18,992        --
EBITDA (6) ........................        83,124         --          --       108,169
Debt Service
   Coverage Ratio (7) .............         2.52x         --          --         2.57x
                                                            YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------

                                                        Historical
                                        ----------------------------------------------------------
                                          1996        1995      1994(1)       1993         1992
                                        --------    --------    --------    ---------    ---------
                                                                                 (Predecessor)
OPERATING DATA:
Revenue:
Property
   Rental .........................     $110,090    $ 93,509    $ 50,181    $  25,687    $  21,756
   Other ..........................        1,060       1,454       1,026          608          438
Property management ...............         --          --          --           --           --
Development .......................         --          --          --           --           --
Construction, net .................         --          --          --           --           --
Miscellaneous .....................          732        --          --           --           --
   Total revenue ..................      111,882      94,963      51,207       26,295       22,194
Expenses:
Property Expenses (2) .............       42,570      37,954      19,484       11,316        9,682
General and administrative (3) ....        6,154       4,851       3,613        1,402        1,112
Property management ...............         --          --          --           --           --
Interest ..........................       25,766      22,684      10,233        9,448        7,524
Depreciation and amortization .....       22,104      17,167       9,099        3,720        3,344
Other, net (4) ....................         --          --          --           --           --
Gain on disposition of properties .        2,185        --          --           --           --
Income before minority interest
and extraordinary item ............       17,473      12,307       8,788        2,409          532
Net income ........................       14,260       9,810       6,944        2,542        1,090
Preferred dividends ...............          990        --          --           --           --
Net income available for
    common shares .................       13,270       9,810       6,944        2,542        1,090
Net income per weighted average
    common share outstanding ......     $   1.21    $   1.00    $   1.01         --           --
Weighted average
    Common Shares outstanding .....       10,986       9,819       6,534         --           --
BALANCE SHEET DATA:
Real estate owned, at cost ........     $641,893    $578,788    $434,460    $ 125,269    $ 111,686
Total assets ......................      611,199     565,267     439,233      104,439       93,252
Total debt ........................      315,239     307,939     232,766      105,594       95,036
Minority interest .................       39,238      41,049      43,709         --           --
Shareholders' equity (owners'
deficit) ..........................      241,384     202,278     152,385       (4,684)      (4,493)
OTHER DATA:
Dividends declared per share ......     $   2.07    $   2.01    $   1.71         --           --
Ratio of total debt to total
capitalization (5) ................         41.9%       48.2%       44.1%        --           --
Number of properties ..............           73          70          54           22           19
Number of apartment units .........       19,280      18,220      14,333        5,580        5,064
EBITDA (6) ........................         --          --          --           --           --
Debt Service
   Coverage Ratio (7) .............         --          --          --           --           --

                                                       (NOTES ON FOLLOWING PAGE)

(1) Operating data for 1994 includes 34 days of predecessor financial information and per share data for 1994 is for the period February 4, 1994 through December 31, 1994.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Expenditures" included in the Quarterly Report on Form 10-Q for the quarter and nine-month period ended September 30, 1997 and the Annual Report on Form 10-K for the year ended December 31, 1996, which are incorporated herein by reference.

(3)   Includes corporate expenses.

(4) Pro forma operating data for the nine-month period ended September 30, 1997 includes a non-recurring tax credit of approximately $875,000.

(5) Total capitalization as of the dates presented is total debt plus the aggregate market value of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock and units of limited partnership interest held by persons other than the Company (based upon the market value of the Company's Common Stock), which are redeemable for shares of Common Stock on a one-for-one basis, or at the Company's option for cash. The market value of the Series A Preferred Stock and the Series B Preferred Stock is based upon $25.00 per share.

(6) Earnings before interest taxes depreciation and amortization ("EBITDA") represents net income before extraordinary items and minority interest, computed in accordance with GAAP, adjusted for gains on dispositions of properties, interest expense, federal income taxes, depreciation and amortization. EBITDA should not be considered as a substitute for net income or any other GAAP measurement of performance, as an indication of operating performance or as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity.

(7) Debt service coverage ratio is computed as a ratio of EBITDA to interest expense.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

CERTIFICATES

GENERAL

      The following general discussion summarizes certain of the material federal income tax aspects of the acquisition, ownership and disposition of the Certificates. This discussion is a summary for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of the Certificates by a prospective investor in light of his or her personal circumstances. This discussion also does not address the federal income tax consequences of ownership of Certificates not held as capital assets within the meaning of Section 1221 of the Code, or the federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, financial institutions, thrifts, insurance companies, persons that hold the Certificates as part of a "straddle," a "hedge" against currency risk, or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, the discussion is generally limited to the tax consequences to initial holders. It also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

      This summary is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis; accordingly, any such change could affect the continuing validity of this discussion.

      PERSONS CONSIDERING THE PURCHASE OF CERTIFICATES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

      The following discussion is limited to the federal income tax consequences relevant to a holder of a Certificate that is a U.S. Person, except where otherwise noted. A "U.S. Person" is (i) a citizen or resident of the United States, (ii) a corporation or partnership (except to the extent provided in applicable Treasury regulations) organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to federal income tax regardless of the source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more such U.S. Persons have the authority to control all of its substantial decisions (and certain other trusts eligible to elect to be treated as U.S. Persons).

CLASSIFICATION OF INVESTMENT ARRANGEMENT

      In the opinion of Baker Donelson Bearman & Caldwell, a professional corporation, the Trust will be treated for federal income tax purposes as a grantor trust and not as an association (or publicly traded partnership) taxable as a corporation. The Trustee intends to report income, gain, loss and deduction to the Internal Revenue Service ("IRS") accordingly.

      Under the grantor trust rules, each Certificate holder will be treated for federal income tax purposes as having purchased an undivided interest in the assets of the Trust to the extent of the Certificate holder's proportionate interest in the Trust. Similarly, the sale of a Certificate by a Certificate holder will be considered a sale of the Certificate holder's interest in the assets of the Trust with respect to that holder. In general, the tax consequences of an investment in Certificates will depend on the rules applicable to the Bonds and, after foreclosure, the Mortgaged Properties. The Certificates will represent an undivided proportionate interest in the Bonds.

      A Certificate owned by a "domestic building and loan association" within the meaning of Code Section 7701(a)(19) will not be considered to represent "loans . . . secured by an interest in real property which is ... residential real property" within the meaning of Code Section 7701(a)(19)(C)(v). In addition, a Certificate owned by a real estate investment trust will be considered to represent "real estate assets" within the meaning of Code Section 856(c)(4)(A), and interest income on such assets will be considered "interest on obligations secured by mortgages on real property" within the meaning of Code
Section 856(c)(3)(B), in each case to the extent that the holder's pro rata undivided interest in the Bonds does not exceed such holder's allocable interest in the fair market value of the Mortgaged Properties. Furthermore, a Certificate owned by a real estate mortgage investment conduit ("REMIC") may be considered to represent an "obligation (including any participation or certificate of beneficial ownership therein) which is principally secured by an interest in real property" within the meaning of Code Section 860G(a)(3)(A) to the extent that the Bonds constitutes a "qualified mortgage" within the meaning of Code
Section 860G(a)(3).

INTEREST INCOME

      It is not currently expected that the Bonds will be issued with original issue discount. Accordingly, Certificate holders will accrue income for federal income tax purposes on their allocable share of interest payable on the Bonds in accordance with their normal method of tax accounting.

SALE OR EXCHANGE OF CERTIFICATES

      Upon the sale or exchange of a Certificate, a holder will recognize gain or loss equal to the difference between the amount realized on the sale and its aggregate adjusted basis in its pro rata share of the Bonds. In general, the aggregate adjusted basis will equal the holder's cost for the Certificate increased by the amount of any income (other than qualified stated interest) previously reported with respect to the Certificate and decreased by the amount of any losses previously reported with respect to the Certificate and the amount of any distributions (other than qualified stated interest) received thereon.

      Except with respect to market discount on the Bonds, and except for certain financial institutions subject to the provisions of Code Section 582(c), such gain or loss generally would be capital gain or loss if the Certificate was held as a capital asset. However, gain on the sale of a Certificate will be treated as ordinary income (i) if a Certificate is held as part of a "conversion transaction", as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the holder's net investment in the conversion transaction at 120% of the appropriate applicable Federal rate (under Code
Section 1274 (d) ) in effect at the time the taxpayer entered into the transaction, minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; or (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d) (4) to have net capital gains taxed as investment income at ordinary income rates.

TAXATION OF FOREIGN INVESTORS

      Under present United States Federal income tax law and subject to the discussions of backup withholding below:

            (a) if the Certificates are offered, sold and delivered, and principal and interest thereon are paid, in accordance with the terms of the Trust Agreement, payments of principal of and interest on the Certificates to any holder that is a United States Alien will not be subject to United States Federal withholding tax, provided that in the case of interest, (1) the holder does not actually or constructively own 10% or more of the capital or profits interest in the Borrower, (2) the holder is not a controlled foreign corporation that is related to the Depositor or Borrower through stock ownership, and (3) either (i) the beneficial owner of the Certificate certifies to the Trustee or its agent, under penalties of perjury, that it is not a U.S. Person and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customer's securities in the ordinary course of its trade or business (a "financial institution") and holds the Certificate on behalf of the beneficial owner certifies to the Trustee or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

            (b) a holder of a Certificate who is a United States Alien will not be subject to United States Federal withholding tax on gain realized on the sale or exchange of a Certificate; and

            (c) a Certificate held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death if the individual does not actually or constructively own (i) 10% or more of the total combined voting power of all classes of stock of the Depositor entitled to vote or (ii) 10% or more of the capital or profits interest in the Borrower, and the income on the Certificate would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

      Gain recognized by a United States Alien on the disposition of a Certificate will be subject to United States Federal income tax if (i) such gain is effectively connected with a trade or business conducted by such person within the United States (in which case the branch profits tax may also apply if the person is a foreign corporation) or (ii) in the case of a United States Alien that is an individual, such person is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

      If a United States Alien is engaged in a trade business within the United States and interest and premium, if any, on a Certificate is effectively connected with the conduct of such trade or business, such person may be subject to United States Federal income tax on such interest and premium at ordinary Federal income tax rates on a net basis (in which case the branch profits tax may also apply if the Person is a foreign corporation).

      The IRS recently issued final regulations (the "New Regulations") which would provide alternative methods of satisfying the certification requirement described in clause (a) (3) above. The New Regulations are effective January 1, 1999, although valid withholding certificates that are held on December 31, 1998, remain valid until the earlier of December 31, 1999 or the due date of expiration of the Certificate under the rules as currently in effect. The New Regulations would require, in the case of Certificates held by a foreign partnership, that (x) the certification described in clause (a) (3) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

      United States Aliens should consult their own tax advisors concerning the application of the certification requirements in the New Regulations.

BONDS

GENERAL

      The following discussion is a summary of the anticipated material federal income tax considerations relating to the ownership and disposition of the Bonds after the Permitted Merger and Security Release. The summary is based upon current provisions of the Code, the Treasury regulations promulgated thereunder, and existing judicial and administrative rulings and decisions, all of which are subject to change, prospectively or retroactively.

      This summary does not purport to deal with all aspects of federal income taxation that may affect particular investors in light of their individual circumstances, nor with certain categories of investors subject to special treatment under the federal income tax laws. This summary focuses primarily on investors who will hold the Bonds as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code, although much of the discussion is applicable to other investors as well. The summary is based on current law and there can be no assurance that the law will not change or that the IRS will not take a position that would be materially adverse to investors. Finally, the summary does not purport to address the anticipated state and local income tax consequences to investors of the ownership and disposition of the Bonds. Consequently, potential Bondholders are advised to consult their own tax advisors concerning the federal, state, or local tax consequences to them of the purchase, holding, and disposition of the Bonds.

      No election will be made to treat the Borrower, the Mortgaged Properties, or the arrangement by which the Bonds are issued as a REMIC for federal income tax purposes. There are no regulations, published rulings, or judicial decisions involving the characterization for federal income tax purposes of securities with terms substantially the same as the Bonds. The Borrower believes the Bonds will be treated as evidences of indebtedness for federal income tax purposes and not as ownership interests in the Mortgaged Properties. Bondholders should be aware that (i) Bonds held by a domestic building and loan association should constitute "loans secured by an interest in real property" within the meaning of Code Section 7701(a)(19)(C)(v); (ii) Bonds held by a REIT should be treated as "real estate assets" within the meaning of Code Section 856(c)(5)(A); and (iii) income derived from the Bonds should be considered "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code Section 856(c)(3)(B). Bonds held by a regulated investment company or a REIT will not constitute "government securities" within the meaning of Code Section 851 (b)(4)(A)(i) or Code Section 856(c)(5)(A).

      Payments received by Bondholders on the Bonds generally should be accorded the same tax treatment under the Code as payments received on other taxable corporate bonds. Except as described below for Bonds issued with market discount or premium, interest paid or accrued on a Bond will be treated as ordinary income to the Bondholder and a principal payment on a Bond will be treated as a return of capital to the extent that the Bondholder's tax basis in the Bond is allocable to that payment. In general, interest paid to Bondholders who report their income on the cash receipts and disbursements method of accounting should be taxable to them when received. Interest earned by Bondholders who report their income on the accrual method of accounting will be taxable when accrued, regardless of when it is actually received. The Indenture Trustee will report annually to the IRS and to Bondholders of record with respect to interest paid or accrued on the Bonds.

MARKET DISCOUNT

      A subsequent purchaser of a Bond at a discount from its outstanding principal amount will acquire such Bond with market discount. A Bond will not be considered to have market discount, however, if the amount of such market discount is de minimis, i.e., less than the product of (i) 0.25% of the remaining principal amount of the Bond, multiplied by (ii) the weighted average maturity ("WAM") of the Bond. The purchaser generally will be required to recognize the market discount as ordinary income. A purchaser of a Bond with market discount generally will be required to treat a portion of any gain on a sale, exchange, redemption, or other disposition of the Bond as ordinary income to the extent of the accrued, but not previously taxable, market discount. A purchaser of a Bond with market discount also generally will be required to include market discount that has accrued, but has not yet been recognized, in income to the extent of any partial principal payments that are received. Market discount generally will accrue ratably over the remaining term of the Bond, unless the Bondholder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

      A Bondholder who has acquired a Bond with market discount generally must defer interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Bond to the extent such deductions exceed interest income on the Bond. The amount of deferred interest expense, however, is limited to the amount of market discount income that accrues, but that is not recognized currently. Any such deferred interest expense generally is allowed as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of a Bond, a Bondholder may elect to recognize market discount currently on an uncapped accrual basis. In that case, the preceding interest expense deferral rule will not apply. Any such election generally will apply to all market discount instruments held or acquired by the Bondholder in the taxable year of election or thereafter.

      Treasury regulations implementing the market discount rules have not yet been issued, and uncertainty exists with respect to many aspects of those rules. Due to the substantial lack of regulatory guidance with respect to the market discount rules, it is unclear how those rules will affect any secondary market that develops for the Bonds. Prospective investors should consult their own tax advisors regarding the application of the market discount rules to the Bonds.

AMORTIZABLE PREMIUM

      A purchaser of a Bond who purchases the Bond at a premium over its stated principal amount plus accrued interest generally may elect to amortize such premium ("Section 171 Premium") over the remaining term of the Bond using a constant yield method that reflects monthly compounding. Pursuant to proposed Treasury regulations issued on July 1, 1996, Section 171 Premium allocable to an accrual period will be treated as an offset to interest income on a Bond allocable to such accrual period at the time the Bondholder takes into account the interest income under its method of accounting. Any Section 171 Premium allocable to an accrual period in excess of the interest income on a Bond allocable to such period will be carried forward to the next accrual period. If a Bondholder makes an election to amortize Section 171 Premium on a Bond, such election will apply to all taxable debt instruments (including all Bonds) then owned and thereafter acquired by the Bondholder. Such election will be irrevocable without the consent of the Service.

      Section 171 Premium does not include any acquisition premium attributable to the portion of a purchase price for a Bond that exceeds the adjusted issue price but not the stated principal amount of such Bond. Purchasers who pay a premium for the Bonds should consult their tax advisors regarding the election to amortize premium and the method of accrual to be employed.

GAIN OR LOSS ON DISPOSITION

      If a Bond is transferred or sold in a taxable transaction, the Bondholder will recognize gain or loss equal to the difference between the amount realized on the sale and such Bondholder's adjusted basis in the Bond. The adjusted basis of a Bond generally will equal the cost of the Bond to the Bondholder, increased by any market discount previously includible in the Bondholder's gross income with respect to the Bond, and reduced by the portion of the basis of the Bond allocable to payments (other than qualified stated interest payments) previously received by the Bondholder and by any amortized premium. Similarly, a Bondholder who receives a scheduled principal payment with respect to a Bond will recognize gain or loss equal to the difference between the amount of the payment and the portion of his adjusted basis in the Bond that is allocable to such payment. Except to the extent that the market discount rules apply and except as provided below, any gain or loss on the sale or other disposition of a Bond generally will be capital gain or loss. Such gain or loss will be long-term gain or loss if the Bond is held as a capital asset by the Bondholder for more than 12 months.

      If the holder of a Bond is a bank, thrift, or similar institution described in Section 582 of the Code, any gain or loss on the sale or exchange of the Bond will be treated as ordinary income or loss. A portion of any gain from the sale of a Bond that otherwise might be capital gain may be treated as ordinary income to the extent that such Bond is held as part of a "conversion transaction" within the meaning of Section 1258 of the Code. A conversion transaction generally is one in which the taxpayer has taken two or more positions in Bonds or similar property that reduce or eliminate market risk, if substantially all of the taxpayer's return is attributable to the time value of the taxpayer's net investment in such transaction. The amount of gain realized in a conversion transaction that is recharacterized as ordinary income generally will not exceed the amount of interest that would have accrued on the taxpayer's net investment at 120% of the appropriate "applicable federal rate" (which rate is computed and published monthly by the Service) at the time the taxpayer entered into the conversion transaction, subject to appropriate reduction for prior inclusion of interest and other ordinary income from the transaction.

MISCELLANEOUS TAX ASPECTS

      BACKUP WITHHOLDING. A Certificate holder or, after the Permitted Merger and Security Release, a Bondholder may, under certain circumstances; be subject to "backup withholding" at the rate of 31% with respect to "reportable payments," which include interest payments and principal payments to the extent of accrued , as well as distributions of proceeds from a sale of Bonds. Backup withholding generally applies if the holder of a Certificate or a Bond, as the case may be (i) fails to furnish the Indenture Trustee its social security number or other taxpayer identification number ("TIN"), (ii) furnishes the Indenture Trustee or the Borrower an incorrect TIN, (iii) fails to report properly interest, dividends, or other "reportable payments," or (iv) under certain circumstances, fails to provide the Indenture Trustee, the Borrower, or such Certificate holder's or Bondholder's, as the case may be, securities broker with a certified statement, signed under penalty of perjury, that the TIN is its correct taxpayer identification number and that the Certificate holder or the Bondholder, as the case may be, is not subject to backup withholding. Backup withholding will not apply with respect to payments made to certain Certificate holders or Bondholders, as the case may be, including corporations, certain tax-exempt recipients (such as exempt organizations), and certain Non-U.S Holders (as defined below) that comply with the requisite certification procedures. Certificate holders or Bondholders, as the case may be, should consult their tax advisors as to the application of backup withholding to payments received by them with respect to the Certificates and the Bonds.

      The Trustee will report to the Certificate holders and the Indenture Trustee will report to the Bondholders (other than those that are exempt from the backup withholding rules) and to the IRS within a reasonable time after the end of each calendar year the amount of any "reportable payments" during such year and the amount of tax withheld, if any, with respect to payments on the Certificates or the Bonds, as the case may be.

      FOREIGN CERTIFICATE HOLDERS AND BONDHOLDERS. Under the Code, interest income (including accrued interest recognized on the sale or exchange of a Certificate or a Bond) paid or accrued with respect to Certificates or Bonds held by nonresident alien individuals, foreign corporations, foreign partnerships, or certain foreign estates and trusts ("Non-U.S. Holders"), or Certificate holders or Bondholders holding on behalf of Non-U.S. Holders, generally will be treated as "portfolio interest" and therefore will not be subject to any United States federal income tax, provided that (i) such interest income is not effectively connected with a trade or business in the United States of the Non-U.S. Holder and (ii) the Borrower or other person who otherwise would be required to withhold tax from such payments (the "Withholding Agent") is provided with an appropriate statement that the beneficial owner of a Certificate or a Bond is a Non-U.S. Holder. Interest income paid on Certificates or Bonds to Non-U.S. Holders also will not be subject to withholding tax if (i) such interest income is effectively connected with a United States trade or business conducted by the Non-U.S. Holder and (ii) the Non U.S. Holder files an IRS Form 4224 with the Withholding Agent. Such effectively connected interest income, however, generally will be subject to regular United States federal income tax. In other circumstances, interest income paid to Non-U.S. Holders may be subject to United States withholding tax at a rate of 30% (subject to reduction by applicable treaty).

      DUE TO THE COMPLEXITY OF THE FEDERAL INCOME TAX RULES APPLICABLE TO CERTIFICATE HOLDERS OR BONDHOLDERS AND THE CONSIDERABLE UNCERTAINTY THAT EXISTS WITH RESPECT TO MANY ASPECTS OF THOSE RULES, POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE CERTIFICATES OR THE BONDS.

TAX CONSIDERATIONS AFTER A FORECLOSURE FOR FOREIGN INVESTORS

      If the Trustee were to acquire beneficial ownership, on behalf of the holders, of a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, then, to the extent that a United States Alien is treated as owning an interest in the Foreclosed Property for United States Federal income tax purposes, such United States Alien would be subject to United States Federal withholding tax at a rate of 30% (subject to reduction by applicable treaties) on its share of the gross income from the Foreclosed Property (which amount could exceed such United States Alien's share of the net income from the Foreclosed Property), unless such United States Alien has in effect an election to be taxed at normal U.S. tax rates on the net income from all U.S. real property owned by such United States Alien. In addition, a United States Alien would be subject to tax in the same manner as a U.S. Person on any gain recognized upon a sale of the Foreclosed Property. Ten percent of the gross amount realized on the disposition of the Foreclosed Property that is allocable to a United States Alien is subject to withholding. The amount thereby withheld is creditable against the actual amount of the United States Alien's tax liability. An interest in the Foreclosed Property deemed to be acquired by a United States Alien would be includable in such individual's estate for U.S. estate tax purposes. In addition, depending upon the Trust's level of activities, its realization of gain and how long the Trust held the Foreclosed Property, a United States Alien may be deemed to be involved in a U.S. trade or business for United States Federal income tax purposes and be obligated to file United States Federal and state tax returns.

DEDUCTIBILITY OF TRUST'S FEES AND EXPENSES

      In computing its Federal income tax liability, a Certificate holder will be entitled to deduct, consistent with its method of accounting, its share of reasonable administrative fees, trustee fees and other fees paid or incurred by the Trust as provided in Section 162 or 212 of the Code and any allowable amortization deductions with respect to certain other assets of the Trust. If a Certificate holder is an individual, estate or trust, the deduction for his share of fees will be a miscellaneous itemized deduction that may be disallowed in whole or in part.

                        STATE, LOCAL AND FOREIGN TAXES

       Certificate holders should consult their tax advisors with respect to state, local and foreign tax considerations relevant to an investment in the Certificates.

                             ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), establishes fiduciary standards and other responsibilities for fiduciaries of employee benefit plans subject to Part 4, Subtitle B, Title I of ERISA ("ERISA Plans"). In addition, unless a statutory or administrative exemption applies, ERISA and Section 4975 of the Code impose restrictions on certain transactions (i.e. "prohibited transactions") involving the assets of an ERISA Plan, a plan described in Section 4975(e)(1) of the Code or a person treated as holding assets of such plans pursuant to Department of Labor Regulation, 29 F.R. 2510.3-101 ("Plan Assets Regulation") or applicable law (collectively, "Plans") and certain persons referred to as a "party in interest" under ERISA and a "disqualified person" under Code Section 4975 with respect to such Plan. A loan or other extension of credit, the provision of services or a sale or exchange of property occurring between a Plan and a party in interest or disqualified person with respect to such Plan might constitute a non-exempt prohibited transaction.

      Pursuant to the Plan Assets Regulation or applicable law, the Bonds and other assets of the Trust may be treated, for purposes of ERISA and Code Section 4975, as if they were assets of a Plan acquiring a Certificate unless an exception applies. There can be no assurances that any exception applies in respect of the Trust. Therefore, absent an exemption from the prohibited transaction restrictions of ERISA and the Code, the purchase, holding or sale of Class A Certificates by a Plan, or the operations of the Trust, might result in a prohibited transaction.

      Each investor in the Certificates or the Bonds will be deemed to have represented that such investor (a) is not, and is not using the assets of, an ERISA Plan or an employee benefit plan or other retirement plan or arrangement subject to Section 4975 of the Code, or (b) has determined that the purchase and holding of Certificates or Bonds, as the case may be, by such investor would not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because the relevant conditions for exemptive relief under one or more of the following prohibited transaction class exemptions have been satisfied: Prohibited Transaction Class Exemption ("PTCE") 96-23 (relating to transactions effected by in-house asset managers); PTCE 95-60 (relating to certain transactions involving insurance company general accounts); PTCE 91-38 (relating to investments by bank collective investment funds); PTCE 90-1 (relating to investment by insurance company pooled separate accounts); or PTCE 84-14 (relating to transactions effected by a "qualified professional asset manager").

      Due to the complexity of the rules and penalties under ERISA and the Code applicable to Plans, potential Plan investors should consult their advisors and counsel regarding whether the purchase and holding of the Bonds could give rise to a transaction that is prohibited under ERISA or the Code. Potential investors also should be aware that ERISA requires that the assets of a Plan be valued at their fair market value as of the close of the plan year and that the Borrower does not plan to provide any valuations to Bondholders.

                               LEGAL INVESTMENT

      The Certificates will not constitute "mortgage-related securities" for purposes of the SMMEA. The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Certificates, may be subject to significant interpretive uncertainties.

      All depository institutions considering an investment in the Certificates should review the "Supervisory Policy Statement on Securities Activities" dated January 28, 1992, as revised April 15, 1994 (the "Policy Statement") of the Federal Financial Institutions Examination Council.

      The Policy Statement, which has been adopted by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Office of Thrift Supervision, and by the National Credit Union Administration (with certain modifications), prohibits depository institutions from investing in certain "high-risk mortgage securities", except under limited circumstances, and sets forth certain investment practices deemed to be unsuitable for regulated institutions.

      Institutions whose investment activities are subject to regulation by federal or state authorities should review rules, policies and guidelines adopted from time to time by such authorities before purchasing any Certificates, as they May be deemed unsuitable investments, or may otherwise be restricted, under such rules, policies or guidelines.

      The foregoing does not take into consideration the applicability of statutes, rules, regulations, orders, guidelines or agreements generally governing investments made by a particular investor, including, but not limited to, "prudent investor" provisions, percentage-of-assets limits, provisions which may restrict or prohibit investment in securities which are not "interest bearing" or "income Paying," and provisions which may restrict or prohibit investments in securities which are issued in book-entry form.

      No representation is made as to the proper characterization of the Certificates for legal investment purposes, financial institution regulatory purposes, or other purposes, or as to the ability of particular investors to purchase the Certificates under applicable legal investment restrictions. The uncertainties described above (and any unfavorable future determinations concerning legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity of the Certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Certificates constitute a legal investment or are subject to investment, capital or other restrictions.

      Investors should consult their own legal advisors in determining whether and to what extent the Certificates constitute legal investments for such investors.

                             PLAN OF DISTRIBUTION

      Subject to the terms and conditions of the Underwriting Agreement between the Depositor and the Underwriter, the Certificates will be purchased from the Depositor by the Underwriter upon issuance. Distribution of the Certificates will be made by the Underwriter from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Certificates will be approximately % of the initial aggregate Certificate Principal Amount of the Certificates, plus accrued interest, if any, from the date of original issuance, before deducting expenses payable by the Depositor.

      In connection with the purchase and sale of the Certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts. An affiliate of the Underwriter, Morgan Stanley Mortgage Capital Inc. has entered into and may, in the future, enter into other financing arrangements with affiliates of the Borrower.

      The Borrower and MAALP have agreed to indemnify the Underwriter against, or make contributions to the Underwriter with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      In connection with this offering, the Underwriter may purchase and sell the Certificates in the open market. These transactions may include purchases to cover short positions created by the Underwriter of a greater number of Certificates than they are required to purchase from the Depositor in this offering. The Underwriter may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriter if such Certificates are repurchased by the Underwriter in covering transactions. These activities may maintain or otherwise affect the market price of the Certificates, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be affected in the over-the-counter market or otherwise.

      The Prospectus may only be issued or passed on in the United Kingdom to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom this Prospectus may otherwise lawfully be issued or passed on.

      The Trust described in this Prospectus may only be promoted (whether by issuing or passing on of documents as referred to in the foregoing restriction or otherwise) by an authorized person under Chapter III of the Financial Services Act of 1986 of the United Kingdom ("FSA") to a person in the United Kingdom if that person is of a kind described in section 76(2) of the FSA or as permitted by the Financial Services (Promotion of Unregulated Schemes) Regulation 1991 (as amended).

                                 LEGAL MATTERS

      The validity of the Certificates will be passed upon for the Depositor by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee and for the Underwriter by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

      The Combined Financial Statements and the financial statement schedule of Capital Properties Group as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, the balance sheet of Mid-America Capital Partners, L.P. as of November 24, 1997 and the Combined Historical Summary of Gross Income and Direct Operating Expenses for Certain Multifamily Acquisition Properties for the year ended December 31, 1996 have been included herein in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on authority of said firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP covering the December 31, 1996 combined financial statements refers to the Capital Properties Group's change in its accounting method to capitalize replacement purchase for major appliances and carpet.

      The Consolidated Financial Statements of MAAC incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements refers to MAAC's change in accounting method to capitalize replacement purchases for major appliances and carpet.

      The financial statements of Brown-Flournoy Equity Income Fund Limited Partnership as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been included herein in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                          RATINGS OF THE CERTIFICATES

      It is a condition to the issuance of the Certificates that they be rated no lower than "Baa2" by Moody's and rated no lower than "BBB" by S&P. Moody's has rated the Certificates through the Scheduled Final Distribution Date. S&P, however, has rated the Certificates through the Expected Final Distribution Date. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to downgrade, withdrawal or qualification at any time by the assigning rating organization as a result of changes in, or the unavailability of, information. Neither Moody's nor S&P is rating the likelihood of receipt or the timing of receipt of Default Interest under the Certificates.

      The ratings assigned to the Certificates by each of the Rating Agencies are based Primarily on its evaluation of the income-producing ability of the Mortgaged Properties and reflect only the views of the Rating Agencies. Future events, such as events affecting the Mortgaged Properties or the Borrower could have an adverse impact on the rating of the Certificates. Although it is the intent of the Depositor to retain the Rating Agencies to perform annual monitoring and to provide the Rating Agencies with certain financial and other information in connection therewith, none of the Depositor, the Trustee, the Indenture Trustee or the Borrower is under an obligation to maintain any particular rating, and the Rating Agencies are under no obligation whatsoever to continue to issue any rating. A downgrade, withdrawal or qualification of a rating may have an adverse effect on the market price of the Certificates but will not constitute an event of default under the Indenture, the Bonds or the Mortgages.

      The ratings of the Rating Agencies address the likelihood of the timely receipt by the holders of the Certificates of all payments (other than Default Interest) to which such holders are entitled, including payment of all principal (and any other amounts due under the Security Documents), in the case of Moody's, by the Final Scheduled Distribution Date and, in the case of S&P, by the Expected Final Distribution Date. The rating takes into consideration the characteristics of the Certificates and the structural and legal aspects thereof. The ratings do not, however, represent an assessment of the likelihood or frequency of principal prepayments on the Bonds or the corresponding effect on the yield to investors.

      There can be no assurance that a rating agency other than the Rating Agencies will not choose to rate the Certificates and publish such rating or that such other rating agency would assign the Certificates a rating equivalent to or higher than the ratings assigned by the Rating Agencies. See "Risk Factors
- Ratings of the Certificates."


                             AVAILABLE INFORMATION

      The Borrower and the Trust have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and financial statements thereto. For further information with respect to the Borrower, the Trust, the Certificates and the Bonds, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be examined without charge or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Securities and Exchange Commission's web site (http://www.sec.gov).

      Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission.

            The Borrower intends to deliver to security holders annual reports containing financial statements with a report thereon by the Borrower's independent certified public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                          INCORPORATION BY REFERENCE

      All documents filed by the Borrower pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering made pursuant to this Prospectus shall be deemed to be incorporated by reference into this Prospectus.

      The following documents heretofore filed with the Commission by MAAC (File No. 1-12762), of which the Borrower is a "majority-owned subsidiary" as defined by Rule 405 promulgated pursuant to the Securities Act, are incorporated herein by reference:

      (a) Annual Report on Form 10-K for the year ended December 31, 1996;

      (b) Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, respectively; and

      (c) Current Reports on Form 8-K dated October 7, 1997, September 19, 1997, September 17, 1997, August 19, 1997, June 5, 1997, April 25, 1997, April 11,
1997, March 19, 1997, and February 21, 1997, as amended by MAAC's Current Reports on Form 8-K/A, as applicable;

      The Borrower will provide, without charge, to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mid-America Capital Partners, L.P., c/o CT Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19081, Attn, Lynn A. Johnson, Secretary,
(302) 777-0205.

                          INDEX TO FINANCIAL STATEMENTS

MID-AMERICA CAPITAL PARTNERS, L.P.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
   Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 ..................    F-__
   Pro Forma Condensed Consolidated Statements of Operations for the nine
     months ended September 30, 1997 and the year ended December 31, 1996 ...................    F-__
BALANCE SHEET:
   Report of Independent Auditors ...........................................................    F-__
   Balance Sheet as of November 24, 1997 ....................................................    F-__
   Notes to Balance Sheet ...................................................................    F-__
CAPITAL PROPERTIES GROUP
COMBINED FINANCIAL STATEMENTS:
   Report of Independent Auditors ...........................................................    F-__
   Combined Balance Sheets as of September 30, 1997 (Unaudited) and
     December 31, 1996 and 1995 .............................................................    F-__
   Combined Statements of Operations for the nine months ended September 30,
     1997 and 1996 (Unaudited) and for the years ended December 31, 1996,
     1995 and 1994 ..........................................................................    F-__
   Combined Statements of Partners' Capital for the nine months ended September
     30, 1997 (Unaudited) and for the years ended December 31, 1996, 1995 and
     1994 ...................................................................................    F-__
   Combined Statements of Cash Flows for the nine months ended September 30,
     1997 and 1996 (Unaudited) and for the years ended December 31, 1996, 1995
     and 1994 ...............................................................................    F-__
   Notes to the Combined Financial Statements ...............................................    F-__
   Schedule III:
     Real Estate Investments and Accumulated Depreciation ...................................    F-__
ACQUISITION PROPERTIES
BROWN-FLOURNOY EQUITY INCOME FUND LIMITED PARTNERSHIP:
   Report of Independent Auditors ...........................................................    F-__
   Balance Sheets as of September 30, 1997 (Unaudited) and December 31, 1996
     and 1995 ...............................................................................    F-__
   Statements of Operations for the nine months ended September 30, 1997 and
     1996 (Unaudited) and for the years ended December 31, 1996, 1995 and 1994 ..............    F-__
   Statements of Partners' Capital (Deficit) for the nine months ended
   Setpember 30, 1997 (Unaudited) and for the years ended
     December 31, 1996, 1995 and 1994 .......................................................    F-__
   Statements of Cash Flows for the nine months ended September 30, 1997 and 1996 (Unaudited) and for the years ended December 31,
     1996, 1995 and 1994 ....................................................................    F-__
   Notes to Financial Statements ............................................................    F-__
COMBINED FINANCIAL STATEMENTS FOR CERTAIN MULTIFAMILY ACQUISITION PROPERTIES:
   Report of Independent Auditors ...........................................................    F-__
   Combined Historical Summary of Gross Income and Direct Operating Expenses for
     Certain Multifamily Acquisition Properties for the period from January 1,
     1997 to the earlier of September 30, 1997 or date of acquisition
     (Unaudited) and for the year ended December 31, 1996 ...................................    F-__
   Notes to Combined Historical Summary of Gross Income and Direct Operating
     Expenses for Certain Multifamily Acquisition Properties ................................    F-__

                       MID-AMERICA CAPITAL PARTNERS, L.P.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The following unaudited pro forma condensed balance sheet is presented as if at September 30, 1997: (i) MAALP had contributed 20 apartment communities, $2.271 million cash and the right to acquire the Reorganization Properties (as defined below) to the Partnership in exchange for a 99% limited partnership interest in the Partnership and the contributed properties were recorded at MAALP's historical cost; (ii) the Partnership exercised its right to acquire the Reorganization Properties and repaid notes payable of approximately $22 million which were secured by the Reorganization Properties. Additional amounts due in connection with the acquisition of the Reorganization Properties were paid by MAALP on behalf of the Partnership.; (iii) the merger of Hermitage at Beechtree, L.L.C. with and into the Partnership is consummated; (iv) the consummation of the Reorganization; (v) the origination of the MSMC Loan and the distribution of $116 million of the net proceeds to MAALP; (vi) the Partnership had issued its $144,000,000 ___% Bonds Due 2003 (the Bonds); and (vii) the net proceeds from the sale of the Bonds are applied as set forth in "Use of Proceeds."

The 26 communities contributed to or acquired by the Partnership (the Mortgaged Properties) consist of (i) 20 properties at September 30, 1997 comprising Capital Partners Group (the CPG Properties); (ii) 5 properties on November 25, 1997 acquired by the Partnership in connection with the consummation of the merger of Flournoy Development Company (FDC) with and into MAAC and the other transactions (collectively, the Reorganization Properties) as described in the Agreement and Plan of Reorganization dated as of September 15, 1997 (the Plan of Reorganization) between FDC, MAAC and MAALP consisting of 4 properties acquired from Brown-Flournoy Equity Income Fund Limited Partnership (the Brown-Flournoy Properties) and Willow Creek; and (iii) one property (Hermitage at Beechtree) which was acquired subsequent to September 30, 1997 through the merger of Hermitage at Beechtree, L.L.C. with and into the Partnership. It is expected that MAALP and the Partnership will record properties acquired in connection with the Plan of Reorganization using the purchase method of accounting.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 have been prepared as if each of the transactions described above and the Recent Acquisitions (as defined below) had been consummated on January 1, 1996 and assuming that the Partnership incurred no income tax expense. The Recent Acquisitions are comprised of (i) the Reorganization Properties; (ii) Hermitage at Beechtree; (iii) the acquisition in 1996 of 6 of the Communities containing an aggregate of 1,760 apartment units (the 1996 Completed Acquisitions); and
(iv) the acquisition in 1997 of 2 of the Communities containing an aggregate of 490 apartment units (the 1997 Completed Acquisitions), (the Reorganization Properties, Hermitage at Beechtree, the 1996 Completed Acquisitions and the 1997 Completed Acquisitions are collectively referred to as the Completed Acquisitions).

                       MID-AMERICA CAPITAL PARTNERS, L.P.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma financial statements have been prepared by the Partnership based on the historical financial statements of CPG, Brown-Flournoy Equity Income Fund Limited Partnership (Brown-Flournoy), and the combined financial statements for certain Multifamily Acquisition Properties, which have been included elsewhere herein. These unaudited pro forma financial statements should be read in conjunction with the foregoing historical financial statements, including the notes thereto. In management's opinion, all adjustments necessary to reflect the effects of the above have been made. These pro forma combined financial statements are presented for comparative purposes only and are not indicative of what the actual financial position or results of operations of the Partnership would have been had the foregoing transactions occurred on the dates indicated.

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                   PARTNERSHIP
                                                                    FORMATION          MSMC LOAN
                                                       CPG          PRO FORMA          PRO FORMA                         PARTNERSHIP
                                                    HISTORICAL(A)  ADJUSTMENTS       ADJUSTMENTS(F)     OFFERING(G)       PRO FORMA
                                                     --------        -------            --------         --------          -------
ASSETS:
    Real estate assets, net .................        $168,846        45,315  (B)            --               --            214,161
    Cash ....................................              92        (19,933)(C)          22,112             --              2,271
    Restricted cash .........................            --             --                   636             --                636
    Deferred financing
      costs, net ............................            --             --                   964            2,206(H)         3,170
    Other assets ............................             119           (119)(D)            --               --               --
                                                     --------        -------            --------         --------          -------
           TOTAL ASSETS .....................        $169,057         25,263              23,712            2,206          220,238
                                                     ========        =======            ========         ========          =======
LIABILITIES:

    MSMC Loan payable .......................        $   --             --               140,000         (140,000)            --
    Bonds ...................................            --             --                  --            144,000          144,000
    Accounts payable ........................             427           (427)(D)            --               --               --
    Accrued expenses and
      other liabilities .....................           2,225         (2,225)(D)            --               --               --
    Security deposits .......................             557            149 (B)            --               --                706
                                                     --------        -------            --------         --------          -------
           TOTAL LIABILITIES ................           3,209         (2,503)            140,000            4,000          144,706
                                                     --------        -------            --------         --------          -------
PARTNERS' CAPITAL
    General Partner .........................            --               1 (E)             --               --                  1
    Limited Partner .........................         165,848        27,765 (E)         (116,288)          (1,794)(I)       75,531
                                                     --------        -------            --------         --------          -------
           TOTAL PARTNERS'
              CAPITAL .......................         165,848         27,766            (116,288)          (1,794)          75,532
                                                     --------        -------            --------         --------          -------
           TOTAL LIABILITIES
              AND PARTNERS'
              CAPITAL .......................        $169,057         25,263              23,712            2,206          220,238
                                                     ========        =======            ========         ========          =======

(A) Reflects the unaudited historical combined balance sheet of CPG as of September 30, 1997.
                                   (Continued)

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

PARTNERSHIP FORMATION PRO FORMA ADJUSTMENTS:

       The following pro forma adjustments reflect transactions occurring in connection with the Partnership formation and consummation of the Reorganization. In connection with the Partnership formation (i) MAALP contributed 20 of the Communities, $2.271 million cash and the right to acquire the Reorganization Properties to the Partnership; (ii) Hermitage at Beechtree, L.L.C. was merged with and into the Partnership (the Hermitage at Beechtree Merger); (iii) the Partnership assumed security deposit liabilities of the Communities; and (iv) MAALP received a 99% limited partnership interest in the Partnership. All other assets and liabilities of the Communities were retained by MAALP.

(B) Reflects the acquisition of the Reorganization Properties by the Partnership ($36,300) and the Hermitage at Beechtree merger ($9,015), including security deposits assumed in connection with the acquisitions.

(C)    Reflects:
        MAALP cash contribution at the formation of the Partnership     $ 2,270
        MACP, Inc. cash contribution in exchange for a 1% general
          partner interest in the Partnership                                 1
        CPG cash retained by MAALP                                          (92)
        Repayment of notes payable in connection with the acquisition
          of the Reorganization Properties                              (22,112)
                                                                       --------
                                                                       $(19,933)
                                                                       --------

(D) Reflects assets and liabilities of CPG retained by MAALP at the formation of the Partnership.

(E) Reflects increase in capital accounts as a result of the Partnership formation.

MSMC LOAN PRO FORMA ADJUSTMENTS:

(F) The Partnership entered into a $140 million short-term promissory note on November 25, 1997. The proceeds of the borrowing net of deferred financing costs ($964), retained restricted cash ($636) and repayment of notes payable in connection with the acquisition of the Reorganization Properties ($22,112) were distributed to MAALP.

                                   (Continued)

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                               SEPTEMBER 30, 1997
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

OFFERING PRO FORMA ADJUSTMENTS:

(G) Reflects the Offering assuming the application of proceeds as described in "Use of Proceeds."

(H) Reflects deferred financing costs incurred in connection with the Offering ($2,656) net of deferred financing costs incurred in connection with the MSMC Loan which are fully amortized at the date of the Offering ($450).

(I) Reflects the distribution of a portion of the net proceeds of the Offering to MAALP ($1,344) and the amortization of deferred financing costs incurred in connection with the MSMC Loan ($450).

Subsequent to the formation of the Partnership, an additional $2.271 million was distributed by the Partnership to MAALP. The distribution is not reflected in the accompanying pro forma balance sheet since it is not directly attributable to the Offering or the Reorganization.

                       MID-AMERICA CAPITAL PARTNERS, L.P.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                      HISTORICAL
                                                                                       COMBINED
                                                                        CPG            COMPLETED       PRO FORMA
                                                                    HISTORICAL(A)    ACQUISITIONS(B)  ADJUSTMENTS        PRO FORMA
                                                                       -------           -----           ------            ------
REVENUES:
    Rental .................................................           $22,233           5,895             --              28,128
    Other ..................................................               187             177             --                 364
                                                                       -------           -----           ------            ------
           TOTAL REVENUES ..................................            22,420           6,072             --              28,492
                                                                       -------           -----           ------            ------
EXPENSES:
    Personnel ..............................................             2,283             720             --               3,003
    Building repairs and maintenance,
      utilities, landscaping and other
      operating ............................................             3,526           1,117             --               4,643
    Real estate taxes and insurance ........................             2,125             540             --               2,665
    Depreciation and amortization-
      real estate assets ...................................             4,588           1,180              149(C)          5,917
    Depreciation and amortization-
      non-real estate assets ...............................                19            --                  8(C)             27
    General and administrative .............................              --               239            1,014(D)          1,253
    Interest ...............................................               724           1,596            4,839(E)          7,159
    Amortization of deferred
      financing costs ......................................                35            --                441(F)            476
                                                                       -------           -----           ------            ------
           TOTAL EXPENSES ..................................            13,300           5,392            6,451            25,143
                                                                       -------           -----           ------            ------
Net income .................................................           $ 9,120             680           (6,451)            3,349
                                                                       =======           =====           ======            ======

PRO FORMA ADJUSTMENTS:

(A) Reflects the unaudited historical combined statement of operations of CPG for the nine months ended September 30, 1997. Certain general and administrative expenses and other costs which are incurred by MAALP on behalf of CPG are not included in the historical financial statements. The Partnership will pay a management fee, equal to 4% of revenues, to MAALP for providing these services. See adjustment (D).

                                   (Continued)

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(B) Reflects the unaudited historical operating results from January 1, 1997 to the earlier of the acquisition date or September 30, 1997 for the 1997 Completed Acquisitions, Hermitage at Beechtree and the Reorganization Properties.

(C) Represents additional depreciation and amortization resulting from the purchase of the Reorganization Properties, the 1997 Completed Acquisitions and Hermitage at Beechtree.

(D) Represents management fees paid to MAALP equal to 4% of total revenues ($1,140) and fees paid to the Trustee and estimated additional costs to operate as a separate public company ($113), net of general and administrative expenses of the Reorganization Properties which will be eliminated ($239).

(E) Represents interest on the Bonds of $7,159, net of interest which was eliminated as a result of the repayment of notes payable of CPG and the Reorganization Properties ($2,320). The Partnership has entered into forward placement contracts the effect of which was to lock the interest rate on $130 million of the Bonds at an average interest rate of 6.64%. Interest on the Bonds is calculated based upon a rate of 6.64% for $130 million and 6.54% (based upon current estimates) for $14 million.

(F) Represents amortization of historical deferred financing costs of CPG ($35) which were eliminated as a result of repaying the CPG notes payable net of the amortization of deferred financing costs on the Bonds of $476.

                       MID-AMERICA CAPITAL PARTNERS, L.P.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                       HISTORICAL
                                                                                        COMBINED
                                                                        CPG            COMPLETED        PRO FORMA
                                                                    HISTORICAL(A)    ACQUISITIONS(B)   ADJUSTMENTS         PRO FORMA
                                                                      -------           ------           ------             ------
REVENUES:
    Rental ................................................           $20,056           16,654             --               36,710
    Other .................................................               195              386             --                  581
                                                                      -------           ------           ------             ------
           TOTAL REVENUES .................................            20,251           17,040             --               37,291
                                                                      -------           ------           ------             ------
EXPENSES:
    Personnel .............................................             1,996            1,822             --                3,818
    Building repairs and maintenance,
      utilities, landscaping and other
      operating ...........................................             3,269            2,962             --                6,231
    Real estate taxes and insurance .......................             1,942            1,562             --                3,504
    Depreciation and amortization-
      real estate assets ..................................             3,981            1,420            1,954(C)           7,355
    Depreciation and amortization-
      non-real estate assets ..............................                19             --                 23(C)              42
    General and administrative ............................              --                319            1,323(D)           1,642
    Interest ..............................................             2,169            2,130            5,247(E)           9,546
    Amortization of deferred
      financing costs .....................................                58             --                576(F)             634
                                                                      -------           ------           ------             ------
           TOTAL EXPENSES .................................            13,434           10,215            9,123             32,772
                                                                      -------           ------           ------             ------
Net income ................................................           $ 6,817            6,825           (9,123)             4,519
                                                                      =======           ======           ======             ======

PRO FORMA ADJUSTMENTS:

(A) Reflects the unaudited historical combined statement of operations of CPG for the year ended December 31, 1996. Certain general and administrative expenses and other costs which are incurred by MAALP on behalf of CPG are not included in the historical financial statements. The Partnership will pay a management fee, equal to 4% of revenues, to MAALP for providing these services. See adjustment (D).

                                   (Continued)

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                          YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(B) Reflects the unaudited historical operating results from January 1, 1996 to the earlier of the acquisition date or December 31, 1996 for the Completed Acquisitions, Hermitage at Beechtree and the Reorganization Properties.

(C) Represents additional depreciation and amortization resulting from the purchase of the Reorganization Properties, the Completed Acquisitions and Hermitage at Beechtree.

(D) Represents management fees paid to MAALP equal to 4% of total revenues ($1,492) and fees paid to the Trustee and estimated additional costs to operate as a separate public company ($150), net of general and administrative expenses of the Reorganization Properties which will be eliminated ($319).

(E) Represents interest on the Bonds of $9,546, net of interest which was eliminated as a result of the repayment of notes payable of CPG and the Reorganization Properties ($4,299). The Partnership has entered into forward placement contracts the effect of which was to lock the interest rate on $130 million of the Bonds at an average interest rate of 6.64%. Interest on the Bonds is calculated based upon a rate of 6.64% for $130 million and 6.54% (based upon current estimates) for $14 million.

(F) Represents amortization of historical deferred financing costs of CPG ($58), which were eliminated as a result of repaying the CPG notes payable net of the amortization of deferred financing costs on the Bonds of $476.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Mid-America Capital Partners, L.P.


We have audited the accompanying balance sheet of Mid-America Capital Partners, L.P. as of November 24, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Mid-America Capital Partners, L.P. as of November 24, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
November 24, 1997

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                                  BALANCE SHEET

                                NOVEMBER 24, 1997

                                     ASSETS
Cash                                                                   $1,000
                                                                       ======
                                PARTNERS' CAPITAL
Commitments and contingencies (note 2)                                      -
PARTNERS' CAPITAL:
   General Partner                                                     $1,000
   Limited Partner                                                          -
                                                                       ------
            TOTAL PARTNERS' CAPITAL                                    $1,000
                                                                       ======

See accompanying notes to balance sheet.

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                             NOTES TO BALANCE SHEET

                                NOVEMBER 24, 1997

(1)   ORGANIZATION AND BASIS OF FINANCIAL PRESENTATION

      Mid-America Capital Partners, L.P. (the Partnership) is a special purpose Delaware limited partnership. The sole purpose for which the Partnership has been formed is to own and operate 26 apartment communities (the Mortgaged Properties) to be contributed to the Partnership by Mid-America Apartments, L.P., a Tennessee limited partnership (MAALP) or acquired directly by the Partnership. The sole limited partner of the Partnership is MAALP, which is a majority owned subsidiary of Mid-America Apartment Communities, Inc. (MAAC). MAAC is a self-administered and self-managed umbrella partnership real estate investment trust (REIT). MAAC conducts a substantial portion of its operations through MAALP and subsidiaries of MAALP.

      MAALP contributed its interest in 20 of the Mortgaged Properties and cash in exchange for a 99% limited partnership interest in the Partnership. MAACP, Inc., (the General Partner), a Tennessee corporation and wholly-owned subsidiary of MAAC, contributed cash for a 1% general partnership interest in the Partnership.

      Distributions to the Partners relating to operations of the Mortgaged Properties will be based upon net cash flow, as defined in the Partnership Agreement. Profits, losses and distributions will be allocated to the Partners in proportion with their ownership.

(2)   COMMITMENTS AND CONTINGENCIES

      The Partnership, through its ownership in the Mortgaged Properties, will be party to various legal actions resulting from the operation of the Mortgaged Properties. Management believes that these actions will not have a materially adverse effect on the Partnership.

(3)   SUBSEQUENT EVENT (UNAUDITED)

      Subsequent to November 24, 1997, the Mortgaged Properties were acquired by the Partnership and were pledged to secure a $140 million loan (the MSMC
      Loan) received from Morgan Stanley Mortgage Capital, Inc. A portion of the proceeds from the MSMC Loan were utilized in connection with the acquisition of certain of the Mortgaged Properties and the remainder was distributed to MAALP.

                       MID-AMERICA CAPITAL PARTNERS, L.P.

                             NOTES TO BALANCE SHEET

      The Partnership expects to issue $144 million aggregate principal amount of __% Bonds Due 2003 (the Bonds). The Bonds will be secured by a first priority deed of trust, security agreement and assignment of rents and leases in respect of the Mortgaged Properties. The net proceeds from the sale of the Bonds will be applied to the MSMC Loan, utilized to fund costs of the offering and the remainder will be distributed to MAALP.

                         INDEPENDENT AUDITORS' REPORT

The Partners
Capital Properties Group:

We have audited the accompanying combined balance sheets of Capital Properties Group as of December 31, 1996 and 1995, and the related combined statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1996. In connection with our audits of the combined financial statements, we also have audited the financial statement Schedule III, Real Estate Investment and Accumulated Depreciation. These combined financial statements and the financial statement schedule are the responsibility of the management of Capital Properties Group. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Capital Properties Group at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the combined financial statements, Capital Properties Group changed its accounting method to capitalize replacement purchases for major appliances and carpet in 1996.

                                          KPMG Peat Marwick LLP

Memphis, Tennessee
November 24, 1997

                            CAPITAL PROPERTIES GROUP

                             COMBINED BALANCE SHEETS

                       SEPTEMBER 30, 1997 (UNAUDITED) AND
                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                              SEPTEMBER 30, -------------------
               ASSETS                             1997        1996        1995
               ------                          ---------    --------    -------
                                              (Unaudited)
REAL ESTATE ASSETS:
   Land ....................................   $  16,497      14,569      7,947
   Buildings and improvements ..............     159,095     140,662     76,382
   Furniture, fixtures and equipment .......       2,653       2,224      1,232
   Construction in progress ................       2,795         830      1,679
                                               ---------    --------    -------
                                                 181,040     158,285     87,240
   Less accumulated depreciation ...........     (12,194)     (7,586)    (3,587)
                                               ---------    --------    -------
         REAL ESTATE ASSETS, NET ...........     168,846     150,699     83,653
Cash .......................................          92         134        162
Restricted cash ............................        --           278        249
Deferred financing costs, net ..............        --            35         93
Other assets ...............................         119          11         59
                                               ---------    --------    -------
         TOTAL ASSETS ......................   $ 169,057     151,257     84,216
                                               =========    ========    =======
   LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
   Notes payable ...........................   $    --        16,461     22,830
   Accounts payable ........................         427         587        102
   Accrued expenses and other liabilities ..       2,225       1,709        997
   Security deposits .......................         557         549        309
                                               ---------    --------    -------
         TOTAL LIABILITIES .................       3,209      19,306     24,238
PARTNERS' CAPITAL ..........................     165,848     131,951     59,978
                                               ---------    --------    -------
         TOTAL LIABILITIES AND
          PARTNERS' CAPITAL ................   $ 169,057     151,257     84,216
                                               =========    ========    =======

See accompanying notes to combined financial statements.

                            CAPITAL PROPERTIES GROUP

                        COMBINED STATEMENTS OF OPERATIONS

       NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND YEARS
                     ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                            NINE MONTHS ENDED        YEARS ENDED
                                               SEPTEMBER 30,          DECEMBER 31,
                                             ----------------   -----------------------
                                               1997     1996     1996     1995    1994
                                             -------   ------   ------   ------   -----
                                           (Unaudited)
REVENUES:
   Rental ................................   $22,233   13,788   20,056   14,321   4,568
   Other .................................       187      143      195      176     185
                                             -------   ------   ------   ------   -----
         TOTAL REVENUES ..................    22,420   13,931   20,251   14,497   4,753
                                             -------   ------   ------   ------   -----
EXPENSES:
   Personnel .............................     2,283    1,381    1,996    1,413     426
   Building repairs and maintenance            1,110      662      917      772     213
   Real estate taxes and insurance .......     2,125    1,398    1,942    1,408     405
   Utilities .............................       859      670      930      749     233
   Landscaping ...........................       617      357      502      371     119
   Other operating .......................       940      660      920      593     292
   Depreciation and amortization -
    real estate assets ...................     4,588    2,695    3,981    2,600     750
   Depreciation and amortization -
    non-real estate assets ...............        19       13       19       14       5
   Interest ..............................       724    1,631    2,169    2,225     925
   Amortization of deferred
    financing costs ......................        35       44       58       48      37
                                             -------   ------   ------   ------   -----
         TOTAL EXPENSES ..................    13,300    9,511   13,434   10,193   3,405
                                             -------   ------   ------   ------   -----
         NET INCOME ......................   $ 9,120    4,420    6,817    4,304   1,348
                                             =======   ======   ======   ======   =====

See accompanying notes to combined financial statements.

                            CAPITAL PROPERTIES GROUP

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL

                NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                    PARTNERS'
                                                                     CAPITAL
                                                                     -------
Partners' Capital, December 31, 1993 ...........................    $  1,485
   Capital contributions, net ..................................      46,105
   Net income ..................................................       1,348
                                                                    --------
Partners' Capital, December 31, 1994 ...........................      48,938
   Capital contributions, net ..................................       6,736
   Net income ..................................................       4,304
                                                                    --------
Partners' Capital, December 31, 1995 ...........................      59,978
   Capital contributions, net ..................................      65,156
   Net income ..................................................       6,817
                                                                    --------
Partners' Capital, December 31, 1996 ...........................     131,951
   Capital contributions, net ..................................      24,777
   Net income ..................................................       9,120
                                                                    --------
Partners' Capital, September 30, 1997 (unaudited) ..............    $165,848
                                                                    ========

See accompanying notes to combined financial statements.

                            CAPITAL PROPERTIES GROUP

                        COMBINED STATEMENTS OF CASH FLOWS

       NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND YEARS
                     ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                 NINE MONTHS ENDED            YEARS ENDED
                                                   SEPTEMBER 30,               DECEMBER 31,
                                                -------------------    -----------------------------
                                                  1997        1996       1996      1995       1994
                                                --------    -------    -------    -------    -------
                                                    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ...............................   $  9,120      4,420      6,817      4,304      1,348
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization .........      4,642      2,752      4,058      2,662        792
   Changes in assets and liabilities:
    Restricted cash .........................        278         16        (29)        21        106
    Other assets ............................         (8)        (7)       (52)        68       (104)
    Accounts payable ........................       (160)       398        485        (79)       174
    Accrued expenses and other liabilities ..        516        817        712         14        697
    Security deposits .......................          8        202        240         22        250
                                                --------    -------    -------    -------    -------
           NET CASH PROVIDED BY
           OPERATING ACTIVITIES .............     14,396      8,598     12,231      7,012      3,263
                                                --------    -------    -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of real estate assets ..........    (19,211)   (46,381)   (66,226)   (12,006)   (43,008)
   Improvements to properties ...............     (3,544)    (3,182)    (4,819)      (155)    (1,156)
   Construction of units in progress ........       --         --         --       (1,558)      (121)
         NET CASH USED IN
           INVESTING ACTIVITIES .............    (22,755)   (49,563)   (71,045)   (13,719)   (44,285)
                                                --------    -------    -------    -------    -------

                                                                     (Continued)

                            CAPITAL PROPERTIES GROUP

       NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED) AND YEARS
                     ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                             NINE MONTHS ENDED             YEARS ENDED
                                               SEPTEMBER 30,               DECEMBER 31,
                                            -------------------    ----------------------------
                                              1997       1996       1996       1995      1994
                                            --------    -------    -------    ------    -------
                                           (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on notes payable ..   $(16,460)      (236)    (6,370)     (281)    (4,840)
   Deferred financing costs .............       --         --         --        --          (63)
   Capital contributions, net ...........     24,777     41,149     65,156     6,736     46,105
         NET CASH PROVIDED BY
           FINANCING ACTIVITIES .........      8,317     40,913     58,786     6,455     41,202
                                            --------    -------    -------    ------    -------
         NET INCREASE (DECREASE)
           IN CASH ......................        (42)       (52)       (28)     (252)       180
Cash, beginning of period ...............        134        162        162       414        234
                                            --------    -------    -------    ------    -------
Cash, end of period .....................   $     92        110        134       162        414
                                            ========    =======    =======    ======    =======
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION - interest paid .....   $    658      1,867      2,403     2,188        849
                                            ========    =======    =======    ======    =======
SUPPLEMENTAL DISCLOSURE OF NONCASH
   INVESTING ACTIVITIES - assumption of
   debt related to property acquisitions    $   --         --         --        --       23,210
                                            ========    =======    =======    ======    =======

See accompanying notes to combined financial statements.

                            CAPITAL PROPERTIES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                   SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)
                         AND DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

(1)   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

      The accompanying combined financial statements include the accounts of the apartment communities listed below (the Properties). The Properties are owned by Mid-America Apartment Communities, Inc. (MAAC) or by Mid-America Apartments, L.P. (MAALP). MAAC is a Memphis, Tennessee based self-administered and self-managed real estate investment trust. MAAC's business is conducted principally through MAALP, its operating partnership.

                             METROPOLITAN        NUMBER OF
                                AREA OF          APARTMENT        DATE
               NAME            PROPERTY            UNITS        ACQUIRED
               ----            --------            -----        --------
      Napa Valley            Little Rock, AR       240      October 17, 1996
      Westside Creek I       Little Rock, AR       142      March 31, 1997
      Tiffany Oaks           Altamonte Springs, FL 288      December 17, 1996
      Marsh Oaks             Atlantic Beach, FL    120      June 29, 1995
      Lakeside               Jacksonville, FL      416      March 12, 1996
      Belmere                Tampa, FL             210      December 14, 1994
      Shenandoah Ridge       Augusta, GA           272      September 1, 1994
      Lakepointe             Lexington, KY         118      September 15, 1994
      The Village            Lexington, KY         252      September 15, 1994
      Crosswinds             Jackson, MS           360      July 25, 1996
      Pear Orchard           Jackson, MS           389      May 5, 1994
      Somerset               Jackson, MS           144      January 15, 1995
      Fairways at Royal Oak  Cincinnati, OH        214      December 28, 1994
      Howell Commons         Greenville, SC        348      January 15, 1997
      Park Haywood           Greenville, SC        208      September 20, 1993
      Steeplechase           Chattanooga, TN       108      February 14, 1991
      Williamsburg Village   Jackson, TN           148      December 16, 1994
      Kirby Station          Memphis, TN           371      November 22, 1994
      Savannah Creek         Memphis, TN           204      July 25, 1996
      Sutton Place           Memphis, TN           252      July 25, 1996
                                                 -----
                                                 4,804
                                                 =====

      All of the properties are owned by MAALP, except Lakeside and Marsh Oaks which are owned by MAAC.

      The properties listed above are referred to collectively as the Capital Properties Group (CPG).

      PRINCIPLES OF COMBINATION

      The accompanying combined financial statements of CPG have been presented on a combined basis because of their common ownership and because the Properties are expected to be contributed to Mid-America Capital Partners, L.P. (the Partnership), in connection with the Partnership's issuance of Bonds (see note 7).

      The accounts of each of the Properties comprising CPG are combined in the financial statements. All significant inter-entity accounts and transactions have been eliminated in combination. The combined financial statements include the assets and liabilities, as well as the operations of CPG, from the date that each Property was acquired by MAALP or MAAC.

      The accompanying combined financial statements include the revenues and direct operating expenses of the Properties. Certain general and administrative expenses and other costs which are incurred by MAALP on behalf of CPG are not included in the financial statements. The Partnership will pay a management fee (calculated as 4% of revenues) to MAALP for providing these services in the future. Had the management fee been charged during 1996, 1995 and 1994, net income would have been reduced by approximately $810, $580 and $190, respectively. In addition, MAALP incurred debt to fund the acquisition and improvement of certain of the Properties. The debt and related interest expenses are not included in the accompanying financial statements.

      INTERIM UNAUDITED FINANCIAL INFORMATION

      The accompanying interim unaudited financial information for the nine months ended September 30, 1997 and 1996 had been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly

                                  (Continued)
      the combined results of CPG's operations and cash flows for the nine months ended September 30, 1997 and 1996 have been included. The results of operations for such interim period is not necessarily indicative of the results for the full year.

      REVENUE RECOGNITION

      CPG leases residential apartments under operating leases with terms generally one year or less. Rental and other revenues are recorded when earned.

      RENTAL OPERATIONS

      CPG owns and operates apartment units which are leased to tenants on terms of one year or less, with monthly payments due in advance. In management's opinion, due to the number of tenants, the type and diversity of submarkets in which the Properties operate, and the collection terms, there is no concentration of credit risk.

      RESTRICTED CASH

      Restricted cash consists of escrow deposits held by lenders for property taxes, insurance, debt service and replacement reserves. The escrow deposits are designated for certain operating expense payments.

      REAL ESTATE ASSETS AND DEPRECIATION

      Real estate assets are carried at the lower of depreciated cost or net realizable value. Interest, property taxes and other development costs incurred during construction is capitalized until completion. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The cost of interior painting, vinyl flooring and blinds are expensed as incurred.

      In conjunction with acquisitions of properties, CPG's policy is to provide in its acquisition budgets adequate funds to complete any deferred maintenance items to bring the properties to the required standards, including the cost of replacement appliances, carpet, interior painting, vinyl flooring and blinds. These costs are capitalized.

      Following a review of its capital expenditure and depreciation policy, effective January 1, 1996, CPG implemented a new policy of which the primary changes are as follows:

                                  (Continued)

          (a) Increase minimum dollar amounts to capitalize from $500 to $1,000;

          (b) For stabilized properties (generally, properties owned and operated for at least one year), capitalize replacement purchases for major appliances and carpeting of an entire apartment unit which was previously expensed; and

          (c) Reduce depreciation life for certain assets from 20 years to 10 to 15 years.

      CPG believes that the newly adopted accounting policy is preferable because it is consistent with policies currently being used by the majority of the largest apartment REITs and provides a better matching of expenses with the estimated benefit period. CPG's 1995 and 1994 financial statements were not restated for the effect of the change in accounting policy. The policy has been implemented prospectively effective January 1, 1996.

      Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which range from 8 to 40 years for land improvements and buildings and 5 years for furniture, fixtures and equipment.

      CPG periodically evaluates its real estate assets for impairment based upon undiscounted cash flows and measures impairment based on fair value. This determination is dependent primarily on the CPG's estimates on occupancy, rent and expense increases, which involves numerous assumptions and judgments as to future events over a period of many years. At December 31, 1996 CPG does not hold any assets which meet the impairment criteria.

      DEFERRED FINANCING COSTS

      Deferred financing costs are amortized over the terms of the related debt using a method which approximates the interest method.

      CAPITAL CONTRIBUTIONS, NET

      MAALP provides cash management and vendor remittance services for CPG. Net cash flows resulting from these services are treated as capital contributions or distributions. In addition, MAALP provides funding for CPG's property acquisition and improvement projects and for debt service related to the notes payable included in the CPG financial statements. The amount of these funded activities are contributed by MAALP to CPG as capital contributions. Capital contributions, net for the years ended December 31, 1996, 1995 and 1994, consisted of funds utilized (provided) by:

                                  (Continued)

                                                        1996     1995     1994
                                                      -------   ------   ------
        Acquisitions and improvements of properties   $71,045   13,719   44,285
         Principal payments on notes payable            6,370      281    4,840
         Intercompany remittances, net                (12,259)  (7,264)  (3,020)
                                                      -------   ------   ------
                                                      $65,156    6,736   46,105
                                                      =======    =====   ======

      INCOME TAXES

      No provision for federal income taxes has been made in the accompanying combined financial statements. Each partner is responsible for reporting his share of taxable income or loss from the real estate investments.

      USE OF ESTIMATES

      Management of the CPG has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)   NOTES PAYABLE

      Notes payable are secured by real estate assets and consist of the following:

                                                               DECEMBER 31,
                                                              --------------
                                                              1996      1995
                                                              ----      ----
         Note payable to an insurance company,
            interest and principal paid
            monthly at 8.75%, monthly interest
            and principal payments of $26
            with the balance due June 15, 1997,
            collateralized by Lakepoint Apartments.        $  2,562     2,605

         Note payable to an insurance company,
            interest and principal paid monthly
            at 10%, monthly interest and principal
            payments of $86 with the balance due
            November 1, 1997, collateralized by
            Pear Orchard Apartments.                          8,643     8,763

                                  (Continued)

                                                               DECEMBER 31,
                                                              --------------
                                                              1996      1995
                                                              ----      ----
         Note payable to an insurance company,
            interest and principal paid monthly
            at 8.75%, monthly interest and
            principal payments of $46
            with the balance due June 15, 1997,
            collateralized by The Village Apartments.      $  5,256     5,344

         Note payable to an insurance company, interest
            and principal paid monthly at 6.6%,
            monthly interest and principal
            payments of $56 with the balance
            due December 1, 1996, collateralized
            by Kirby Station Apartments.                        -       6,118
                                                            -------    ------
                                                            $16,461    22,830
                                                            =======    ======

      During the nine months ended September 30, 1997 all notes payable were repaid.

      Certain of the mortgage notes payable require, among other things, escrow balances for the payments of insurance, taxes, improvements and repairs.

      In addition, certain of the Properties are subject to a negative pledge agreement under MAALP's credit line agreement with a $30,403 outstanding balance at December 31, 1996. It is anticipated that these restrictions will be removed prior to the contribution of the Properties to the Partnership.

(3)   FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

      Cash, rental receivable, accounts payable and accrued expenses and other liabilities and security deposits are carried at amounts which reasonably approximate their fair value.

      Fixed rate notes payable at December 31, 1996 and 1995 total $16.5 million and $22.8 million, respectively, and have an estimated fair value of $16.7 million and $23.7 million (excluding prepayment penalties) based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 1996 and 1995. These notes were subject to prepayment penalties which would be required to retire these notes prior to maturity.

                                  (Continued)

      The fair value estimates presented herein are based on information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

(4)   COMMITMENTS AND CONTINGENCIES

      Neither CPG nor MAALP is presently subject to any material litigation nor, to their knowledge, is any material litigation threatened against CPG or MAALP, other than routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on the combined financial statements of CPG.

(5)   EMPLOYEE BENEFIT PLANS

      MAALP employees at the Properties participate in employee benefit plans sponsored by MAAC. Provided below is a summary of MAAC benefit plans available to the employees.

      401(K) SAVINGS PLAN

      The Mid-America Apartment Communities, Inc. 401(k) Savings Plan is a defined contribution plan that satisfies the requirements of Section 401(a) and 401(k) of the Code. MAAC may, but is not obligated to, make a matching contribution of $.50 for each $1.00 contributed, up to 6% of the participant's compensation. During 1996 and 1995, MAALP made contributions to this plan of approximately $13 and $3, respectively, on behalf of employees at the Properties. These contributions are not included in the accompanying combined financial statements. No contributions were made during 1994.

      EMPLOYEE STOCK PURCHASE PLAN

      The Mid-America Apartment Communities, Inc. Employee Stock Purchase Plan (the ESPP) provides means for employees at the Properties to purchase common stock of MAAC. The Board of Directors of MAAC has authorized the issuance of 150,000 shares for the plan. The ESPP is administered by the Compensation Committee of the Board of Directors of MAAC who may annually grant options to employees to purchase annually

                                  (Continued)
      up to an aggregate of 15,000 shares of common stock at a price equal to 85% of the market price of the common stock. During 1996 and 1995, the ESPP purchased 138 and 54 shares, respectively, with no purchases made in 1994.

      EMPLOYEE STOCK OWNERSHIP PLAN

      The Mid-America Apartment Communities, Inc. Employee Stock Ownership Plan (the ESOP) is a non-contributory stock bonus plan that satisfies the requirements of Section 401(a) of the Internal Revenue Code. Each employee at the Properties is eligible to participate in the ESOP after attaining the age of 21 years and completing one year of service with MAAC. Participants' ESOP accounts will be 100% vested after five years of continuous service, with no vesting prior to that time. During 1996 and 1995, MAAC contributed approximately $28 and $14, respectively, to the ESOP which purchased an additional 1,138 and 558 shares, respectively, with no contributions made in 1994. These contributions are not included in the accompanying financial statements.

      STOCK OPTION PLAN

      MAAC has the 1994 Restricted Stock and Stock Option Plan (the Plan) which provides incentives to attract and retain independent directors, executive officers and key employees. The Compensation Committee of the Board of Directors of MAAC is responsible for granting Options and shares of Restricted Stock and for establishing the exercise price of Options and terms and conditions of Restricted Stock. During 1996 options were granted to employees at the CPG properties to acquire 500 shares of MAAC common stock at an exercise price of $26.50 per share. No options were granted to employees at the CPG properties during 1995 or 1994. The effect of the 1996 grant is not included in the accompanying combined financial statements of CPG.

(6)   RELATED PARTY TRANSACTIONS

      The accompanying combined financial statements include the revenues and certain direct operating expenses of the Properties. MAALP provides the Properties management and other services (including employee benefits) at no charge and also provides funds for the acquisition and improvement of the Properties. See Note 1.

                                  (Continued)

(7)   SUBSEQUENT EVENTS (UNAUDITED)

      It is anticipated that the Properties, along with 6 additional properties to be acquired by the Partnership (collectively the Communities), will either be contributed to or acquired by the Partnership subsequent to September 30, 1997. These transactions will result in MAALP having a 99% limited partnership interest in the Partnership. The Partnership is expected to issue $144 million of ___% Bonds Due 2003 (the Bonds) to be secured by a first priority deed of trust, security agreement and assignment of rents and leases on the Communities.

                                                                    SCHEDULE III
                             CAPITAL PARTNERS GROUP

              REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

                                DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                          COST CAPITALIZED           GROSS AMOUNT
                                                                                            SUBSEQUENT TO             CARRIED AT
                                                                        INITIAL COST         ACQUISITION        DECEMBER 31, 1996(3)
                                                                     ------------------  ------------------     --------------------
                                                                               BUILDING            BUILDING                 BUILDING
                       METROPOLITAN                                              AND                 AND                      AND
PROPERTY NAME            AREA                    ENCUMBRANCES        LAND      FIXTURES  LAND      FIXTURES     LAND        FIXTURES
-------------            ----                    ------------        ----      --------  ----      --------     ----        -------
Belmere                Tampa, FL                $          -(2)        851        7,667                706       851         8,373
Crosswinds             Jackson, MS                         -(2)      1,535       13,826                423     1,535        14,249
Fairways at Royal Oak  Cincinnati, OH                      -(2)        814        7,335                517       814         7,852
Kirby Station          Memphis, TN                         -         1,148       10,337              1,499     1,148        11,836
Lakepointe             Lexington, KY                   2,562           411        3,699                371       411         4,070
Lakeside               Jacksonville, FL                    -(2)      1,431       12,883              1,232     1,431        14,115
Marsh Oaks             Atlantic Beach, FL                  -(2)        244        2,829                328       244         3,157
Napa Valley            Little Rock, AR                     -           960        8,642                198       960         8,840
Park Haywood           Greenville, SC                      -(2)        325        2,925    35        2,088       360         5,013
Pear Orchard           Jackson, MS                     8,643         1,352       12,168                599     1,352        12,767
Savannah Creek         Memphis, TN (4)                     -(2)        778        7,013                163       778         7,176
Shenandoah Ridge       Augusta, GA                         -(2)        650        5,850              1,469       650         7,319
Somerset               Jackson, MS                         -(2)        477        4,294                459       477         4,753
Steeplechase           Chattanooga, TN                     -(2)        217        1,957              1,024       217         2,981
Sutton Place           Memphis, TN (4)                     -(2)        894        8,053                259       894         8,312
Tiffany Oaks           Altamonte Springs, FL               -         1,024        9,219                  -     1,024         9,219
The Village            Lexington, KY                   5,256           900        8,097                560       900         8,657
Williamsburg Village   Jackson, TN                         -(2)        523        4,711                316       523         5,027
                                                 ===========      =========    ========= =====    =========  ========     =========
TOTAL                                           $     16,461        14,534      131,505    35       12,211    14,569       143,716
                                                 ===========      =========    ========= =====    =========  ========     =========

                                                                                                       LIFE USED
                                                                                                      TO COMPUTE
                                                                                                     DEPRECIATION
                                                                                                       IN LATEST
                       METROPOLITAN                        ACCUMULATED                                  INCOME
PROPERTY NAME            AREA                     TOTAL    DEPRECIATION      NET     CONSTRUCTION     STATEMENT(1)
-------------            ----                     -----    ------------      ---     ------------     ------------
Belmere                Tampa, FL                  9,224        (619)        8,605        1984             5 - 40
Crosswinds             Jackson, MS               15,784        (207)       15,577      1988/1990          5 - 40
Fairways at Royal Oak  Cincinnati, OH             8,666        (560)        8,106        1988             5 - 40
Kirby Station          Memphis, TN               12,984        (875)       12,109        1978             5 - 40
Lakepointe             Lexington, KY              4,481        (331)        4,150        1986             5 - 40
Lakeside               Jacksonville, FL          15,546        (409)       15,137        1985             5 - 40
Marsh Oaks             Atlantic Beach, FL         3,401        (176)        3,225        1986             5 - 40
Napa Valley            Little Rock, AR            9,800         (51)        9,749        1984             5 - 40
Park Haywood           Greenville, SC             5,373        (406)        4,967     1983/1995           5 - 40
Pear Orchard           Jackson, MS               14,119      (1,226)       12,893        1985             5 - 40
Savannah Creek         Memphis, TN (4)            7,954        (105)        7,849        1989             5 - 40
Shenandoah Ridge       Augusta, GA                7,969        (607)        7,362        1982             5 - 40
Somerset               Jackson, MS                5,230        (340)        4,890        1981             5 - 40
Steeplechase           Chattanooga, TN            3,198        (467)        2,731        1986             5 - 40
Sutton Place           Memphis, TN (4)            9,206        (122)        9,084        1991             5 - 40
Tiffany Oaks           Altamonte Springs, FL     10,243           -        10,243        1985             5 - 40
The Village            Lexington, KY              9,557        (713)        8,844        1989             5 - 40
Williamsburg Village   Jackson, TN                5,550        (372)        5,178        1987             5 - 40
                                               =========    ========    ==========
TOTAL                                           158,285      (7,586)      150,699
                                               =========    ========    ==========

(1) Depreciation is on a straight line basis over the estimated useful asset life which ranges from 8 to 40 years for land improvements and buildings and 5 years for furniture, fixtures and equipment.

(2) Subject to negative pledge pursuant to the agreement in respect of MAALP's Credit Line agreement with an outstanding balance of $30,403 at December 31, 1996.

(3) The aggregate cost for Federal income tax purposes was approximately $160 million at December 31, 1996. The total gross amount of real estate assets for GAAP purposes exceeds the aggregate cost for Federal income tax purposes, principally due to purchase accounting adjustments recorded under generally accepted accounting principles.

(4) These properties are located in Desoto County, MS, a suburb of Memphis, TN. The Company considers the properties a part of the Memphis,TN market.

                                                                    SCHEDULE III

                            CAPITAL PROPERTIES GROUP

              REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

A summary of acttivity for real estate investments and accumulated depreciation is as follows:

                                                    1996        1995       1994
                                                  --------     ------     ------
Real estate investments:
    Balance at beginning of year ............     $ 87,240     73,521      6,026
    Acquisitions ............................       66,226     12,006     66,218
    Improvements ............................        4,819      1,713      1,277
                                                  --------     ------     ------
              Balance at end of year ........     $158,285     87,240     73,521
                                                  ========     ======     ======

Accumulated depreciation:
    Balance at beginning of year ............     $  3,587        973        223
    Depreciation ............................        3,999      2,614        750
                                                  --------     ------     ------
              Balance at end of year ........     $  7,586      3,587        973
                                                  ========     ======     ======

                          INDEPENDENT AUDITORS' REPORT


The Partners
Brown-Flournoy Equity Income
   Fund Limited Partnership:

We have audited the accompanying balance sheets of Brown-Flournoy Equity Income Fund Limited Partnership (the "Fund") as of December 31, 1996 and 1995 and the related statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brown-Flournoy Equity Income Fund Limited Partnership as of December 31, l996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Baltimore, Maryland
January 17, 1997

                      BROWN-FLOURNOY EQUITY INCOME FUND
                             LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                             SEPTEMBER 30, 1997 AND
                           DECEMBER 31, 1996 AND 1995

                                                                        DECEMBER 31,
                                                 SEPTEMBER 30,    ---------------------------
                    ASSETS                           1997            1996            1995
                    ------                        ------------    -----------     -----------
                                                  (unaudited)
Investment in real estate (note 3) ............   $ 13,669,416     14,355,212      15,200,825
Cash and cash equivalents (note 4) ............      1,589,425      1,467,365       1,447,679
Other assets:
   Accounts receivable ........................         36,560         19,744          22,624
   Prepaid expenses ...........................         12,994         70,500          65,417
   Loan fees, less accumulated amortization
    of $592,748 and $469,856 at December 31,
    1996 and 1995, respectively ...............           --           93,761          49,459
                                                  ------------    -----------     -----------
        TOTAL OTHER ASSETS ....................         49,554        184,005         137,500
                                                  ------------    -----------     -----------
        TOTAL ASSETS ..........................   $ 15,308,395     16,006,582      16,786,004
                                                  ============    ===========     ===========
  LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Accounts payable and accrued expenses including
   $28,941 and $27,523 due to affiliates at
   December 31, 1996 and 1995, respectively ...   $    639,081        417,042         453,493
Tenant security deposits ......................        101,476        110,890         130,542
Mortgage loans payable (note 6) ...............     20,400,000     20,400,000      20,200,950
                                                  ------------    -----------     -----------
        TOTAL LIABILITIES .....................     21,140,557     20,927,932      20,784,985
                                                  ------------    -----------     -----------
Partners' capital (deficit) - (note 8):
   General Partners ...........................       (271,185)      (252,969)       (234,522)
   Limited Partners:
    Class A - $1,000 stated value per unit;
      27,000 units outstanding ................     (5,561,077)    (4,668,481)     (3,764,559)
    Class B ...................................            100            100             100
                                                  ------------    -----------     -----------
        TOTAL PARTNERS' CAPITAL (DEFICIT) .....     (5,832,162)    (4,921,350)     (3,998,981)
                                                  ------------    -----------     -----------
        TOTAL LIABILITIES AND PARTNERS'
          CAPITAL (DEFICIT) ...................   $ 15,308,395     16,006,582      16,786,004
                                                  ============    ===========     ===========

See accompanying notes to financial statements.

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                                 NINE MONTHS ENDED                    YEARS ENDED
                                                   SEPTEMBER 30,                      DECEMBER 31,
                                            -------------------------    --------------------------------------
                                                1997          1996          1996          1995          1994
                                            -----------    ----------    ----------    ----------    ----------
                                            (unaudited)
REVENUES:
  Rental income .........................   $ 3,484,337     3,585,281     4,799,909     4,644,851     4,451,569
  Interest income .......................        47,655        44,308        61,955        67,677        49,805
  Gain on settlement of lawsuit (note 10)          --            --            --         299,228          --
                                            -----------    ----------    ----------    ----------    ----------
                                              3,531,992     3,629,589     4,861,864     5,011,756     4,501,374
                                            -----------    ----------    ----------    ----------    ----------
EXPENSES:
  Compensation and related benefits .....       453,550       380,193       521,603       465,396       423,923
  Property taxes ........................       279,020       273,580       336,976       345,327       343,773
  Utilities .............................       213,314       213,089       289,952       255,151       233,250
  Property management fee to related
   party (note 5) .......................       174,217       179,264       239,995       232,242       222,578
  Maintenance and repairs ...............       223,536       336,579       435,767       505,152       404,083
  Advertising ...........................        83,483        81,154       105,534        75,793        64,462
  Other .................................        80,159        79,533       106,700       106,308        80,845
  Administrative, including amounts to
   related party (note 5) ...............        72,736        57,828        93,005        85,768        92,422
  Interest expense (note 6) .............     1,457,750     1,451,548     1,933,782     1,945,006     1,953,754
  Depreciation of property and equipment
   (notes 2 and 7) ......................       796,185       782,551     1,047,007     1,038,167     1,019,697
  Amortization of loan fees (note 2) ....       195,589        71,030       122,892        74,188        74,188
                                            -----------    ----------    ----------    ----------    ----------
                                              4,029,539     3,906,349     5,233,213     5,128,498     4,912,975
                                            -----------    ----------    ----------    ----------    ----------
        NET LOSS (NOTE 7) ...............   $  (497,547)     (276,760)     (371,349)     (116,742)     (411,601)
                                            ===========    ==========    ==========    ==========    ==========
        NET LOSS PER UNIT OF CLASS A
          LIMITED PARTNERSHIP
          INTEREST (NOTE 8) .............   $    (18.06)       (10.05)       (13.48)        (4.24)       (14.94)
                                            ===========    ==========    ==========    ==========    ==========

See accompanying notes to financial statements.

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                    STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                 AND EACH OF THE YEARS IN THE THREE-YEAR PERIOD
                             ENDED DECEMBER 31, 1996

                                                  CLASS A    CLASS B
                                     GENERAL      LIMITED    LIMITED
                                     PARTNERS     PARTNERS   PARTNERS   TOTAL
                                    ---------    ----------    ---   ----------
Balance at December 31, 1993 ....   $(196,405)   (1,096,782)   100   (1,293,087)
Net loss ........................      (8,232)     (403,369)   --      (411,601)
Distributions to partners:
  Operations ....................     (11,020)     (540,000)   --      (551,020)
  Financing proceeds ............        --        (800,000)   --      (800,000)
                                    ---------    ----------    ---   ----------
Balance at December 31, 1994 ....    (215,657)   (2,840,151)   100   (3,055,708)
Net loss ........................      (2,334)     (114,408)   --      (116,742)
Distributions to partners .......     (16,531)     (810,000)   --      (826,531)
                                    ---------    ----------    ---   ----------
Balance at December 31, 1995 ....    (234,522)   (3,764,559)   100   (3,998,981)
Net loss ........................      (7,427)     (363,922)   --      (371,349)
Distributions to partners .......     (11,020)     (540,000)   --      (551,020)
                                    ---------    ----------    ---   ----------
Balance at December 31, 1996 ....    (252,969)   (4,668,481)   100   (4,921,350)
Net loss ........................      (9,951)     (487,596)   --      (497,547)
Distributions to partners .......      (8,265)     (405,000)   --      (413,265)
                                    ---------    ----------    ---   ----------
Balance at September 30, 1997 ...   $(271,185)   (5,561,077)   100   (5,832,162)
                                    =========    ==========    ===   ==========

See accompanying notes to financial statements.

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                   NINE MONTHS ENDED                            YEARS ENDED
                                                      SEPTEMBER 30,                             DECEMBER 31,
                                               ----------------------------    ------------------------------------------
                                                  1997             1996           1996              1995          1994
                                               -----------      -----------    -----------       ----------    ----------
                                                (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss .................................   $  (497,547)        (276,760)      (371,349)        (116,742)     (411,601)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
     Depreciation of property and equipment        796,185          782,551      1,047,007        1,038,167     1,019,697
     Amortization of loan fees .............       195,589           71,030        122,892           74,188        74,188
     Gain on settlement of lawsuit .........          --               --             --           (299,228)         --
     Changes in assets and liabilities:
      (Increase) decrease in accounts
        receivable .........................       (16,816)            (639)         2,880           24,334       (18,285)
      Decrease (increase) in prepaid
        expenses ...........................        57,506           53,214         (5,083)           1,065       (18,372)
      Increase (decrease) in accounts
        payable and accrued expenses........       222,039          182,671        (36,451)           6,063       (23,668)
      (Decrease) increase in tenant
        security deposits ..................        (9,414)          (6,470)       (19,652)           6,926         1,815
                                               -----------      -----------    -----------       ----------    ----------
         NET CASH PROVIDED BY
           OPERATING ACTIVITIES ............       747,542          805,597        740,244          734,773       623,774
                                               -----------      -----------    -----------       ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to investment in real estate ...      (110,389)         (96,970)      (201,394)         (88,700)      (54,100)
  Settlement proceeds ......................          --               --             --             16,000       283,228
                                               -----------      -----------    -----------       ----------    ----------
         NET CASH (USED IN) PROVIDED
           BY INVESTING ACTIVITIES .........      (110,389)         (96,970)      (201,394)         (72,700)      229,128
                                               -----------      -----------    -----------       ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in mortgage loans payable .......          --            (90,080)       (90,080)        (125,936)      (29,647)
  Proceeds from mortgage refinancing .......          --         20,400,000     20,400,000             --            --
  Repayment of mortgage loans ..............          --        (20,110,870)   (20,110,870)            --            --
  Financing costs ..........................      (101,828)        (111,679)      (167,194)            --            --
  Distributions to partners ................      (413,265)        (413,265)      (551,020)        (826,531)   (1,351,020)
                                               -----------      -----------    -----------       ----------    ----------
         NET CASH USED IN FINANCING
           ACTIVITIES ......................      (515,093)        (325,894)      (519,164)        (952,467)   (1,380,667)
                                               -----------      -----------    -----------       ----------    ----------
         NET INCREASE (DECREASE) IN
           CASH AND CASH EQUIVALENTS .......       122,060          382,733         19,686         (290,394)     (527,765)
CASH AND CASH EQUIVALENTS:
  Beginning of period ......................     1,467,365        1,447,679      1,447,679        1,738,073     2,265,838
                                               -----------      -----------    -----------       ----------    ----------
  End of period ............................   $ 1,589,425        1,830,412      1,467,365        1,447,679     1,738,073
                                               ===========      ===========    ===========       ==========    ==========

See accompanying notes to financial statements.

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

(1)  ORGANIZATION

     Brown-Flournoy Equity Income Fund Limited Partnership (the "Fund") is a Delaware limited partnership formed on June 25, 1986 to develop and operate four residential apartment communities in Georgia and South Carolina. The capital raised from the admission of investors enabled the Fund to acquire the properties and improvements and complete construction. The properties are:

     o Southland Station, a 160-unit apartment community in Warner Robins, Georgia

     o    Park Place, a 184-unit apartment community in Spartanburg, South
          Carolina

     o Hidden Lake - Phase Two, a 160-unit apartment community in Union City, Georgia

     o    High Ridge, a 160-unit apartment community in Athens, Georgia

     The General Partners are Brown-Equity Income Properties, Inc., the Administrative General Partner, and John F. Flournoy, the Development General Partner. The Class B Limited Partners are John F. Flournoy and Realty Associates 1986 Limited Partnership, an affiliate of the Administrative General Partner. The Fund will terminate on December 31, 2036, unless sooner terminated under the provisions of the partnership agreement.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) METHOD OF ACCOUNTING

        The accompanying financial statements have been prepared on the accrual basis of accounting. The Fund reports its operating results for income tax purposes on the accrual basis. No provision for income taxes is made because any liability for income taxes is that of the individual partners and not that of the Fund.

    (b) CASH EQUIVALENTS

        The Fund considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                                                                     (Continued)

                       BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

    (c) DEPRECIATION

        Depreciation of property and equipment is computed using the straight-line method over the useful lives of the property and equipment as follows:

                  Buildings                           25 years
                  Furniture, fixtures, and equipment  10 years

    (d) DEFERRED COSTS

        Costs associated with marketing of the Class A limited partnership units to the public were offset against the related partners' capital.

        Loan fees incurred to obtain the original mortgage loans were capitalized and were amortized on a basis that approximates the interest method over the seven-year loan terms. These fees were fully amortized in 1996. Loan fees incurred to obtain the new mortgage loans (note 6) have been capitalized and are being amortized over the one-year loan terms.

    (e) USE OF ESTIMATES

        Management of the Fund has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenue, and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (f) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of financial instruments is determined by reference to various market data and other valuation considerations. The fair value of financial instruments approximate their recorded values.

    (g) IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Fund records impairment losses on long-lived assets used in operations when events and circumstances indicate that the individual assets might be impaired, based on fair

                                                                     (Continued)

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

        value, and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. During 1996, no events or circumstances indicated that the assets of the Fund were impaired. Prior to 1996, the Fund's investment in real estate was carried at the lower of net realizable value or cost, net of accumulated depreciation, on an individual property basis.

    (h) INTERIM UNAUDITED FINANCIAL INFORMATION

        The accompanying interim unaudited financial information for the nine months ended September 30, 1997 and 1996 has been prepared pursuant to the rule and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the results of the Fund's operations and cash flows for the nine months ended September 30, 1997 and 1996, have been included. The results of operations for such interim periods is not necessarily indicative of the results for the full year.

(3)  INVESTMENT IN REAL ESTATE

     Investment in real estate is summarized as follows at December 31:

                                                  1996         1995
                                              -----------   ----------
         Land .............................   $ 1,205,950    1,205,950
         Buildings ........................    20,417,743   20,417,743
         Furniture, fixtures, and equipment     2,403,666    2,202,272
                                              -----------   ----------
                                               24,027,359   23,825,965
         Less accumulated depreciation ....     9,672,147    8,625,140
                                              -----------   ----------
                                              $14,355,212   15,200,825
                                              ===========   ==========

                                                                     (Continued)

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

(4)  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of the following, stated at cost, which approximates market value at December 31:

                                                       1996        1995
                                                    ----------   ---------
      Cash and money market .....................   $  532,655     428,716
      Certificates of deposit with interest rates
        ranging from 5.00% to 5.60% in 1996
        and 4.25% to 5.90% in 1995  .............      934,710   1,018,963
                                                    ----------   ---------
                                                    $1,467,365   1,447,679
                                                    ==========   =========

     Restricted cash represents amount retained from tenant security deposits and totaled $110,890 and $130,542 at December 31, 1996 and 1995, respectively.

(5)  RELATED PARTY TRANSACTIONS

     The Administrative General Partner received $52,795, $41,644, and $41,314 in 1996, 1995, and 1994, respectively, for reimbursement of costs associated with administering the Fund, including clerical services, investor communication services, and reports and filings to regulatory authorities.

     Flournoy Properties, Inc., an affiliate of the Development General Partner, is the managing agent for the properties and earned management fees of $239,995, $232,242, and $222,578 representing 5% of the gross monthly operating revenues from the properties during 1996, 1995, and 1994, respectively.

(6)  MORTGAGE LOANS PAYABLE

     The Fund's General Partners secured first mortgage loans aggregating $20.8 million on August 30, 1989 which were secured by the land, apartment units, and all other improvements to the four apartment properties. These loans were for an original term of seven years with an interest rate of 9.6%. Interest only was payable monthly through September 1994, and thereafter monthly payments were based on a 30-year amortization schedule with a balloon payment due at the end of the seven-year term.

                                                                     (Continued)

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

     The mortgage loans matured on September 1, 1996. The Fund refinanced these loans with Columbus Bank and Trust. The terms of the commitment provide for interest only payments of prime plus 1% in monthly installments and a term of one year. The new loans totaled $20,400,000 and provided proceeds sufficient to satisfy the repayment of the old mortgage loans, and all costs of the refinancing. The Fund is required to pay a commitment fee of one point payable in advance in quarterly installments. Interest of $1,932,975, $1,945,936, and $1,953,991 was paid during the years ended
     December 31, 1996, 1995, and 1994, respectively.

     The Fund extended the maturity date of its mortgage loans with Columbus Bank and Trust from September 1, 1997 to December 31, 1997. The Fund was not required to pay a commitment fee related to the extension. The Fund intends to repay these balances with proceeds from capital transactions.

(7)  LOSSES FOR FEDERAL INCOME TAX PURPOSES

     The Fund's losses for federal income tax purposes in each of the last three years ended December 31 differs from the net losses for financial reporting purposes due to differences in the Fund's computation of tax depreciation and in 1995, different treatment of the additional net settlement proceeds (note 10). For Federal income tax purposes, real property (other than land) and personal property, are being depreciated over 27-1/2 and seven years, respectively, using the Modified Accelerated Cost Recovery System, and the additional net settlement proceeds (note 10) are being treated as a reduction to the adjusted tax basis of the Southland Station property. The tax losses for 1996, 1995, and 1994 are as follows:

                                         1996        1995        1994
                                      ---------    --------    --------
       Losses for financial
         reporting purposes .......   $(371,349)   (116,742)   (411,601)
       Financial reporting
         depreciation in
         excess of tax depreciation     247,403     268,686     167,515
       Additional net settlement
         proceeds (note 10) .......        --      (299,228)       --
                                      ---------    --------    --------
       Losses for income
         tax purposes .............   $(123,946)   (147,284)   (244,086)
                                      =========    ========    ========

                                                                     (Continued)

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

(8)  PARTNERS' CAPITAL (DEFICIT)

     The partnership agreement provides, among other provisions, for the following:

      (a) The Fund will consist of the General Partners, the Class A Limited Partners, and the Class B Limited Partners.

      (b) Distributions to the Partners relating to operations of the properties will be based on net cash flow, as defined in the partnership agreement. Investors will receive 98% of net cash flow and the General Partners will each receive 1%. Profit and loss from operations will be allocated in the same proportions. Net loss per Class A Limited Partnership interest as disclosed on the statements of operations is based upon 27,000 units outstanding.

      (c) Net proceeds of sale or operational stage financing of the properties will be distributed as follows:

            o To pay any deferred fees payable to the General Partners and affiliates.

            o To Class A Limited Partners until each Class A Limited Partner has recovered his original capital contribution in full and received a cumulative, noncompounded annual return of 7.5% of his capital contribution to the extent that such return has not been provided from prior distributions of net cash flow.

            o Any remainder will be distributed 80% to the Class A Limited
              Partners, 1% to each of the General Partners, 14% to John F. Flournoy in his capacity as Class B Limited Partner ,and 4% to Realty Associates' 1986 Limited Partnership.

      (d) Restrictions exist regarding transferability or disposition of partnership interests.

                                                                     (Continued)

                        BROWN-FLOURNOY EQUITY INCOME FUND
                               LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

(9)  DISTRIBUTIONS TO PARTNERS

     Distributions of cash to partners during 1996, 1995 and 1994 are summarized as follows:

                                            1996        1995        1994
                                          --------   ---------   ---------
      To Class A Limited Partners from:
        Operations ....................   $540,000     540,000     540,000
        Settlement proceeds ...........       --       270,000        --
        Financing proceeds ............       --          --       800,000
      To General Partners from:
        Operations ....................     11,020      11,020      11,020
        Settlement proceeds ...........       --         5,511        --
                                          --------   ---------   ---------
                                          $551,020     826,531   1,351,020
                                          ========   =========   =========

     Each Class A Limited Partner received a distribution of $20 per unit from operations in 1996, 1995, and 1994; $10 per unit from settlement proceeds in 1995; and approximately $29.63 per unit from financing proceeds in 1994.

(10) SETTLEMENT PROCEEDS

     During the fourth quarter of 1994, the Fund settled an outstanding lawsuit with the manufacturer of defective polybutylene piping which was utilized at the Southland Station property. The lawsuit sought damages resulting from numerous plumbing leaks at the property since construction. The settlement included the cost to replumb the property, as well as additional net settlement proceeds to the Fund of $299,228. A special distribution of these proceeds was made in the second quarter of 1995.

(11) SUBSEQUENT EVENT

     The Fund has entered into an agreement to sell its four residential apartment communities to Mid-America Apartments, L.P. for approximately $9,625,000 in cash. The agreement has not yet been approved by the partners. In conjunction with the sale, the Fund is to be liquidated and cash will be distributed to the partners in accordance with the terms of the partnership agreement.

                          INDEPENDENT AUDITORS' REPORT


The Partners
Mid-America Capital Partners, L.P.:


We have audited the accompanying combined historical summary of gross income and direct operating expenses for certain multifamily acquisition properties (Historical Summary) as described in note 1, for the year ended December 31, 1996. This Historical Summary is the responsibility of management. Our responsibility is to express an opinion on this Historical Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-3 of Mid-America Capital Partners, L.P., and excludes material amounts described in note 1 to the Historical Summary, that would not be comparable to those resulting from the proposed future operations of the properties.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 1 to the Historical Summary for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                 KPMG Peat Marwick LLP

Memphis, Tennessee
November 24, 1997

                       MID-AMERICA CAPITAL PARTNERS, L.P.

    COMBINED HISTORICAL SUMMARY OF GROSS INCOME AND DIRECT OPERATING EXPENSES
                 FOR CERTAIN MULTIFAMILY ACQUISITION PROPERTIES

              YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM JANUARY
             1, 1997 TO THE EARLIER OF SEPTEMBER 30, 1997 OR DATE OF
                             ACQUISITION (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              1997         1996
                                                              ----         ----
                                                           (Unaudited)
GROSS INCOME - total revenue ..........................       $1,391       4,335

DIRECT OPERATING EXPENSES:
     Operating expenses ...............................          347         909
     Real estate taxes ................................           82         265
     Repairs and maintenance ..........................          109         307
                                                              ------       -----
                                                                 538       1,481
                                                              ------       -----
              GROSS INCOME IN EXCESS
                 OF DIRECT OPERATING EXPENSES .........       $  853       2,854
                                                              ======       =====

See accompanying notes to combined historical summary of gross income and direct operating expenses for certain multifamily acquisition properties.

                       MID-AMERICA CAPITAL PARTNERS, L.P.

         NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS INCOME AND DIRECT OPERATING EXPENSES FOR CERTAIN MULTIFAMILY ACQUISITION PROPERTIES

                                DECEMBER 31, 1996

(1)      ACCOUNTING POLICIES

         DESCRIPTION

         The accompanying financial statement includes the operations of certain properties (the Acquisition Properties) owned by parties unaffiliated with Mid-America Capital Partners, L.P. (the Partnership). The Acquisition Properties were acquired by Mid America Apartment, L.P. (MAALP) on the dates indicated below except for Hermitage at Beechtree which was acquired by the Partnership. MAALP is expected to contribute the Acquisition Properties, along with other properties owned by MAALP, to the Partnership in exchange for a 99% limited partnership interest in the Partnership. The Acquisition Properties included in the financial statement are as follows:

                                                    NUMBER OF
                                    LOCATION        APARTMENT       DATE
             NAME                  OF PROPERTY         UNITS       ACQUIRED
             ----                  -----------         -----       --------
         Howell Commons            Greenville, SC       348     January 16, 1997
         Westside Creek I          Little Rock, AR      142     March 31, 1997
         Hermitage at Beechtree    Cary, NC             194     November 3, 1997

         BASIS OF PRESENTATION

         The accompanying financial statement is not representative of the actual operations for the periods presented. Certain expenses have been excluded because the Partnership does not anticipate that they will be incurred in future operations of the property. Expenses excluded consist of depreciation and amortization, management fees and other costs not directly related to the future operations of the Acquisition Properties. Interest expense has been included in the Historical Summary to the extent that a bond payable is assumed in connection with the acquisition of the Acquisition Property. Operating expenses include payroll, utilities, advertising and other general and administrative costs. Management is not aware of any material factors relating to these Acquisition Properties that would cause this financial statement not to be indicative of future operating results as related to revenue and certain expenses.

                                   (Continued)

                       MID-AMERICA CAPITAL PARTNERS, L.P.

         NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS INCOME AND DIRECT OPERATING EXPENSES FOR CERTAIN MULTIFAMILY ACQUISITION PROPERTIES

         The accompanying combined historical summary of gross income and direct operating expenses for certain multifamily acquisition properties was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in registration statement on Form S-3 of Mid-America Capital Partners, L.P. and excludes material amounts that would not be comparable to those resulting from the proposed future operations of the properties.

         INCOME RECOGNITION

         Revenues from rental property are recognized when due from tenants. Leases are generally for one year or less.

         INTERIM UNAUDITED FINANCIAL INFORMATION

         The accompanying unaudited financial information includes revenues and certain expenses of the Acquisition Properties from January 1, 1997 to the earlier of September 30, 1997 or the date of acquisition by MAALP. The unaudited information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly the historical statement of revenues and certain expenses for the period have been included. The results of operations for such interim period are not necessarily indicative of the results for the full year.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the Bonds registered hereby.

            Registration fee to the SEC.............................. $ 44,250
            Rating Agency Fees.......................................
            Printing expense.........................................
            Accounting fees and expenses.............................
            Legal fees and expenses..................................
            Trustees Fees............................................
            Miscellaneous expenses...................................
                                                                      ---------
            Total.................................................... $
                                                                      =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Certificates of Incorporation of the General Partner and the Depositor obligate General Partner and the Depositor, respectively, to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Delaware law. The Delaware General Corporation Law ("DGCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at lest not opposed to its best interests and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

      Any indemnification by the General Partner or the Depositor pursuant to the provisions of their respective Certificates of Incorporation Charter described above shall be paid out of the assets of the General Partner or the Depositor, as the case may be, and shall not be recoverable from the shareholders of such entities. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. The General Partner and the Depositor will purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

      The DGCL permits the Certificate of Incorporation of a Delaware corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) for unlawful distributions that exceed what could have been distributed without violating the DGCL or the corporation's charter. The Certificates of Incorporation of the Depositor and the General Partner, respectively contain a provision eliminating the personal liability of its directors or officers to the General Partner or the Depositor or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

ITEM 16.  EXHIBITS.

EXHIBITS
NUMBER       DESCRIPTION
------       -----------
 1.1*       Underwriting Agreement

 3.1        Certificate of Limited Partnership of Mid-America Capital Partners,
            L.P.

 3.2 Limited Partnership Agreement between MAAC, Inc., as General Partner and Mid-America Apartments, L.P., a limited partner relating to the formation of Mid-America Capital Partners, L.P., a Delaware limited partnership

 3.3        Certificate of Incorporation of MAACP, Inc.

 3.4        Bylaws of MAACP, Inc.

 3.5        Certificate of Incorporation of Mid-America Finance, Inc.

 3.6        Bylaws of Mid-America Finance, Inc.

 4.1* Form of Amended and Restated Indenture among Mid-America Capital Partners, L.P. and Mid-America Apartments, as issuer and La Salle National Bank, as Trustee

 4.2* Form of Trust Agreement between Mid-America Finance, Inc. as depositor and La Salle National Bank, as Trustee

 4.3*       Form of Certificate

 4.4*       Form of Bond

 5.1* Opinion of Baker, Donelson, Bearman & Caldwell, a professional corporation

10.1 Cash Collateral Account Security, Pledge and Assignment Agreement among Mid-America Capital Partners, L.P. and Mid-America Apartments, L.P. and First Union Bank, and Morgan Stanley Mortgage Capital, Inc., and La Salle National Bank dated November 21, 1997

10.2        Form of Deed of Trust, Assignment of Leases and Rents and Security
            Agreement

12.1*       Statement re: Computation of Ratio of Earnings to Fixed Charges

23.1        Consent of KPMG Peat Marwick L.L.P.

23.2        Consent of KPMG Peat Marwick L.L.P.

23.3* Consent of Baker, Donelson, Bearman & Caldwell, a professional corporation (included in Exhibit 5.1)

23.4*       Consent of Cushman & Wakefield

23.5*       Consent of Creative Project Management, Inc.

24.1        Power of Attorney (included on signature page)

25.1*       Statement of Eligibility and Qualification of Indenture Trustee on
            Form T-1
___________________
*To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

      (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (b) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirement of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on December 16, 1997.

                                    MID-AMERICA CAPITAL PARTNERS, L.P.
                                    a Delaware limited partnership (Registrant)

                                    By:  MAACP, Inc.
                                    Its:   General Partner

                                    By:/s/ SIMON R.C. WADSWORTH
                                           Simon R.C. Wadsworth, President

                                    By:/s/ LYNN A. JOHNSON
                                           Lynn A. Johnson, Secretary-Treasurer

                                    MID-AMERICA FINANCE, INC.,
                                    a Delaware corporation (Registrant)

                                    By:/s/ SIMON R.C. WADSWORTH
                                           Simon R. C. Wadsworth, President

                                    By:/s/ LYNN A. JOHNSON
                                           Lynn A. Johnson, Secretary-Treasurer

                                POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints Simon R.C. Wadsworth and Lynn A. Johnson, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                                     TITLE                                             DATE
     ---------                                                     -----                                             ----
/s/ GEORGE E. CATES                             Director of General Partner and Depositor                    December 16, 1997
    George E. Cates

/s/ HOWARD EDDINGS, JR.                         Independent Director of General Partner and Depositor        December 16, 1997
    Howard Eddings, Jr.

/s/ H. ERIC BOLTON, JR.                         Director of General Partner and Depositor                    December 16, 1997
    H. Eric Bolton, Jr.

/s/ SIMON R.C. WADSWORTH                        President of General Partner Depositor                       December 16, 1997
    Simon R. C. Wadsworth

/s/ LYNN A. JOHNSON                             Secretary-Treasurer of General Partner and Depositor         December 16, 1997
    Lynn A. Johnson

/s/ STEPHEN M. CARPENTER                        Independent Director of General Partner and Depositor        December 16, 1997
    Stephen M. Carpenter

                               INDEX TO EXHIBITS

EXHIBITS
NUMBER       DESCRIPTION
------       -----------
 1.1*       Underwriting Agreement

 3.1        Certificate of Limited Partnership of Mid-America Capital Partners,
            L.P.

 3.2 Limited Partnership Agreement between MAAC, Inc., as General Partner and Mid-America Apartments, L.P., a limited partner relating to the formation of Mid-America Capital Partners, L.P., a Delaware limited partnership

 3.3        Certificate of Incorporation of MAACP, Inc.

 3.4        Bylaws of MAACP, Inc.

 3.5        Certificate of Incorporation of Mid-America Finance, Inc.

 3.6        Bylaws of Mid-America Finance, Inc.

 4.1 Form of Amended and Restated Indenture among Mid-America Capital Partners, L.P. and Mid-America Apartments, as issuer and La Salle National Bank, as Trustee

 4.2 Form of Trust Agreement between Mid-America Finance, Inc. as depositor and La Salle National Bank, as Trustee

 4.3*       Form of Certificate

 4.4*       Form of Bond

 5.1* Opinion of Baker, Donelson, Bearman & Caldwell, a professional corporation

10.1 Cash Collateral Account Security, Pledge and Assignment Agreement among Mid-America Capital Partners, L.P. and Mid-America Apartments, L.P. and First Union Bank, and Morgan Stanley Mortgage Capital, Inc., and La Salle National Bank dated November 21, 1997

10.2        Form of Deed of Trust, Assignment of Leases and Rents and Security
            Agreement

12.1*       Statement re: Computation of Ratio of Earnings to Fixed Charges

23.1        Consent of KPMG Peat Marwick L.L.P.

23.2        Consent of KPMG Peat Marwick L.L.P.

23.3* Consent of Baker, Donelson, Bearman & Caldwell, a professional corporation (included in Exhibit 5.1)

23.4*       Consent of Cushman & Wakefield

23.5*       Consent of Creative Project Management, Inc.

24.1        Power of Attorney (included on signature page)

25.1*       Statement of Eligibility and Qualification of Indenture Trustee on
            Form T-1
___________________
*To be filed by amendment.